                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

   Filed by the Registrant [X]

   Filed by a Party other than the Registrant [_]

   Check the appropriate box:
   [_] Preliminary Proxy Statement

   [_] Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2)

   [X] Definitive Proxy Statement

   [_] Definitive Additional Materials

   [_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             TNP ENTERPRISES, INC.
              (Name of Registrant as Specified In Its Certificate)

                                      N/A

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [_] No fee required.

   [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies:
          Common Stock, no par value per share

       2) Aggregate number of securities to which transaction applies:
          13,412,615(1)

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          $44.00(2)

       4) Proposed maximum aggregate value of transaction: $590,155,060

       5) Total fee paid: $118,031.01

   (1) Total number of shares of Common Stock estimated to be outstanding as of June 30, 1999.

   (2) Pursuant to Rule 0-11, the filing fee was computed on the basis of a $44.00 per share cash merger consideration.

   [X] Fee paid previously with preliminary materials.

   [_] Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1) Total number of shares of Common Stock estimated to be outstanding as of June 30, 1999.

       2) Pursuant to Rule 0-11, the filing fee was computed on the basis of a $44.00 per share cash merger consideration.

       3) Filing Party: TNP Enterprises, Inc.

       4) Date Filed: July 6, 1999

                  [LOGO OF TNP ENTERPRISES, INC. APPEARS HERE]

                            4100 International Plaza
                            Fort Worth, Texas 76109
                                 (817) 731-0099

                                August 11, 1999

To Our Shareholders:

   We invite you to attend a Special Meeting of the shareholders of TNP Enterprises, Inc. ("TNP") to be held at 11:00 a.m., Central Daylight Time, on September 22, 1999, at Will Rogers Memorial Center, South Texas Room, One Amon Carter Square, Fort Worth, Texas.

   The purpose of the Special Meeting is to consider and vote upon the merger of ST Acquisition Corp. ("Sub"), a Texas corporation and a wholly owned subsidiary of SW Acquisition, L.P. , a Texas limited partnership ("Parent"), with and into TNP pursuant to a merger agreement among TNP, Parent and Sub. As a result of the merger, TNP will continue as the surviving corporation and become a wholly-owned subsidiary of Parent, and TNP's shareholders will be entitled to receive in cash $44.00 for each share of TNP common stock they own.

   Your Board of Directors has carefully reviewed and considered the terms and conditions of the proposed merger. The Board has also received a written opinion dated May 24, 1999 and confirmed as of the date of the Proxy Statement from Warburg Dillon Read LLC ("Warburg Dillon Read"), TNP's financial advisor. Warburg Dillon Read's opinion addresses the fairness from a financial point of view (as of such date and confirmed as of the date of the Proxy Statement) of the consideration the shareholders will receive in the merger. You are urged to read, understand and consider the discussions of all of these factors set forth in the Proxy Statement in determining whether to vote for or against the merger. A copy of Warburg Dillon Read's opinion, which has been confirmed as of the date of this Proxy Statement, is attached as Appendix B to the Proxy Statement.

   Based on its review of the terms and conditions of the merger, the Board has determined that the merger is fair and in the best interests of TNP and the TNP shareholders and unanimously recommends that you vote "FOR" adoption of the merger agreement and approval of the merger.

   We have included details of the proposed merger and other material information in the Proxy Statement. Please review the Proxy Statement carefully. At least two-thirds of the outstanding shares of common stock must vote in favor of the proposal for its approval. As a result, your failure to vote will have the same effect as a vote against the merger agreement and the merger. Accordingly, your vote is very important. We urge you to complete, sign and date the enclosed proxy or voting instruction card and return it in the enclosed return envelope, whether or not you plan to attend the Special Meeting. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

   Please do not send any stock certificates at this time. You will receive instructions regarding the surrender of your stock certificate(s) and receive payment for your shares of common stock after the effective time of the merger.

   If you have any questions prior to the Special Meeting or need further assistance, please call Georgeson Shareholder Communications, Inc. at (800) 233-2064.

                                          Sincerely,
                                          /s/ KEVERN R. JOYCE
                                          Kevern R. Joyce
                                          Chairman of the Board of Directors,
                                          President and Chief Executive
                                          Officer

        PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

                  [LOGO OF TNP ENTERPRISES, INC. APPEARS HERE]

                            4100 International Plaza
                            Fort Worth, Texas 76109
                                 (817) 731-0099

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        To Be Held on September 22, 1999

   To the Shareholders of TNP Enterprises, Inc.:

   A Special Meeting of shareholders (the "Special Meeting") of TNP Enterprises, Inc., a Texas corporation ("TNP"), will be held on September 22, 1999, at 11:00 a.m., Central Daylight Time, at Will Rogers Memorial Center, South Texas Room, One Amon Carter Square, Fort Worth, Texas, for the following purposes:

  1. To consider and vote upon a proposal to (a) adopt the Agreement and Plan of Merger, dated as of May 24, 1999, and as amended dated August 9, 1999, by and among SW Acquisition, L.P., a Texas limited partnership ("Parent"), ST Acquisition Corp., a Texas corporation and a wholly owned subsidiary of Parent ("Sub"), and TNP, and (b) approve the merger of Sub with and into TNP as contemplated by the merger agreement. Subject to the terms and conditions of the merger agreement, at the effective time of the merger, each share of common stock, no par value per share, of TNP outstanding immediately prior to the effective time (other than shares held in treasury by TNP or owned by Parent, or any subsidiary of TNP or Parent, and shares held by shareholders of TNP who have validly exercised and perfected appraisal rights under Texas law) will be automatically converted into the right to receive $44.00 in cash, as more fully described in the accompanying Proxy Statement; and

  2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

   The attached Proxy Statement contains information about the matters to be acted upon at the Special Meeting and summarizes the merger agreement, a copy of which appears as Appendix A to the accompanying Proxy Statement.

   The Board of Directors has fixed the close of business on August 3, 1999, as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof. Only holders of record of shares of TNP common stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting.

   The proxy holders will vote the shares of common stock represented by properly executed proxies as directed on the proxy card. If no directions are given, proxies will be voted "FOR" adoption of the merger agreement and approval of the merger.

   Shareholders who do not vote in favor of the merger and who otherwise comply with the requirements and procedures set forth in Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act (the "TBCA") may be entitled to seek an appraisal of their shares and to obtain the "fair value" of their shares instead of receiving $44.00 in cash per share. See "The Merger--Appraisal Rights of Dissenting Shareholders," in the Proxy Statement and the full text of which is included as Appendix C to the Proxy Statement.

   The South Texas Room is located on the main level of the Amon G. Carter, Jr. Exhibits Hall at the Will Rogers Memorial Center. To reach the Amon G. Carter, Jr. Exhibits Hall, travel on Interstate 30 approximately 3 miles west of downtown Fort Worth to the Montgomery Street exit (Exit 11). Turn north on Montgomery Street. The second traffic light is Burnett/Tandy Drive. Turn east on Burnett/Tandy. The Amon G. Carter, Jr. Exhibits Hall is the second building on the left. Free parking is available near the front entrance of the Amon G. Carter, Jr. Exhibits Hall.

   Your vote is important, regardless of the number of shares you may hold. Please vote as soon as possible to make sure that your shares are represented at the Special Meeting, whether or not you expect to attend the Special Meeting. To grant your proxy to vote your shares, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed return envelope. You may, of course, attend the Special Meeting, revoke your proxy and vote in person even if you already returned your proxy card. If you do not vote, it will have the same effect as a vote against approval and adoption of the merger agreement and the merger.

                                         By Order of the Board of Directors

                                         /s/ PAUL W. TALBOT

                                         Paul W. Talbot
                                         Secretary

Fort Worth, Texas
August 11, 1999

                  [LOGO OF TNP ENTREPRISES, INC. APPEARS HERE]

                            4100 International Plaza
                            Fort Worth, Texas 76109
                                 (817) 731-0099

                                PROXY STATEMENT
                                      For
                        SPECIAL MEETING OF SHAREHOLDERS
                        To Be Held on September 22, 1999

   This Proxy Statement relates to the proposed merger of ST Acquisition Corp. ("Sub"), a Texas corporation and wholly owned subsidiary of SW Acquisition, L.P., a Texas limited partnership ("Parent"), with and into TNP Enterprises, Inc., a Texas corporation ("TNP"), pursuant to the Agreement and Plan of Merger dated as of May 24, 1999, and as amended dated August 9, 1999, by and among Parent, Sub and TNP. Parent and Sub are each newly formed entities that were organized by an investor group led by Dr. William J. Catacosinos ("Dr. Catacosinos"), the former chairman and chief executive officer of Long Island Lighting Company, and by Canadian Imperial Bank of Commerce (collectively with its affiliates, "CIBC") for the purpose of entering into the merger agreement. The investor group consists primarily of institutional investors, some of which are affiliated with Dr. Catacosinos or CIBC. Upon the effective time of the merger, TNP will no longer be publicly held, and TNP's common stock will no longer be traded on the New York Stock Exchange (the "NYSE").

   Subject to the terms and conditions of the merger agreement, at the effective time of the merger, (i) each share of TNP common stock, no par value, outstanding immediately prior to the effective time of the merger (other than shares held in treasury by TNP or owned by Parent, or any subsidiary of TNP or Parent, and shares held by shareholders of TNP who have validly exercised and perfected appraisal rights under Texas law) will be automatically converted into the right to receive $44.00 in cash, (ii) Sub will be merged with and into TNP, and (iii) TNP will continue as the surviving corporation and become a wholly owned subsidiary of Parent.

   TNP is furnishing this Proxy Statement to holders of shares of TNP common stock in connection with the solicitation of proxies by its Board of Directors (the "Board") for use at a special meeting of TNP shareholders (the "Special Meeting") to be held on September 22, 1999. TNP is mailing this Proxy Statement and the accompanying form of proxy to its shareholders beginning August 11, 1999.

   At the Special Meeting, TNP shareholders will be asked to adopt the merger agreement and approve the merger. The Board has determined that the merger is fair and in the best interest of TNP and TNP's shareholders and has unanimously approved the merger agreement and the merger and unanimously recommends that you vote "FOR" the adoption of the merger agreement and approval of the merger.

   No one has been authorized to give any information or to make any representations other than those contained in this Proxy Statement in connection with the solicitation of proxies made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by TNP or any other person.

Dated as of August 11, 1999.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER......................................   1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...................   4

SUMMARY.....................................................................   5
  The Parties...............................................................   5
    TNP.....................................................................   5
    Parent..................................................................   5
    Sub.....................................................................   5
  The Special Meeting.......................................................   5
    Date, Time and Place....................................................   5
    Purposes of the Special Meeting.........................................   5
    Record Date; Shares Entitled to Vote....................................   6
    Quorum..................................................................   6
    Vote Required...........................................................   6
    Security Ownership of Management........................................   6
  The Merger................................................................   6
    Effect of the Merger....................................................   6
    Background of the Merger................................................   6
    Recommendation of the Board.............................................   6
    Opinion of Financial Advisor to TNP.....................................   6
    Financing for the Merger................................................   7
  Terms of the Merger Agreement.............................................   7
    Effective Time of the Merger............................................   7
    Certain Conditions to the Merger........................................   7
    Manner and Basis of Converting Shares...................................   8
    Stock Option Plans......................................................   8
    No Solicitation.........................................................   9
    Termination of the Merger Agreement.....................................   9
    Termination Fees and Expenses...........................................  10
  Interests of Certain Persons in the Merger................................  11
    Executive Officers......................................................  11
    Bonus and Incentive Awards..............................................  12
    Severance Agreements....................................................  12
    Indemnification.........................................................  12
  Regulatory Filings and Approvals..........................................  12
  Federal Income Tax Consequences...........................................  12
  Appraisal Rights of Dissenting Shareholders...............................  12
  Market Price Data.........................................................  13
  Selected Financial Data of TNP............................................  14

THE SPECIAL MEETING.........................................................  15
  Date, Time and Place......................................................  15
  Purposes of the Special Meeting...........................................  15
  Record Date and Outstanding Shares........................................  15
  Voting and Revocation of Proxies..........................................  15
  Quorum....................................................................  15
  Vote Required.............................................................  15
  Solicitation of Proxies...................................................  16
  Other Matters.............................................................  16

THE MERGER..................................................................  16
  The Parties...............................................................  16
    TNP.....................................................................  16
    Parent..................................................................  16
    Sub.....................................................................  16
  Background................................................................  16
  TNP's Reasons for the Merger; Recommendation of the Board.................  19
  Opinion of Financial Advisor to TNP.......................................  21
    Discounted Cash Flow Analysis...........................................  22
    Generally Comparable Trading Analysis...................................  22
    Generally Comparable Acquisition Analysis...............................  23
  Interests of Certain Persons in the Merger................................  24
    Executive Officers......................................................  24
    Bonus and Incentive Awards..............................................  25
    Severance Agreements....................................................  25
    Indemnification.........................................................  26
  Financing for the Merger..................................................  26
    Partnership Subscription Agreements.....................................  27
    Senior Preferred Stock..................................................  27
    Senior Subordinated Notes...............................................  29
    Senior Debt Commitment Letter...........................................  30
    Backstop Commitment Letter..............................................  31
  Federal Income Tax Consequences...........................................  33
  Accounting Treatment......................................................  34
  Existing Relationships with Parent........................................  34
  Appraisal Rights of Dissenting Shareholders...............................  34

TERMS OF THE MERGER AGREEMENT...............................................  36
  Effective Time of the Merger..............................................  36
  Manner and Basis of Converting Shares.....................................  37
  Stock Options.............................................................  38
  Conditions to the Merger..................................................  39
  Representations and Warranties............................................  41
  Certain Covenants Relating to Conduct of Business Prior to the Merger.....  42
  No Solicitation...........................................................  43
  Certain Post-Merger Matters...............................................  44
  Additional Agreements in the Merger Agreement.............................  45
  Termination of the Merger Agreement.......................................  46
  Termination Fees and Expenses.............................................  48

REGULATORY APPROVALS........................................................  49
  Antitrust Considerations..................................................  50
  Federal Power Act.........................................................  50
  Public Utility Commission of Texas........................................  50
  New Mexico Public Regulation Commission...................................  51
  Public Utility Holding Company Act of 1935................................  51
  Affiliate Contracts.......................................................  51
  Other Regulatory Matters..................................................  51

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS..............  53

INDEPENDENT ACCOUNTANTS.....................................................  54

SHAREHOLDER PROPOSALS.......................................................  54

AVAILABLE INFORMATION.......................................................  54

INCORPORATION BY REFERENCE..................................................  54

 APPENDIX A  -- Agreement and Plan of Merger

 APPENDIX B  -- Opinion, and Confirmation of Opinion, of Warburg Dillon Read
                LLC

 APPENDIX C  -- Provisions of the Texas Business Corporation Act Relating to
                Appraisal Rights of Dissenting Shareholders

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:What will be the effect of the merger?

A: TNP will be merged with Sub, which is a wholly-owned subsidiary of Parent.
   TNP will continue as the surviving company and become a wholly-owned subsidiary of Parent. TNP will no longer be publicly held, and TNP common stock will no longer be traded on the NYSE.

Q:Why did the Board approve the merger?

A: The Board considered a number of factors in approving the merger, including

  . the Board's review and analysis of TNP's business, current and future financial condition, current earnings and earnings prospects, as well as the competitive business environment and changing regulatory environment facing a relatively small utility such as TNP;

  . the premium that the shareholders will receive for each share of TNP common stock;

  . the financial presentation of Warburg Dillon Read, including its opinion dated May 24, 1999, to the Board as to the fairness of the merger consideration from a financial point of view to the holders of TNP common stock;

  .  historical market prices of TNP's common stock; and

  . other factors, as described in "The Merger--TNP's Reasons for the Merger; Recommendation of the Board."

Q:What will I receive for my TNP shares after the merger is completed?

A: Each shareholder (except for shareholders who have validly exercised and perfected appraisal rights under Texas law) will be entitled to receive $44.00 in cash for each share of TNP common stock.

Q:What do I need to do now?

A: Just mail your signed and completed proxy card in the enclosed return envelope as soon as possible, so that your shares can be voted at the Special Meeting.

Q:If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should contact your broker and ask what directions your broker will need from you. Your broker will not be able to vote your shares without instructions from you.

Q:Can I change my vote after I have mailed my signed proxy card?

A: Yes. You can change your vote at any time before your proxy is voted at the Special Meeting. You can do this in one of three ways. First, you can attend the special meeting and vote in person. Your attendance alone will not, however, revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. Second, you can complete and submit a new proxy card. Third, you can send a written notice stating that you would like to revoke your proxy.

Q:Should I send in my stock certificates now?

A: No. After the merger is completed you will receive written instructions for exchanging your shares of TNP common stock for the cash payment.

Q:What happens to my future dividends?

A: We plan to continue paying dividends on TNP common stock until the closing of the merger. We expect to pay these future dividends at approximately the same time and rate per share as we paid during the last year. However, the Board will continue to evaluate TNP's financial condition, earnings and dividend policy, and we cannot assure that dividend payments will continue in the future.

Q:Do I have appraisal rights for my TNP common stock if the merger is completed?

A: Yes. If you wish to exercise your appraisal rights, you must file a written objection to the merger with TNP prior to the Special Meeting, you must not vote in favor of the merger and you must follow certain procedures described in this proxy statement. If you comply with these procedures, you will have the right to have an independent valuation made of your shares and receive the amount of the valuation in exchange for your shares instead of the $44.00 per share as provided in the merger. The amount you will receive if you exercise your appraisal rights may be equal to, more than or less than $44.00 per share.

Q:What will happen if TNP's shareholders do not approve the merger agreement?

A: If TNP's shareholders do not approve the merger agreement, management and the Board will continue to operate TNP as before, and may consider other strategic alternatives. However, if the shareholders do not approve the merger, TNP (with certain exceptions) will be required to pay Parent $10 million, constituting reimbursement of Parent's and Sub's expenses. In addition, if TNP enters into any agreement to sell TNP with another party within one year after the termination of the merger agreement, TNP may be required to pay Parent a termination fee of $20 million.

Q:What happens if I do not send in my proxy or if I abstain from voting?

A: If you do not send in your proxy, if you do not instruct your broker to vote your shares, or if you abstain from voting, it will have the same effect as a vote against the merger.

Q:What are the tax consequences of the merger to shareholders?

A: In general, a shareholder will recognize gain or loss for federal income tax purposes to the extent of the difference between the cash received and the holder's tax basis in the shares of TNP common stock exchanged for cash.

Q:What regulatory approvals are needed?

  Before the merger can be completed, we must, in addition to receiving shareholder approval, among other things:

  . await the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

  .  receive approval from the Federal Energy Regulatory Commission; and

  . receive approvals from state utility regulatory agencies in Texas and New Mexico.

Q:What other conditions are there to the completion of the merger?

A: The Merger will not be completed if certain conditions are not met or otherwise waived, including, but not limited to:

  .  TNP shareholders do not approve the merger;

  .  a material adverse change in TNP occurs;

  . a final regulatory order results in a rate plan significantly less favorable to TNP than the Texas Transition to Competition Plan and TNP's rate plans in the State of New Mexico on the date of the merger agreement;

  . all conditions to the financing arrangements of Parent and Sub to effect the merger have not been satisfied; and

  . other conditions, as described in "Terms of the Merger Agreement-- Conditions to the Merger."

Q:What are the conditions to Parent and Sub's financing arrangements?

A: The financing of the merger, which will provide Parent and Sub with the cash needed to pay for the merger consideration to TNP shareholders and other expenses, is subject to various conditions such as:

  .  TNP meeting certain financial tests;

  .  the continued operation of TNP in its ordinary course of business;

  . Parent and each investor in Parent not being subject to regulation as a registered public utility holding company under the Public Utility Holding Company Act of 1935; and

  . all consents and regulatory approvals for the merger having been obtained.

Q:When do you expect the merger to be completed?

A: We hope to complete the merger by the first quarter of 2000. We are working toward completing the merger as quickly as possible, and to the extent that the regulatory approvals are received and other conditions are satisfied prior to that time, we intend to complete the merger earlier. However, the timing and likelihood of obtaining the regulatory approvals described above are uncertain.

Q:Who can help answer my questions?

A: If you have more questions about the merger, you should contact:

       Georgeson Shareholder Communications, Inc.
       Telephone: (800) 233-2064

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

   The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

 (i) Certain statements, including possible or assumed future results of operations of TNP, contained in "The Merger--Background," "The Merger-- TNP's Reasons for the Merger; Recommendation of the Board" and "The Merger--Opinion of Financial Advisor to TNP," including any forecasts, projections and descriptions of anticipated cost savings referred to therein, and certain statements incorporated by reference from documents filed with the Securities and Exchange Commission (the "SEC") by TNP and any statements contained herein or therein regarding the outcome of current and future rate/regulatory proceedings, the continued application of regulatory accounting principles, future cash flows, the potential recovery of stranded costs, future business prospects, revenues, working capital, liquidity, capital needs, interest costs, income or the effects of the merger;

 (ii) any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "estimates," "projects" or similar expressions; and

 (iii) other statements contained or incorporated by reference herein regarding matters that are not historical facts.

   Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date hereof.

   Among the factors that could cause actual results to differ materially are:
(i) changes in regulations affecting TNP's business; (ii) results of regulatory proceedings, including those to approve the merger and related transactions;
(iii) changes in capital markets generally or in the markets for securities similar to those which Parent and Sub intend to issue to finance the merger;
(iv) changes in general business and economic conditions, particularly in the geographic areas in which TNP does business; (v) increased competition from other energy suppliers as well as from alternative forms of energy; (vi) changes in the availability and pricing of purchased power supplies; (vii) the impact of legislation in the states that TNP serves that affects the regulation of its business; and (viii) other risks detailed from time to time in the reports filed with the SEC by TNP.

   The cautionary statements contained or referred to in this Proxy Statement should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by TNP or persons acting on its behalf. Except for its ongoing obligations to disclose material information as required by the federal securities laws, TNP undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                    SUMMARY

   The following is a summary of information contained elsewhere in this Proxy Statement and its appendices. You should refer to the more detailed information contained in or incorporated by reference into this Proxy Statement; this summary is qualified in its entirety by such information. TNP urges shareholders to read this Proxy Statement and its appendices carefully and in their entirety. Unless the context requires otherwise, the term "TNP" means TNP Enterprises, Inc. and its subsidiaries. Capitalized terms used without definition are, unless otherwise indicated, defined in the merger agreement and used in this Proxy Statement with such meanings. The summary of the merger agreement (as amended, the "merger agreement")contained in this summary is not complete, and reference is made to the merger agreement, which is attached hereto as Appendix A.

The Parties

   TNP. TNP was organized as a holding company in 1984 and transacts business through its subsidiaries. Its primary subsidiary, Texas-New Mexico Power Company ("TNMP"), is a public utility engaged in generating, purchasing, transmitting, distributing and selling electricity to its customers in Texas and New Mexico. Each of TNP and TNMP is a Texas corporation. Their executive offices are located at 4100 International Plaza, P.O. Box 2943, Fort Worth, Texas 76113, and their telephone number is (817) 731-0099.

   Parent. Parent was formed as a Texas limited partnership on May 21, 1999 by an investor group led by Dr. William J. Catacosinos ("Dr. Catacosinos"), the former chairman and chief executive officer of Long Island Lighting Company, and by CIBC for the purpose of entering into the merger agreement. Parent has not engaged in any business activity other than in connection with the merger agreement. Substantially all of its assets consist of subscription agreements pursuant to which the general partner and limited partners of Parent have subscribed for $100 million in partnership interests. The general partner of Parent is SW I Acquisition GP, L.P., a Texas limited partnership, which is ultimately controlled by Dr. Catacosinos. The initial limited partners in the partnership are CIBC, Caravelle Investment Fund, L.L.C., an investment fund managed by CIBC ("Caravelle"), Continental Casualty Company, an indirect subsidiary of Loews Corporation ("CCC"), and Laurel Hill Capital Partners, LLC ("Laurel Hill"), an entity controlled by Dr. Catacosinos. Additional limited partners, consisting of institutional investors, may be admitted to Parent prior to or following the merger as a result of sales by certain initial limited partners of a portion of their rights to subscribe for partnership interests in Parent; however no such sale will relieve any limited partner of its obligation to pay the full amount for which it has subscribed. See "The Merger--Financing for the Merger." Parent's principal address is 2 Robbins Lane, Suite 201, Jericho, New York 11753, and its telephone number is (516) 933-3100.

   Sub. Sub was incorporated under the laws of the State of Texas on May 21, 1999 as a wholly-owned subsidiary of Parent for the purpose of entering into the merger agreement. Sub has not engaged in any business activity other than in connection with the merger agreement. Substantially all of its assets consist of commitment letters pursuant to which certain institutions have agreed to provide to Sub a portion of the financing required to consummate the merger. See "The Merger--Financing for the Merger." Sub's principal address is 2 Robbins Lane, Suite 201, Jericho, New York 11753, and its telephone number is
(516) 933-3100.

The Special Meeting

   Date, Time and Place. The Special Meeting will be held on September 22, 1999, at Will Rogers Memorial Center, South Texas Room, One Amon Carter Square, Fort Worth, Texas, commencing at 11:00 a.m. Central Daylight Time.

   Purposes of the Special Meeting. At the Special Meeting, TNP's shareholders will consider and vote upon a proposal to adopt the merger agreement and approve the merger. TNP's shareholders will also consider and vote upon such other matters as may properly come before the Special Meeting.

   Record Date; Shares Entitled to Vote. Only holders of record of shares of TNP common stock at the close of business on August 3, 1999 (the "Record Date"), are entitled to notice of and to vote at the Special Meeting. On such date, there were 13,415,566 shares of TNP common stock outstanding, each of which is entitled to one vote on each matter to be acted upon at the Special Meeting.

   Quorum. Holders of a majority of shares of TNP common stock outstanding and entitled to vote must be present at the Special Meeting, either in person or by proxy, in order to constitute a quorum and conduct any business.

   Vote Required. The affirmative vote of the holders of at least two-thirds of the common stock outstanding at the Special Meeting is required under the Texas Business Corporation Act (the "TBCA") to adopt the merger agreement and to approve the merger. Abstentions and broker non-votes will have the same effect as a vote against adoption of the merger agreement and against approval of the merger.

   Security Ownership of Management. As of the Record Date, the directors and executive officers of TNP and their affiliates owned 184,187 shares of TNP common stock, or approximately 1.4% of the shares entitled to vote at the Special Meeting.

The Merger

   Effect of the Merger. At the effective time of the merger, Sub will merge with and into TNP. TNP will continue as the surviving corporation (the "Surviving Corporation") and become a wholly owned subsidiary of Parent. Subject to the terms and conditions of the merger agreement, at the effective time of the merger, each share of TNP common stock outstanding at the effective time of the merger (other than shares held in treasury by TNP or owned by Parent, or any subsidiary of TNP or Parent and shares held by shareholders of TNP who have validly exercised and perfected appraisal rights under Texas law) will be automatically converted into the right to receive $44.00 in cash (the "Merger Consideration"), and all current holders of TNP common stock will cease to have any equity interest in, or possess any rights as shareholders of, TNP.

   Background of the Merger. For a description of the events leading to the approval of the merger by the Board, see "The Merger--Background."

   Recommendation of the Board. The Board has unanimously determined that the merger is fair and in the best interest of TNP and the TNP shareholders and recommends that TNP's shareholders adopt the merger agreement and approve the merger. See "The Merger--Background" and "--TNP's Reasons for the Merger; Recommendation of the Board."

   Opinion of Financial Advisor to TNP. In deciding to approve the merger, one of the factors that the Board considered was the opinion of its financial advisor, Warburg Dillon Read LLC ("Warburg Dillon Read"), that, as of the date of such opinion and based upon and subject to certain matters stated in such opinion, the consideration to be received by the holders of TNP common stock was fair to such shareholders from a financial point of view. Warburg Dillon Read initially provided its opinion on May 24, 1999 (the date of the execution of the merger agreement) and has confirmed its opinion in writing as of the date of this Proxy Statement. TNP urges its shareholders to carefully read Warburg Dillon Read's opinion and such confirmation, which are attached as Appendix B to this Proxy Statement, to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Warburg Dillon Read in rendering such opinion. See "The Merger--Opinion of Financial Advisor to TNP." The opinion of Warburg Dillon Read is directed to the Board and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Special Meeting.

   Financing for the Merger. The total financing for the merger (including related costs and expenses) will be approximately $1.068 billion. Of this amount, approximately $590 million will be required to pay the Merger Consideration and up to approximately $428 million may be required to refinance certain indebtedness of TNMP that may become due or that TNMP may be required to repurchase as a result of the change of control of TNP contemplated by the merger. Sub intends to obtain all funds needed for the consummation of the merger through capital contributions from Parent and through borrowing under credit facilities more fully described below. Parent and Sub have received commitment letters with respect to such facilities (the "Commitment Letters") to provide funding on the terms and conditions specified therein. Because financing is a condition to the merger, each condition to funding set forth in the Commitment Letters (and the Partnership Subscription Agreements discussed below) is effectively a condition to Parent's and Sub's obligations to effect the merger. There are numerous conditions to these financings, and there can be no assurance that such conditions will be satisfied or waived or that such financings will be made available to Parent or Sub, as the case may be. These Commitment Letters have been filed by TNP in a Current Report on Form 8-K dated August 10, 1999. See "Incorporation by Reference."

   When they executed the merger agreement, Parent and Sub delivered to TNP executed copies of (1) subscription agreements (the "Partnership Subscription Agreements") from the general partner of Parent, CIBC, Caravelle, CCC and Laurel Hill (the "Partnership Investors") to commit the common equity financing in the amount of $100 million to provide Parent and Sub with a portion of the funds necessary to consummate the transactions contemplated by the merger agreement, (2) a commitment letter (the "Preferred Stock Bridge Commitment Letter") from CIBC, The Chase Manhattan Bank ("Chase"), CCC and Laurel Hill (the "Preferred Stock Investors" and, together with the Partnership Investors, the "Equity Investors") to commit preferred equity financing in an additional amount of $100 million to provide Parent and Sub with a portion of the funds necessary to consummate the transactions contemplated by the merger agreement,
(3) commitment letters from CIBC, Chase and Chase Securities, Inc. ("CSI") to commit debt financing in an amount up to $868 million to provide Parent and Sub with all remaining funds necessary to consummate the transactions contemplated by the merger agreement.

   The Preferred Stock Bridge Commitment Letter and the Commitment Letters for the Debt Financing (as defined below) expire in February 2000. To the extent necessary and subject to certain conditions contained in the merger agreement, Parent will use its best efforts to extend these Commitment Letters for an additional six months. However, there can be no assurance that the merger can be consummated by February 2000, that these Commitment Letters will be extended beyond such date or that the merger can be consummated by August 2000. See "The Merger--Financing for the Merger."

Terms of the Merger Agreement

   Effective Time of the Merger. The parties expect that the effective time of the merger will occur on the third business day following the satisfaction or waiver of the conditions to the merger contained in the merger agreement. The merger will become effective when the Secretary of State of the State of Texas issues a Certificate of Merger.

   Certain Conditions to the Merger.

   The obligations of Parent and Sub to consummate the merger are subject to the satisfaction of certain conditions, including the following:

  . the adoption of the merger agreement and approval of the merger by the shareholders of TNP;

  . obtaining all required approvals and final orders by any governmental or regulatory authority;

  . the satisfaction of all conditions to the availability of the Equity Financing (as defined below) and the Debt Financing, and the receipt of the proceeds of such financings by Parent or Sub, as the case may be, including, without limitation, TNP meeting certain financial tests, the continued operation of TNP in its ordinary course of business and that Parent and each Partnership Investor and Sub lender not be subject to regulation as a holding company under the Public Utility Holding Company Act of 1936, as amended ("PUHCA");

  . certain executive officers of TNMP entering into employment agreements satisfactory to Parent;

  . holders of not more than 5% of the outstanding shares of TNP common stock perfecting appraisal rights in accordance with the applicable provisions of the TBCA; and

  .  the accuracy of TNP's representations and warranties.

   For a description of these and other conditions, see "Terms of the Merger Agreement--Conditions to the Merger."

   Manner and Basis of Converting Shares. At the effective time of the merger, each issued and outstanding share of TNP common stock (other than the shares that are canceled as described in the following sentence and shares held by TNP shareholders who have validly exercised and perfected appraisal rights under Texas law) will automatically be converted into the right to receive $44.00 in cash. Any shares of TNP common stock that the Parent, Sub, or any subsidiary of Parent holds, or that TNP holds as treasury shares, will be canceled and cease to exist, and no consideration will be delivered or deliverable in exchange for such shares. This conversion will occur by virtue of the merger and without any action on the part of any holder of any capital stock of TNP, Parent or Sub.

   In order to receive the cash amount of $44.00 per share, shareholders must surrender for exchange their certificates representing their shares of TNP common stock (collectively, the "Certificates"). Prior to the effective time of the merger, Parent will appoint a bank or trust company to act as exchange and paying agent (the "Paying Agent") for the merger. At the closing of the merger, Parent will cause the Surviving Corporation to deposit with the Paying Agent, in a fund established for the benefit of the holders of TNP common stock, for payment through the Paying Agent, an amount of cash sufficient to pay to the shareholders of TNP the Merger Consideration.

   As soon as reasonably practicable after the effective time of the merger, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record of a Certificate or Certificates immediately prior to the effective time of the merger (i) a form of letter of transmittal and (ii) instructions for surrendering the Certificates in exchange for payment of the Merger Consideration.

   Stock Option Plans. The merger agreement provides that TNP will use reasonable efforts to terminate TNP's Non-Employee Director Stock Plan and TNP's Equity Incentive Plan as of the effective time of the merger. The merger agreement was amended on August 9, 1999, to require that TNMP's Thrift Plan for Employees be amended to prohibit the issuance or grant by TNP or any of its subsidiaries of any capital stock of TNP or any of its subsidiaries. There are no outstanding options to acquire TNP common stock.

   The merger agreement requires that TNP take all actions necessary to provide that restricted or performance stock granted under TNMP's Thrift Plan for Employees, TNP's Non-Employee Director Stock Plan and TNP's Equity Incentive Plan (the "TNP Option Plans") become fully vested and free of restrictions by the effective time of the merger. The merger agreement permits holders of restricted or performance stock grants to authorize TNP to retain a number of shares of TNP common stock from such grant to pay withholding taxes applicable to the vesting of such grant, in lieu of paying such amount in cash. The aggregate value of the withheld shares (based on $44.00 per share) must equal the amount of the withholding taxes.

   No Solicitation. The merger agreement restricts TNP, its subsidiaries and TNP's representatives generally from initiating, soliciting, or encouraging any other transaction that would result in a merger or the purchase of 10% or more of the outstanding shares of TNP common stock or the common stock of any of TNP's subsidiaries or the sale of any significant portion of the assets of TNP and its subsidiaries taken as a whole. See "Terms of the Merger Agreement--No Solicitation."

   Termination of the Merger Agreement. The merger agreement may be terminated at any time prior to the effective time of the merger:

     (1) by mutual written agreement of Parent and TNP;
     (2) by either party if the closing of the merger has not occurred by February 24, 2000 (provided that (i) the right to terminate will not be available to any party whose breach of any obligation under the merger agreement has been the cause of the failure of the effective time to occur on or before such date and (ii) if all conditions except for (a) the absence of any injunction by a governmental or regulatory authority prohibiting the merger, (b) the final approval of the Federal Energy Regulatory Commission ("FERC") of the merger or (c) obtaining other regulatory approvals have been satisfied or are capable of being satisfied by August 24, 2000, this date will be extended until August 24, 2000 (the "Extended Termination Date"));
     (3) by either party if the merger is not approved by TNP's shareholders;
     (4) by either party if there has been a material breach of the other party that has not been cured within 30 days following notice;
     (5) by either party if any court or other governmental authority issues a final order making the merger illegal or otherwise restricting or prohibiting the merger;
     (6) by either party if (a) all consents, approvals and actions to consummate the merger and the other matters contemplated by the merger agreement were not obtained or were obtained but have not become final orders (the failure of which to be obtained could be reasonably expected to have a material adverse effect on Parent and its subsidiaries or the Surviving Corporation and its subsidiaries or on the ability of Parent and TNP to consummate the transactions contemplated by the merger agreement) or
  (b) such final orders, individually or in the aggregate, contain terms or conditions that would have or would reasonably be expected to have a material adverse effect on the Surviving Corporation and its subsidiaries;
     (7) by TNP if the Board determines in good faith, based on advice of counsel, that termination of the merger agreement is required for the Board to comply with its fiduciary duties to shareholders imposed by law by reason of an unsolicited Alternative Proposal (as defined in "Terms of the Merger Agreement--No Solicitation") and TNP pays to Parent a termination fee of $20 million and expenses of $10 million;
     (8) by Parent if the Board withdraws its recommendation of the merger or recommends or takes no position with respect to an Alternative Proposal or if TNP amends its Amended and Restated Rights Agreement (the "Rights Plan") in an adverse manner to Parent, the Surviving Corporation or any of their respective subsidiaries or in a manner that would limit the ability of TNP, Parent or Sub to consummate the merger;
     (9) by TNP if any of the Commitment Letters, Partnership Subscription Agreements, Definitive Preferred Stock Agreements (as defined below) or Definitive Debt Financing Agreements (as defined below) are terminated at a time when Parent would not be entitled to terminate the merger agreement in the manner described under (2) through (6) or (8) above, and such financing commitments are not replaced within 10 business days of such termination as discussed under "Terms of the Merger Agreement--Termination of the Merger Agreement"; or
     (10) by Parent if there is a final order with respect to any required approval, or a change in or event relating to the order by the Public Utility Commission of Texas (the "PUCT") with respect to TNP's Texas Transition to Competition Plan, that could reasonably result in a rate plan that would be significantly less favorable to the Surviving Corporation than the Texas Transition Plan to Competition and the rate plans applicable to TNP in New Mexico on the date of the merger agreement.

   Termination Fees and Expenses. TNP will be required to pay Parent a termination fee of $20 million (the "Termination Fee"), plus $10 million (the "Expense Amount") constituting reimbursement of expenses incurred by Parent and Sub in connection with the merger agreement, in the event that any person or group has made an Alternative Proposal and the merger agreement is terminated:

     (1) by TNP because the Board has determined in good faith based on advice of counsel that termination of the merger agreement is required for the Board to comply with its fiduciary duties to shareholders imposed by law by reason of an unsolicited Alternative Proposal;

     (2) by the Parent because of a material breach by TNP that has not been cured within 30 days following notice;

     (3) by the Parent because (a) the Board has withdrawn its recommendation of the merger or has recommended or taken no position with respect to an Alternative Proposal or (b) if TNP has amended the Rights Plan in an adverse manner to Parent, the Surviving Corporation or any of their respective subsidiaries or in a manner that would limit the ability of TNP, Parent or Sub to consummate the merger;

     (4) by either party because the merger has not been approved by TNP's shareholders (and such Alternative Proposal has been made known to TNP's shareholders generally), and the Board recommends the Alternative Proposal or an agreement with respect to the Alternative Proposal is executed within one year of the termination of the merger agreement;

     (5) by either party because a court or other governmental entity has issued a final order making the merger illegal or otherwise restricting or prohibiting the merger, and the Board recommends the Alternative Proposal or an agreement with respect to the Alternative Proposal is executed within one year of the termination of the merger agreement;

     (6) by either party if (a) all consents, approvals and actions to consummate the merger and the other matters contemplated by the merger agreement were not obtained or were obtained but have not become final orders (the failure of which to be obtained could be reasonably expected to have a material adverse effect on Parent and its subsidiaries or the Surviving Corporation and its subsidiaries or on the ability of Parent and TNP to consummate the transactions contemplated by the merger agreement) or
  (b) such final orders, individually or in the aggregate, contain terms or conditions that would have or would reasonably be expected to have a material adverse effect on the Surviving Corporation and its subsidiaries, and the Board recommends the Alternative Proposal or an agreement with respect to the Alternative Proposal is executed within one year of the termination of the merger agreement;

     (7) by Parent if there is a final order with respect to any required approval, or a change in or event relating to the order by the PUCT with respect to TNP's Texas Transition to Competition Plan, that could reasonably result in any rate plan that would be significantly less favorable to the Surviving Corporation than the Texas Transition Plan to Competition and the rate plans applicable to TNP in New Mexico on the date of the merger agreement, and the Board recommends the Alternative Proposal or an agreement with respect to the Alternative Proposal is executed within one year of the termination of the merger agreement; or

     (8) by TNP because the closing of the merger has not occurred by February 24, 2000 (or by the Extended Termination Date, as applicable), and the Board recommends the Alternative Proposal or an agreement with respect to the Alternative Proposal is executed within one year of the termination of the merger agreement.

     TNP will be required to pay the Expense Amount to Parent if, under circumstances in which the amounts in the preceding paragraph are not payable, the merger agreement is terminated:

     (1) by either party on the Extended Termination Date because all regulatory and governmental approvals have not been obtained but all other conditions to the merger have been fulfilled or waived;

     (2) by either party because the requisite approval of TNP's shareholders has not been obtained;

     (3) by either party because a court or other governmental entity has issued a final order making the merger illegal or otherwise restricting or prohibiting the merger;

     (4) by either party because other than the filing of the Articles of Merger, all consents, approvals and actions of, filings with and notices to any governmental or regulatory authority or any other public or private third parties required of Parent, TNP or any of their respective subsidiaries to consummate the merger and the other matters contemplated by the merger agreement have not been obtained and become final, or such final orders, individually or in the aggregate, contain terms or conditions that would have, or would reasonably be expected to have a material adverse affect on the Surviving Corporation and its subsidiaries, taken as a whole;

     (5) by Parent because of a material breach by TNP that has not been cured within 30 days following notice;

     (6) by Parent because the Board has withdrawn its recommendation of the merger or has recommended or taken no position with respect to an Alternative Proposal or because TNP has amended the Rights Plan in an adverse manner to Parent, the Surviving Corporation or any of their respective subsidiaries or in a manner that would limit the ability of TNP, Parent or Sub to consummate the merger; or

     (7) by Parent if there is a final order with respect to any required approval, or a change in or event relating to the order by the PUCT with respect to TNP's Texas Transition to Competition Plan, that could reasonably result in any rate plan that would be significantly less favorable to the Surviving Corporation than the Texas Transition Plan to Competition and the rate plans applicable to TNP in New Mexico on the date of the merger agreement.

If a termination is as a result of (1), (3), (4) or (7) above, then the Expense Amount will be reduced to $7 million. In addition, the Expense Amount payable pursuant to this paragraph will be credited against amounts payable pursuant to the preceding paragraph. TNP will not be required to pay the Expense Amount if the payment of the amount is due as a result of (1) above if the failure to obtain any required regulatory approval is due solely to a lowering of the credit ratings of the senior debt securities of TNMP to a level below "investment grade," and such lowering was directly caused by the composition and terms of the Equity Financing and the Debt Financing. In addition, TNP will not be required to pay any Expense Amount if any Equity Investor would, upon consummation of the merger, become subject to regulation as a public utility holding company under PUHCA, and as a result, such Equity Investor terminates its obligations under any Commitment Letter, and TNP consequently terminates the merger agreement pursuant to clause (9) under "--Termination of the Merger Agreement" above.

Interests of Certain Persons in the Merger

   In considering the Board's recommendation that the shareholders vote in favor of the merger, shareholders should be aware that a number of TNP's executive officers have employment and other agreements providing for incentive compensation and severance payments in certain situations upon a change in control of TNP. As a result, these executive officers have interests in the merger that are different from, or in addition to, the interest of other shareholders. It is also expected that some of TNP's executive officers will have, prior to the closing of the merger, new employment agreements with TNP or TNMP. See "The Merger--Interests of Certain Persons in the Merger." The Board was aware of these interests and considered them, among other things, in approving the merger agreement.

   Executive Officers. After the merger, it is anticipated that most of the executive officers of TNMP will continue their employment with TNMP in their present positions. It is a condition to Parent's and Sub's obligations under the merger agreement that TNP and/or TNMP enter into an employment agreement with certain individuals, identified in the merger agreement. While Parent and Sub have had discussions with several of the executive officers regarding employment agreements, no definitive agreements have been made at this time.

   Bonus and Incentive Awards. TNP has previously granted certain of its executive officers bonus and incentive compensation awards, including awards pursuant to TNP's Equity Incentive Plan. The merger will trigger change of control provisions in these awards, and will result in the accelerated vesting of certain awards and the lapsing of certain transfer restrictions on restricted stock.

   Severance Agreements. TNMP has in place severance agreements with each of its executive officers and certain other employees. These agreements provide that severance and change in control benefits will become payable if certain qualifying terminations of employment occur after a change in control. The merger will constitute a change in control under these agreements. A condition to the closing of the merger, however, is that Parent must be reasonably satisfied, as of the closing date of the merger, that the aggregate cash amounts that could become payable under these agreements (including tax indemnification payments in respect of income or excise taxes) to certain executive officers as a result of (i) the merger agreement, (ii) the negotiation of the merger agreement or (iii) the consummation of the merger, cannot exceed $4,428,000, excluding incentive compensation, pension benefits and insurance. See "The Merger--Interests of Certain Persons in the Merger." It is anticipated that each of these officers and employees who elect to enter into new employment agreements will waive rights to payment pursuant to his or her severance agreement.

   Indemnification. In considering the recommendation of the Board with respect to the merger, TNP's shareholders should be aware that the merger agreement contains provisions with respect to indemnification of TNP's directors and officers.

Regulatory Filings and Approvals

   Parent and TNP must receive the approvals of certain federal and state regulatory agencies before the merger can be completed. At the federal level, these approvals include the approval of FERC. Additionally, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") must have expired. At the state level, the New Mexico Public Regulation Commission (the "NMPRC") must permit the acquisition of TNP common stock, resulting holding company structure and issuance of the loan pursuant to the Backstop Commitment Letter (as defined). The parties must also comply with certain notice requirements under New Mexico and Texas law and obtain certain PUCT findings. The Equity Financing (and therefore the completion of the merger) is conditioned on the Equity Investors and Parent, as a result of the transactions contemplated by the Partnership Subscription Agreements and the merger agreement, not reasonably being expected to be subject to regulation (i) as registered public utility holding companies under PUHCA, (ii) as public utility holding companies under the New Mexico Public Utility Act (the "NMPUA") (except for Parent, in certain situations) or (iii) as public utilities under the Federal Power Act.

Federal Income Tax Consequences

   The receipt of cash for shares of TNP common stock pursuant to the merger or to the exercise of appraisal rights will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under state, local and other tax laws. In general, a shareholder will recognize gain or loss for federal income tax purposes to the extent of the difference between the cash received and the holder's tax basis in the shares of TNP common stock exchanged for cash. For a discussion of these and other federal income tax considerations in connection with the merger, see "The Merger--Federal Income Tax Consequences." Holders of shares of TNP common stock are urged to consult their own tax advisors as to the tax consequences of the merger particular to them, including the applicability and effect of state, local and other tax laws.

Appraisal Rights of Dissenting Shareholders

   In connection with the merger, holders of shares of TNP common stock who comply with certain requirements and procedures set forth in Articles 5.11,
5.12 and 5.13 of the TBCA may be entitled to seek an appraisal of their shares and to obtain the "fair value" of their shares instead of the $44.00 in cash per share to be paid pursuant to the merger. See "The Merger--Appraisal Rights of Dissenting Shareholders," and the full text of those statutory provisions, which is included as Appendix C hereto.

Market Price Data

   TNP common stock is traded on the NYSE under the symbol "TNP." On May 24, 1999, the last trading day prior to the announcement by Parent and TNP that they had executed the merger agreement, the high, low and closing per share sales price of TNP common stock, as reported by the NYSE, was $34.94, $34.00 and $34.94, respectively. On August 10, 1999, the closing per share sales price of TNP common stock, as reported by the NYSE, was $36.75. Shareholders are urged to obtain current market quotations for TNP common stock.

                         SELECTED FINANCIAL DATA OF TNP
             (In thousands, except per share data and percentages)

   The following table presents selected consolidated financial data for TNP and its subsidiaries. The six months data was derived from TNP's unaudited quarterly financial statements, which can be found in TNP's Quarterly Report on Form 10-Q for the six months ended June 30, 1999. The data for the six months ended June 30, 1999 and 1998 do not necessarily provide information concerning the results of operations for the entire year. TNP derived the annual data from its audited financial statements, which can be found in TNP's Annual Reports on Form 10-K for the years ended December 31, 1998, 1997, 1996, 1995 and 1994. This data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes, as contained in TNP's Form 10-Ks and Form 10-Q.

                            At and For
                         Six Months Ended                        At and For
                             June 30,                 Fiscal Years Ended December 31,
                         ------------------  ------------------------------------------------------
                           1999      1998      1998      1997       1996        1995        1994
                         --------  --------  --------  --------  ----------  ----------  ----------
Consolidated Results:
 Operating revenues..... $262,153  $268,036  $586,493  $580,693  $  502,737  $  485,823  $  477,989
 Income (loss) from
  continuing operations
  before the cumulative
  effect of change in
  accounting............ $ 15,536  $ 10,961  $ 32,134  $ 42,561  $   26,150  $   33,060  $  (17,441)
 Net income (loss)...... $ 15,536  $  3,859  $ 19,424  $ 29,678  $   23,053  $   41,505  $  (17,441)
   Total assets......... $995,266  $995,230  $993,765  $991,926  $1,006,784  $1,030,433  $1,054,488
Common shares
 outstanding:
 Weighted average.......   13,372    13,214    13,244    13,083      11,465      10,901      10,750
 End of period..........   13,384    13,255    13,294    13,133      13,006      10,920      10,866
Per share of common
 stock:
 Earnings (loss) from
  continuing operations
  before the cumulative
  effect of change in
  accounting............ $   1.17  $   0.83  $   2.42  $   3.24  $     2.27  $     2.98  $    (1.70)
 Earnings (loss)........ $   1.17  $   0.29  $   1.46  $   2.26  $     2.00  $     3.75  $    (1.70)
 Cash dividends
  declared.............. $   0.58  $   0.54  $   1.10  $   1.00  $     0.93  $     0.82  $     1.22
 Book value............. $  23.92  $  22.55  $  23.19  $  22.71  $    21.41  $    19.91  $    17.01
Capitalization:
 Common shareholders'
  equity................ $320,087  $298,836  $308,294  $298,241  $  278,474  $  217,457  $  184,869
 Preferred stock........    1,844     3,240     3,060     3,240       3,420       3,600       8,680
 Long-term debt, less
  current maturities....  459,702   347,936   459,000   478,041     533,964     611,925     682,832
                         --------  --------  --------  --------  ----------  ----------  ----------
   Total
    capitalization...... $781,633  $650,012  $770,354  $779,522  $  815,858  $  832,982  $  876,381
                         ========  ========  ========  ========  ==========  ==========  ==========
Capitalization ratios:
 Common shareholders'
  equity................     41.0%     46.0%     40.0%     38.3%       34.1%       26.1%       21.1%
 Preferred stock........      0.2       0.5       0.4       0.4         0.4         0.4         1.0
 Long-term debt, less
  current maturities....     58.8      53.5      59.6      61.3        65.5        73.5        77.9
                         --------  --------  --------  --------  ----------  ----------  ----------
   Total
    capitalization......    100.0%    100.0%    100.0%    100.0%      100.0%      100.0%      100.0%
                         ========  ========  ========  ========  ==========  ==========  ==========

                              THE SPECIAL MEETING

Date, Time and Place

   The Special Meeting will be held on September 22, 1999, at the South Texas Room, Will Rogers Memorial Center, Fort Worth, Texas, commencing at 11:00 a.m. Central Daylight Time.

Purposes of the Special Meeting

   The purposes of the Special Meeting are to consider and vote upon (i) a proposal to adopt the merger agreement and approve the merger and (ii) such other matters as may properly be brought before the Special Meeting.

Record Date and Outstanding Shares

   Only holders of record of TNP common stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. On the Record Date, there were approximately 5,134 holders of record of the 13,415,566 shares of TNP common stock then issued and outstanding. Each share of TNP common stock entitles the holder thereof to one vote on each matter submitted for shareholder approval. See "Security Ownership of Management and Certain Beneficial Owners" for information regarding persons known to management of TNP to be the beneficial owners of more than 5% of the outstanding shares of TNP common stock. A complete list of the shareholders entitled to notice of, and to vote at, the Special Meeting will be available for examination at the offices of TNP in Fort Worth, Texas during normal business hours by any of TNP's shareholders, for any purpose germane to the Special Meeting, for a period of 10 days prior to the Special Meeting.

Voting and Revocation of Proxies

   A form of proxy for use by shareholders of TNP at the Special Meeting accompanies this Proxy Statement. All properly executed proxies that are received prior to or at the Special Meeting and not revoked will be voted at the Special Meeting in accordance with the instructions contained therein. If a holder of TNP common stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "FOR" adoption of the merger agreement and approval of the merger in accordance with the recommendation of the Board. In such event, the holder of such shares will not have the right to dissent from the merger and seek an appraisal of such holder's shares of TNP common stock. A shareholder of TNP who has executed and returned a proxy may revoke it at any time before it is voted at the Special Meeting by (i) executing and returning a proxy bearing a later date, (ii) filing written notice of such revocation with the Secretary of TNP stating that the proxy is revoked or (iii) attending the Special Meeting and voting in person.

Quorum

   The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of TNP common stock entitled to vote at the Special Meeting will constitute a quorum for the transaction of business.

Vote Required

   Adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of TNP common stock. On the Record Date, there were 13,415,566 shares of TNP common stock outstanding and entitled to vote at the Special Meeting. In determining whether the merger agreement and the merger have received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the merger.

Solicitation of Proxies

   In addition to solicitation by mail, the directors, officers, employees and agents of TNP may solicit proxies from the shareholders of TNP by personal interview, telephone, telegram or otherwise. TNP will bear the costs of the solicitation of proxies from its shareholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold of record voting securities of TNP for the forwarding of solicitation materials to the beneficial owners thereof. TNP will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, TNP has retained Georgeson Shareholder Communications, Inc., a proxy solicitation firm, to assist it in the solicitations of proxies from shareholders. TNP expects that costs for such solicitation services will be $10,000 plus $5.00 per telephone call made.

Other Matters

   At the date of this Proxy Statement, the Board does not know of any business to be presented at the Special Meeting other than as set forth in the notices attached to this Proxy Statement. If any other matters should properly come before the Special Meeting, it is intended that persons voting the shares represented by proxies will vote on such matters in accordance with their judgment.

                                   THE MERGER

The Parties

   TNP. TNP was organized as a holding company in 1984 and transacts business through its subsidiaries. Its primary subsidiary, TNMP, is a public utility engaged in generating, purchasing, transmitting, distributing and selling electricity to its customers in Texas and New Mexico. Each of TNP and TNMP is a Texas corporation. Their executive offices are located at 4100 International Plaza, P.O. Box 2943, Fort Worth, Texas 76113, and their telephone number is
(817) 731-0099.

   Parent. Parent was formed as a Texas limited partnership on May 21, 1999, by an investor group led by Dr. Catacosinos and by CIBC for the purpose of entering into the merger agreement. Parent has not engaged in any business activity other than in connection with the merger agreement. Substantially all of its assets consist of subscription agreements pursuant to which the general partner and limited partners of Parent have subscribed for $100 million in partnership interests. The general partner of Parent is SW I Acquisition GP, L.P., a Texas limited partnership, which is controlled by Dr. Catacosinos. The initial limited partners in the partnership are CIBC, Caravelle, CCC and Laurel Hill. Additional limited partners, consisting of institutional investors, may be admitted to Parent prior to or following the merger as a result of sales by certain initial limited partners of a portion of their rights to subscribe for partnership interests in Parent; however no such sale will relieve any limited partner of its obligation to pay the full amount for which it has subscribed. See "The Merger--Financing of the Merger." Parent's principal address is 2 Robbins Lane, Suite 201, Jericho, New York 11753, and its telephone number is
(516) 933-3100.

   Sub. Sub was incorporated under the laws of the State of Texas on May 21, 1999, as a wholly-owned subsidiary of Parent for the purpose of entering into the merger agreement. Sub has not engaged in any business activity other than in connection with the merger agreement. Substantially all of its assets consist of the Commitment Letters pursuant to which certain institutions have agreed to provide to Sub a portion of the financing required to consummate the merger. See "The Merger--Financing for the Merger." Sub's principal address is 2 Robbins Lane, Suite 201, Jericho, New York 11753, and its telephone number is
(516) 933-3100.

Background

   The electric utility industry is moving toward an increasingly competitive environment as a result of legislative and regulatory changes, technological advances, consumer demands and greater availability of natural gas. The significant changes in the electric utility industry have caused many companies in the industry, including TNP, to reevaluate their future strategy and options.

   At a meeting of the Board on August 10, 1998, the Board explored in general terms the future direction of TNP. The Board reviewed various options, such as acquisitions of other utilities, the sale of TNP or a sale of assets. The Board instructed Kevern Joyce, TNP's Chairman of the Board, President and Chief Executive Officer, to analyze these and other alternatives for further exploration by the Board.

   On August 28, 1998, Warburg Dillon Read, which acted as regular financial advisor to TNP, informed Mr. Joyce that a private investor group was interested in discussing the possible acquisition of TNP. Mr. Joyce indicated TNP's interest in conducting discussions with the group. On October 18, 1998, Warburg Dillon Read notified Mr. Joyce that the group consisted of CIBC, Chase and Dr. Catacosinos, and informed Mr. Joyce that the group continued to express an interest in an acquisition of TNP. Mr. Joyce again indicated that he was willing to meet with the group. A meeting among the parties was arranged by Warburg Dillon Read for November 5, 1998.

   Mr. Joyce informed the chairpersons of the Board's Audit, Compensation and Financial Committees on October 28, 1998, that he would be meeting with a third party concerning a possible acquisition of TNP. The chairpersons and Mr. Joyce discussed potential issues concerning this meeting.

   On November 5, 1998, Mr. Joyce and Manjit Cheema, Senior Vice President and Chief Financial Officer of TNP and TNMP, and Warburg Dillon Read met with Dr. Catacosinos, Paul Kovich of CIBC and Robert Gillham of Chase to evaluate the group's interest. General terms of a possible transaction were discussed.

   Mr. Joyce reported on the discussions of the November 5 meeting to TNP's directors at a meeting on November 10, 1998. Also present at this meeting were representatives of Warburg Dillon Read and Haynes and Boone, LLP, regular outside corporate and securities counsel to TNP. The consensus of the directors at the November 10 meeting was to pursue further discussions with the investor group. On November 11, 1998, TNP retained the services of Cahill Gordon & Reindel to serve as special corporate and securities counsel in connection with any prospective transaction.

   On November 11, 1998, TNP and the investor group entered into discussions concerning the terms of a confidentiality agreement. The final confidentiality agreement was signed on December 4, 1998, by TNP, CIBC and Dr. Catacosinos, and on December 7, 1998, by Chase. On December 8, 1998, the investor group commenced a due diligence review of TNP, including meetings with senior management of TNP. This due diligence continued until the merger agreement was executed.

   On December 10, 1998, Dr. Catacosinos and Mr. Joyce met at TNP to discuss utility regulatory issues in Texas, New Mexico and the southwestern United States. On December 14, 1998, TNP entered into an engagement letter with Warburg Dillon Read, pursuant to which Warburg Dillon Read agreed to act as financial advisor with respect to a possible sale of TNP.

   On January 28, 1999, Mr. Joyce provided the Board with a paper on possible strategic alternatives in response to the Board's request at the August 10, 1998 meeting. These alternatives were discussed at a meeting of the Board on February 10, 1999. The paper noted that the Board should strongly consider a strategic transaction for TNP because of certain limitations with respect to TNP's limited access to capital, TNP's size, and the rapid changes in the electric utility industry due to deregulation, competition and increased consolidation.

   Between February 10 and February 19, 1999, Warburg Dillon Read had a number of phone conversations with CIBC regarding the potential terms of a transaction. On February 19, 1999, Warburg Dillon Read informed Mr. Joyce that the investor group continued to be interested in the acquisition of TNP. The parties agreed to meet on February 24, 1999 to further discuss the general terms of a possible transaction. The Board and members of senior management held a conference call on February 23, 1999, in contemplation of the meeting to be held between TNP and the investor group on February 24. Mr. Joyce informed the Board that CIBC and Chase were in the process of obtaining approvals for financing commitments and conducting a due diligence review of TNP. Warburg Dillon Read described the likely financing that the investor group would need to obtain in order to complete the possible transaction. Warburg Dillon Read also noted that the number of other potential purchasers of TNP had likely diminished in recent years as a result of the focus on international and larger acquisitions by certain utilities that could be interested in acquiring TNP. Counsel to TNP discussed with the Board the typical terms of acquisitions of this type. The consensus of the Board was to continue discussions with the investor group. The parties again met on February 24, 1999, to discuss the terms of a possible transaction.

   On March 5, 1999, the Board and members of the senior management of TNP met at TNP to review the impact of proposed legislation in Texas and its possible effect on negotiations with the investor group. Counsel to TNP discussed with the Board its fiduciary duties in the context of a possible transaction with the investor group, and Warburg Dillon Read discussed with the Board a preliminary range of valuation of TNP. After these discussions, the Board instructed senior management to work with Warburg Dillon Read to solicit from potential acquirors of TNP (other than the private investor group) indications of interest in acquiring TNP in order to determine if there were other companies interested in acquiring TNP and at what prices such companies might be willing to pay.

   The investor group submitted a draft of a merger agreement to TNP on March 23, 1999. On April 9, 1999, TNP and its legal and financial advisors met with the investor group and its legal advisors to discuss the terms of the proposed merger agreement. The parties also discussed the proposed financing of the investor group and its potential effects on TNMP's credit ratings.

   The Board held a special meeting on April 12, 1999, at which Warburg Dillon Read and senior management discussed the results of the solicitations of interest from other companies requested by the Board. Warburg Dillon Read contacted five companies that it and TNP senior management had selected based on these companies' perceived interest in acquiring TNP and ability to do so. Of these five companies, two expressed no interest and one expressed an interest only in acquiring certain assets of TNP. The other two indications of interest were at price levels below that which the Board determined justified additional contacts. At this meeting, Mr. Joyce also reported on the status of legislation in Texas and New Mexico and summarized the discussions with the investor group at the April 9 meeting. Counsel to TNP also discussed with the Board the terms of the proposed merger agreement and the status of the negotiation thereof. Based on these discussions, the Board authorized senior management to continue pursuing the proposed sale of TNP with the investor group.

   On April 14, 1999, members of senior management of TNP along with legal counsel and representatives of Warburg Dillon Read met in New York City with the investor group and its legal counsel to discuss the merger agreement, the timing of the proposed transaction, related state and federal regulatory issues and the investor group's financing.

   On April 21 and 23, 1999, TNP and its legal and financial advisors held conference calls with the investor group and its legal counsel to continue to discuss these issues. At a meeting of the Board on April 23, 1999, Mr. Joyce updated the Board concerning the outstanding issues with respect to the proposed acquisition.

   On April 27, 1999, TNP's legal counsel met in New York with the investor group's legal counsel to discuss outstanding legal issues. On April 28, 1999, members of TNP's senior management, together with legal counsel and representatives of Warburg Dillon Read, met with the investor group and its legal counsel to continue negotiating the merger agreement. The parties also discussed the severance agreements of the executive officers of TNP and TNMP and the status of the investor group's financing.

   On April 29, 1999, Mr. Joyce discussed a proposed communications plan with respect to the proposed merger with representatives of Warburg Dillon Read and CIBC, and the public relations firms of the investor group and TNP. On April 30, 1999, Dr. Catacosinos and Mr. Joyce continued to negotiate business issues with respect to the acquisition. Also on April 30, 1999, representatives of TNP and CIBC met with a rating agency to discuss expected ratings of TNMP's debt after giving effect to the proposed merger.

   The Board met on May 2, 1999, to receive an update on the merger agreement, the meeting with the rating agencies, and issues relating to regulatory approvals. Counsel to TNP had previously provided the Board with a copy of the latest draft of the merger agreement, as well as a summary of the draft of the merger agreement, and a discussion regarding the status of negotiation of the merger agreement was also held during this meeting.

   On May 4, 1999, Mr. Joyce met with Dr. Catacosinos to discuss the proposed management of TNP and TNMP after the merger and means of assuring the retention of current officers of TNMP.

   On May 12, 1999, the parties and their respective legal counsel and financial advisors held a conference call to discuss the merger agreement, the financing commitments, the terms of employment of senior management and other issues with respect to the transaction. On May 18 through 20, 1999, TNP and CIBC again met or had telephone conferences with rating agencies concerning the debt ratings of TNMP.

   On May 21, 1999, the parties, along with their respective legal counsel and financial advisors, held a conference call to negotiate remaining unresolved issues with respect to the transaction and the merger agreement. On May 22, 1999, the Board met to receive an update with respect to the status of the transaction. Senior management informed the Board that the investor group expected to obtain its financing commitments by Monday, May 24, 1999. The Board also discussed the regulatory approval process with respect to the merger and the timing of the approvals. In addition, the Board discussed the terms of employment of senior management required by the investor group. Warburg Dillon Read provided the Board a presentation concerning the fairness of the proposed merger price of $44.00 price per share negotiated by the parties and informed the Board that it would be able to deliver an opinion concerning the fairness of such price from a financial point of view on Monday, May 24, if the Board then approved the transaction.

   On May 24, 1999, the remaining issues with respect to the merger agreement were resolved, including the obtaining of financing commitments by the investor group. On this date, the Board held a special meeting by conference call. Warburg Dillon Read delivered to the Board an oral opinion, which was followed by a written opinion dated as of May 24, 1999, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration to be received pursuant to the merger agreement was fair to TNP's shareholders from a financial point of view. See "--Opinion of Financial Advisor to TNP." The Board unanimously (1) determined that it was in the best interest of TNP and its shareholders for TNP to enter into the merger agreement, (2) determined that the terms of the merger were fair to, and in the best interests of, the shareholders of TNP, and (3) authorized, approved and adopted the proposed merger agreement and the execution and delivery of the merger agreement. The parties executed and delivered the merger agreement that evening.

TNP's Reasons for the Merger; Recommendation of the Board

   In determining to approve and recommend shareholders' approval of the merger, and in reaching its determination that the merger is fair to and in the best interests of TNP shareholders, the Board held discussions and consulted with TNP's executive officers and its legal and financial advisors. The Board believes that the merger will maximize shareholder value and provide shareholders with a significant premium for the TNP common stock. The Board considered several factors, including, without limitation, the following:

     (1) the Board's review and analysis of TNP's business, current and future financial condition, current earnings and earnings prospects, as well as the competitive business environment and changing regulatory environment facing a relatively small utility such as TNMP;

     (2) the per share cash consideration of $44.00 to be paid in the merger, which represents a premium for TNP common stock of approximately 30% over the per share closing price on May 21, 1999, the last trading day prior to the date of the merger agreement, and approximately 40.8% over the closing price on the trading day that was four weeks prior to the date of the merger agreement;

     (3) the financial presentation of Warburg Dillon Read, including its opinion dated May 24, 1999, and confirmed as of the date of this Proxy Statement, to the Board as to the fairness of the Merger Consideration from a financial point of view to the holders of TNP common stock as described below in "--Opinion of Financial Advisor to TNP";

     (4) historical market prices of TNP common stock;

     (5) the results of the solicitation of indications of interest from potential acquirors of TNP discussed above under "--Background";

     (6) the views expressed by senior management and TNP's financial advisor that the investor group was unwilling to pay more than $44.00 per share;

     (7) a review of the possible alternatives to a sale of TNP, including pursuing non-regulated businesses, the prospects of continuing to operate as a small independent utility or acquiring other smaller distribution companies and electrical cooperatives, the value to shareholders of such alternatives and the timing and likelihood of actually achieving additional value from these alternatives, and the possibility that TNP's future performance and changes in prevailing interest rates might lead to a share price having a lower value than the Merger Consideration;

     (8) the offer was accompanied by equity and financing commitments, subject to usual conditions for financings of this type as described elsewhere in this proxy statement (see "--Financing for the Merger");

     (9) the terms of the merger agreement, including the right of the Board to terminate the merger agreement prior to its approval by the holders of TNP common stock in the exercise of its fiduciary duties in connection with receipt by TNP of a proposal superior to that given by Parent;

     (10) the fact that, because Parent is not subject to traditional utility regulation, fewer issues exist from a regulatory standpoint, such as market power, synergies and costs of services, than may exist with other potential acquirors that are in the electric utility industry;

     (11) the likelihood of consummation of the merger, including an assessment of the risks associated with obtaining necessary authorizations from federal and state regulatory authorities and the risks associated with the conditions to the debt and equity financing commitments and the possibility of the merger not being consummated even if approved by shareholders;

     (12) the fact that the affirmative vote of two-thirds of the outstanding shares of TNP common stock is required to approve and adopt the merger agreement;

     (13) the intention of Parent to not lay off employees following the merger and the directors' belief that most of TNMP's management will remain in place; and

     (14) the fact that the merger will permit TNP to continue to operate TNMP as a stand-alone local utility with a community-focused strategy.

   In view of the wide variety of factors considered in connection with its evaluation of the proposed merger, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the foregoing factors. The Board viewed its position and recommendation as being based on the totality of the information presented to and considered by it. While the foregoing discussion of the information and factors considered by the Board is not intended to be all-inclusive, it does constitute a summary of all material information considered by the Board in determining to recommend approval of the merger.

   The Board believes that each of the factors described above supported its conclusion that the merger is in the best interests of TNP and its shareholders.

   The Board has unanimously determined that the merger is fair to and in the best interests of the holders of TNP common stock and has approved the merger. The Board unanimously recommends that holders of TNP common stock vote FOR approval of the merger.

Opinion of Financial Advisor to TNP

   Warburg Dillon Read delivered to the Board its written opinion, dated May 24, 1999, to the effect that, and based upon and subject to the assumptions, limitations and qualifications set forth therein, as of the date thereof, the consideration to be received by the holders of TNP common stock pursuant to the merger agreement is fair from a financial point of view. The full text of Warburg Dillon Read's opinion, which has been confirmed as of the date of this Proxy Statement, is attached as Appendix B to this Proxy Statement and is incorporated herein by reference. The Warburg Dillon Read opinion describes the assumptions made, matters considered and limits on the review undertaken. It does not constitute a recommendation to any holder of TNP common stock as to how such holder should vote at the Special Meeting. Holders of TNP common stock are urged to read the opinion in its entirety. The following summary of the Warburg Dillon Read opinion is qualified in its entirety by reference to the full text of such opinion.

   In arriving at its opinion, Warburg Dillon Read has, among other things: (i) reviewed certain business and historical financial information relating to TNP,
(ii) reviewed certain financial forecasts and other data provided by TNP, (iii) conducted discussions with members of the senior management of TNP with respect to its business and prospects, (iv) reviewed publicly available financial and stock market data of utilities generally comparable to TNP, (v) reviewed the financial terms of certain transactions involving electric utilities generally comparable to TNP, (vi) analyzed the value of TNP based upon a discounted cash flow analysis, (vii) reviewed certain pro forma projections that assumed the transaction had been completed, (viii) reviewed the merger agreement, (ix) contacted other potential purchasers with regard to the price they would be willing to pay to acquire TNP, and (x) conducted such other financial studies, analyses and investigations, and considered such other information, as it deemed necessary or appropriate.

   In connection with its review, at the direction of TNP, Warburg Dillon Read did not assume any responsibility for independent verification of any of the foregoing information and did, with TNP's consent, rely on its being complete and accurate in all material respects. With respect to the financial forecasts referred to above, Warburg Dillon Read, at the direction of TNP, assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future financial performance of TNP, and that those estimates would be materially achieved in the amounts and times stated therein. Further, Warburg Dillon Read's opinion is based on economic, monetary and market conditions existing on the date thereof and hereof.

   TNP did not place any limitations upon Warburg Dillon Read regarding the procedures to be followed or factors to be considered in rendering its opinion.

   No company, transaction or business used in the analysis described below under "Generally Comparable Trading Analysis" and "Generally Comparable Acquisition Analysis" is identical to TNP or the proposed transaction. Accordingly, an analysis of the results thereof necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors which could effect the transaction or the public trading or other values of the company or companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using generally comparable acquisition or generally comparable company data.

   In connection with rendering its opinion, Warburg Dillon Read considered a variety of valuation methods which are summarized below. While the following summary describes the material analyses, it does not purport to be a complete description of the analyses considered by Warburg Dillon Read in this regard.

   Discounted Cash Flow Analysis. Warburg Dillon Read performed a discounted cash flow valuation based upon projections furnished by the management of TNP. With respect to projections for TNP, Warburg Dillon Read assumed that such projections were reasonably prepared upon bases reflecting the best available estimates and judgments of the management of TNP. Utilizing these projections, Warburg Dillon Read discounted to present value, under assumed discount rates ranging from 7.25% to 8.75%, the free unleveraged cash flows through the year 2002 for TNP. Warburg Dillon Read added to this amount the present value, under assumed discount rates ranging from 7.25% to 8.75%, of the proceeds from the sale of TNP One, TNMP's generating plant, which Warburg Dillon Read assumed would occur on January 1, 2003. To approximate the future sales value of TNP One, Warburg Dillon Read discounted to January 1, 2003, under assumed discount rates ranging from 7.25% to 8.75%, the free unleveraged cash flows from year 2003 through year 2031 for TNP One. Warburg Dillon Read assumed that, as part of the regulatory settlement, 100% of the capital gains taxes and 70% to 90% of the stranded costs associated with the sale of TNP One would be recoverable. Lastly, Warburg Dillon Read discounted to present value, under assumed discount rates ranging from 7.25% to 8.75%, the free unleveraged cash flows from year 2003 through year 2007 of the transmission and distribution segment and applied terminal value multiples ranging from 6.5x to 7.0x year 2007 earnings before interest, taxes, depreciation and amortization ("EBITDA") (as indicated by generally comparable company trading analysis) for the transmission and distribution segment.

   This analysis indicated that the net after-tax present value of the future cash flows ranged from $36.46 to $44.95 per share of TNP common stock on a stand-alone basis.

   Generally Comparable Trading Analysis. Using publicly available information, Warburg Dillon Read compared, based upon market trading values at the time, multiples of certain financial criteria, such as net income, projected net income (mean earnings per share estimates for 1999 and 2000 reported by Institutional Brokers Estimate System or based on Institutional Brokers Estimate System estimates), cash flow from operations, EBITDA, earnings before interest and taxes ("EBIT") and book value, to certain other companies which, in Warburg Dillon Read's judgment, were generally comparable to TNP for the purposes of this analysis. The factors Warburg Dillon Read considered in selecting companies for comparison included size, geographic location, financial condition and scope of business operations.

   For TNP, two sets of companies were used in the comparison. The first set consisted of El Paso Electric Company, Pinnacle West Capital Corporation, Public Service Company of New Mexico and Unisource Energy Corporation. The second set, which consisted of all Texas related utilities, was Central & Southwest Corporation, New Century Energies Incorporated, Reliant Energy Incorporated and Texas Utilities Company. However, in Warburg Dillon Read's judgment, the first set of companies were more comparable to TNP. The trading ranges shown in the following paragraph are based on Warburg Dillon Road's judgment as to the appropriate comparability of the trading ranges of these companies to TNP.

   For the comparable companies, equity market values (defined as the market price per common share multiplied by the outstanding number of shares of common stock) as a multiple of each of the indicated statistics ranged from: (i) latest 12-month net income of 11.0x to 13.0x, compared to 17.9x for holders of TNP common stock as a result of the merger, (ii) projected 1999 earnings per share of 10.0x to 13.0x, compared to 16.5x for holders of TNP common stock as a result of the merger, (iii) projected 2000 earnings per share of 9.0x to 12.0x, compared to 15.2x for holders of TNP common stock as a result of the merger,
(iv) latest 12-months cash flow from operations of 4.0x to 5.5x, compared to 7.1x for holders of TNP common stock as a result of the merger and (v) book value of 1.1x to 1.6x, compared to 1.9x for holders of TNP common stock as a result of the merger. Net market capitalization (defined as equity market value plus the value of debt and preferred stock less cash and cash equivalents) as a multiple of each of the indicated statistics ranged from: (i) latest 12-month EBITDA of 5.5x to 7.0x, compared to 7.5x for holders of TNP common stock as a result of the merger and (ii) latest 12-month EBIT of 8.0x to 9.5x, compared to 10.7x for holders of TNP common stock as a result of the merger.

   Generally Comparable Acquisition Analysis. Using publicly available information, Warburg Dillon Read compared the premiums paid over the previous day's closing price (defined as the closing price one day before announcement of a transaction), the premiums paid over an unaffected stock price (defined as the closing price one month before announcement of a transaction) and the multiples of certain financial criteria in previous transactions which, in Warburg Dillon Read's judgment, were generally comparable to the merger for the purposes of this analysis. In selecting comparable transactions, Warburg Dillon Read, based on its judgment, included all electric utility acquisitions announced after January 1, 1996, and prior to May 24, 1999, excluding proposed transactions which were withdrawn by any or all of the parties involved. The list of transactions used in comparison consisted of Utilicorp United Incorporated's pending acquisition of St. Joseph Light & Power, New England Electric System's pending acquisition of Eastern Utilities Associates, National Grid Group PLC's pending acquisition of New England Electric System, Scottish Power PLC's pending acquisition of PacifiCorp, BEC Energy's pending acquisition of Commonwealth Energy Corporation, AES Corporation's pending acquisition of CILCORP Incorporated, CalEnergy Company Incorporated's acquisition of MidAmerican Energy Holdings Company, Consolidated Edison Incorporated's acquisition of Orange & Rockland Utilities, Nevada Power Company's acquisition of Sierra Pacific Resources, American Electric Power Company's pending acquisition of Central & Southwest Corporation, LG&E Energy Corporation's acquisition of KU Energy Corporation, Brooklyn Union Gas Company's acquisition of Long Island Lighting Company, Ohio Edison Company's acquisition of Centerior Energy Corporation, Delmarva Power & Light Company's acquisition of Atlantic Energy Incorporated, Enron Corporation's acquisition of Portland General Company (based on the terms of the amended and final agreement) and Western Resources Inc.'s pending acquisition of Kansas City Power & Light (based on the terms of the amended and current agreement).

   The premiums paid over the previous day's closing price ranged from 25% to 35% and over the closing price four weeks prior ranged from 25% to 35%. Based on a closing price for TNP as of May 21, 1999, holders of TNP common stock would receive a premium of 30.4% over the previous day's close and a premium of 40.8% over the closing price four weeks prior.

   For the comparable transactions, equity market values (defined as the market price per common share multiplied by the outstanding number of shares of common stock) as a multiple of the following statistics ranged from: (i) latest 12-months net income 16.0x to 19.0x, compared to 17.9x for holders of TNP common stock as a result of the merger, (ii) projected 1999 earnings per share of 15.0x to 18.0x, compared to 16.5x for holders of TNP common stock as a result of the merger, (iii) projected 2000 earnings per share of 13.0x to 17.0x, compared to 15.2x for holders of TNP common stock as a result of the merger,
(iv) latest 12-months cash flow from operations of 6.5x to 8.0x, compared to 7.1x for holders of TNP common stock as a result of the merger and (v) book value of 1.7x to 2.1x, compared to 1.9x for holders of TNP common stock. Net market capitalization (defined as equity market value plus the value of debt and preferred stock less cash and cash equivalents) as a multiple of (i) latest 12-month's EBITDA was 7.5x to 9.0x, compared to 7.5x for holders of TNP common stock and (ii) latest 12-month's EBIT ranged from 11.0x to 12.0x, compared to 10.7x for the holders of TNP common stock.

   The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to particular circumstances, and, therefore, the opinion and analysis are not readily susceptible to summary description. Accordingly, notwithstanding the separate factors and analyses summarized above, Warburg Dillon Read believes that its analysis must be considered as a whole and that selecting portions of its analysis and other factors it considered, without considering all factors and analyses, could create a misleading view of the evaluation process underlying its opinions. Warburg Dillon Read did not assign any particular weight to any analysis or factor it considered but, rather made qualitative judgments based on its experience in rendering such opinion and on economic, monetary and market conditions then present as to the significance and relevance of each analysis and factor. In its analyses, Warburg Dillon Read assumed relatively stable industry performance, regulatory environments and general business and economic conditions, all of which are beyond TNP's control.

Any estimates contained in Warburg Dillon Read's analyses do not necessarily indicate actual value, which may be significantly more or less favorable than stated therein. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold. In rendering its opinion, Warburg Dillon Read makes no recommendations to holders of TNP common stock with respect to how such holders should vote on the transaction discussed herein.

   Warburg Dillon Read is an internationally recognized investment banking firm which, as part of its investment banking business, regularly is engaged in evaluating businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Board selected Warburg Dillon Read on the basis of the firm's expertise and reputation.

   Pursuant to the engagement letter between TNP and Warburg Dillon Read, TNP paid Warburg Dillon Read for its services in connection with its rendering of a fairness opinion (i) $250,000 upon TNP's engagement of Warburg Dillon Read and
(ii) $1,250,000 upon the date that the Board orally requested Warburg Dillon Read's fairness opinion and Warburg Dillon Read advised the Board that it was prepared to render the opinion. TNP has also agreed to pay Warburg Dillon Read a transaction fee upon the consummation of a transaction equal to 0.75% of the aggregate amount of the Merger Consideration, against which the fee payable in
(ii) above is creditable. TNP has agreed to indemnify Warburg Dillon Read against certain liabilities, including liabilities under federal securities laws, relating to or arising out of its engagement.

   Warburg Dillon Read has, in the past, performed various investment banking services for TNP and its subsidiaries for which Warburg Dillon Read has been compensated, including acting as an underwriter for a debt offering of TNMP, serving as a financial advisor to TNP and its subsidiaries, and providing assistance to TNP with respect to its amendment of its Rights Plan. In the ordinary course of business, Warburg Dillon Read trades the debt and equity securities of TNP for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Certain Persons in the Merger

   In considering the Board's recommendation that the shareholders vote in favor of the merger, shareholders should be aware that a number of TNP's executive officers have employment and other agreements providing for incentive compensation and severance payments in certain situations upon a change in control of TNP. As a result, these executive officers have interests in the merger that are different from, or in addition to, the interest of other shareholders. It is also expected that some of TNP's executive officers will have, prior to the closing of the merger, new employment agreements with TNP or TNMP. The Board was aware of these interests and considered them, among other things, in approving the merger agreement.

   Executive Officers. After the merger it is anticipated that most of the executive officers of TNMP will continue their employment with TNMP in their present positions, and that Dr. Catacosinos will be the chairman of the board, president and chief executive officer of TNP. It is a condition to the closing of the merger agreement that TNP or TNMP enter into an employment agreement with an expected term of three years with certain executive officers named in the merger agreement. It is also a condition of the merger that TNP and TNMP enter into an employment agreement with at least six of eleven certain other officers named in the merger agreement. The merger agreement provides that TNP is to use its best efforts to enter into, and to use its best efforts to cause TNMP to enter into, an employment agreement with these persons.

   While Parent and Sub have had discussions with several of the executive officers regarding employment agreements, no definitive arrangements have been made at this time. Upon finalizing any of the employment agreements contemplated herein, TNP will disclose the employment terms in a Current Report on Form 8-K or other appropriate report filed with the SEC.

   Bonus and Incentive Awards. Each of TNP and TNMP have previously granted certain of its executive officers bonus and incentive compensation awards, and the change of control of TNP contemplated by the merger will modify these awards as described below.

   A letter agreement between TNMP and each of Kevern R. Joyce, John Edwards and Ralph Johnson provides that in the event of a change in control, each such executive officer will become fully vested in a supplemental pension benefit under TNMP's Excess Benefit Plan. The benefit will be accrued and vested as of the date of the change in control will constitute such a change of control or the date at which the executive would have been age 62, whichever benefit is greater. As of June 30, 1999, the ages of Kevern R. Joyce, John Edwards and Ralph Johnson were 52, 57 and 55, respectively.

   In January 1999, TNP entered into bonus agreements with certain executive officers and other employees providing for the payment of bonuses over the next one to four years. These agreements provide that if the executive or employee is terminated for certain reasons following a change in control constitute such a change of control, the unpaid portion of the bonus awarded under the agreement vests and is payable immediately. TNP expects that these agreements will be superseded by new employment agreements between these persons and TNMP that will replace these remaining bonus amounts with other compensation. With respect to awards under the TNP Equity Incentive Plan, the Plan provides that upon a change of control constitute such a change of control of TNP (i) all options become immediately exercisable; (ii) any restrictions on shares held will lapse; (iii) any performance share awards will be deemed to have been fully earned for the entire performance period as of the effective date of the change of control.

   Under the TNP Equity Incentive Plan, there are outstanding performance share award opportunities that are scheduled to be paid out after the end of the 1999, 2000 and 2001 fiscal years, restricted shares whose restrictions will expire at the end of 1999, and award opportunities made to some information services employees of TNMP. There are no options to purchase stock or other securities outstanding, either under this Plan or otherwise. Under the incentive compensation award agreements relating to outstanding awards and award opportunities, the change in control caused by the merger will have the following effects: (i) the existing restrictions on the stock granted under the Plan will lapse; (ii) the performance share award opportunities will be deemed to have been at target; and (iii) the performance share awards and certain stock awards will be deemed converted to cash awards in amounts equal to the value of the stock as of the date of the change of control event.

   If the closing of the merger had occurred on June 30, 1999, TNP's chief executive officer and each of the other four most highly compensated executive officers would have become entitled to a cash payment upon the closing of the merger of the following amounts representing (a) the value, at $44 per share, of performance share awards, at their target amounts; (b) 1999 short-term incentive plan awards that would vest upon such closing; and (c) the 1999 broad-based incentive awards that would vest upon such closing: Kevern R. Joyce, President and Chief Executive Officer of TNP and TNMP: $881,245, Jack Chambers, Senior Vice President of TNP and Senior Vice President and Chief Customer Officer of TNMP: $448,928; Manjit S. Cheema, Senior Vice President and Chief Financial Officer of TNP and TNMP: $404,371; John Edwards, Senior Vice President of TNP and Senior Vice President-Corporate Relations of TNMP:
$404,408; and Ralph S. Johnson, Senior Vice President of TNP and Senior Vice-President-Power Resources of TNMP: $404,270. The aggregate amount of all such payments to officers and key employees under such plans would be $6,004,426.

   Severance Agreements. TNMP has in place severance agreements with each of its executive officers and certain other employees. Under these agreements, severance and change in control benefits become payable if certain qualifying terminations of employment occur after a change in control. The merger will constitute a change in control under these agreements. A condition to the closing of the merger, however, is that Parent must be reasonably satisfied, as of the closing date of the merger, that the aggregate cash amounts that could become payable under these agreements (including tax indemnification payments in respect of income or excise taxes) to certain executive officers (named in the merger agreement) as a result of (i) the merger agreement, (ii) the negotiation of the merger agreement or (iii) the consummation of the merger, cannot exceed $4,428,000, excluding incentive compensation, pension benefits and insurance. It is anticipated that these officers and employees who elect to enter into new employment agreements will waive their rights to receive payment pursuant to their respective severance agreements.

   Indemnification. Until the fourth anniversary of the effective time of the merger, the Surviving Corporation will indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement or who becomes prior to the Effective Time, a director or officer of TNP or any of its subsidiaries (an "Indemnified Party") with respect to any Indemnified Liabilities (as that term is defined in the merger agreement), including all Indemnified Liabilities based on, or arising out of, or pertaining to the merger agreement.

   For a period of four years after the effective time of the merger, the Surviving Corporation will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by TNP (provided that the Surviving Corporation may maintain substitute policies with similar coverage).

Financing for the Merger

   The total financing for the merger (including related costs and expenses) will be approximately $1.068 billion. Of this amount, approximately $590 million will be required to pay the Merger Consideration and up to approximately $428 million may be required to refinance certain indebtedness of TNMP that may become due or that TNMP may be required to repurchase as a result of the change of control of TNP contemplated by the merger. The remainder will be available for the payment of expenses associated with the Merger. Sub intends to obtain all funds needed for the consummation of the merger through capital contributions from Parent and through borrowing under credit facilities described below. Parent and Sub have received the Commitment Letters with respect to such facilities that indicate the willingness of the parties thereto to provide funding on the terms and conditions specified therein. Because financing is a condition to the merger, each condition to funding set forth in the Commitment Letters and the Partnership Subscription Agreements is effectively a condition to Parent's and Sub's obligations to effect the merger. There are numerous conditions to these financings, and there can be no assurance that such conditions will be satisfied or waived or that such financings will be made available to Parent or Sub, as the case may be.

   The amount of financing committed under the Commitment Letters and the Partnership Subscription Agreements is as follows:

  .  equity financing of $200 million (the "Equity Financing"), consisting of

    (A) $100 million to be provided under the terms of the Partnership Subscription Agreements by the Partnership Investors, which then will be contributed to Sub by Parent, and

    (B) $100 million from the issuance by Sub of "high yield" Senior Preferred Stock, either to be (1) marketed through a private placement to certain institutional investors with terms and conditions consistent with then current market conditions or (2) issued under the terms of the Preferred Stock Bridge Commitment Letter to the Preferred Stock Investors; and

  .  debt financing of $868 million ("the Debt Financing"), consisting of

    (A) borrowings by Sub of $275 million either from (1) the issuance by Sub of "high yield" Senior Subordinated Notes to be marketed through a public offering or a private placement to certain institutional investors with terms and conditions consistent with then current market conditions or (2) CIBC and Chase (the "Senior Subordinated Lenders") on the terms set forth in a commitment letter (the "Senior Subordinated Bridge Loan Commitment Letter");

    (B) borrowings by Sub of $165 million from CIBC, Chase and CSI (the "Senior Debt Lenders") on the terms set forth in a commitment letter (the "Senior Debt Commitment Letter"); and

    (C) borrowings of up to $428 million by TNMP from CIBC, Chase and CSI (the "Backstop Lenders"), on the terms set forth in a commitment letter (the "Backstop Commitment Letter") to refinance any debt of TNMP that may become due or that TNMP may be required to repurchase as a result of the change of control of TNP contemplated by the merger.

   The definitive agreements and documents relating to the Senior Preferred Stock are referred to as the "Definitive Preferred Stock Agreements," and the definitive agreements relating to the Debt Financing are referred to as the "Definitive Debt Financing Agreements."

   Historically, markets for "high yield," non-investment grade securities similar to the Senior Preferred Stock and Senior Subordinated Notes have been subject to material adverse disruptions. Such a disruption could result in the failure to satisfy conditions under the Commitment Letters with respect to the Senior Preferred Stock and Senior Subordinated Notes, which contain "market outs."

   Each of the Preferred Stock Bridge Commitment Letter and the Senior Subordinated Bridge Loan Commitment Letter expires on February 24, 2000, and each of the Senior Subordinated Bridge Loan Commitment Letter and the Backstop Commitment Letter expires on February 22, 2000. To the extent necessary and subject to certain conditions contained in the merger agreement, Parent has agreed to use its best efforts to extend these Commitment Letters for an additional six months. However, there can be no assurance that the merger will be able to close by such dates or that any Commitment Letter will be extended beyond such dates.

   TNP has filed copies of the Commitment Letters in a Current Report on Form 8-K, dated August 10, 1999, with the SEC.

   Partnership Subscription Agreements. Pursuant to the Partnership Subscription Agreements, the Partnership Investors of Parent have subscribed for partnership interests in Parent in the aggregate amount of $100 million. Parent will contribute a portion of the proceeds from the subscriptions to Sub. The Partnership Investors consist of the general partner and the limited partners of Parent. SW I Acquisition GP, L.P., a Texas limited partnership, is the general partner of Parent and is controlled by Dr. Catacosinos. The initial limited partners of Parent are CIBC, Caravelle, CCC and Laurel Hill.

   The Partnership Subscription Agreements provide that each of CIBC, Caravelle and CCC may, subject to certain terms and conditions, sell part of its right to subscribe for the limited partnership interests in Parent prior to the consummation of the merger; provided, however, that no such sale by a limited partner shall relieve it of its obligations under the Partnership Subscription Agreement. The obligation of each Partnership Investor to fund its subscription is subject to the satisfaction of customary conditions and certain other conditions, including, but not limited to, (i) all consents, approvals, filings and notices to all governmental and regulatory authorities or third parties necessary to permit the Partnership Investors to perform their obligations have been obtained and are in full force and effect and (ii) neither Parent nor any Partnership Investor would be subject to regulation as a public utility holding company under PUHCA or as a public utility holding company under NMPUA (other than, in the case of Parent, under Section 62-6-12 thereof).

   Senior Preferred Stock. Sub has also received commitments to purchase $100 million of Senior Preferred Stock to finance the merger pursuant to the Preferred Stock Bridge Commitment Letter, which expires on February 24, 2000. The obligations of CIBC, Chase, CCC and Laurel Hill to purchase the Senior Preferred Stock as set forth in the Preferred Stock Bridge Commitment Letter are subject to the satisfaction of customary conditions and certain other conditions, including, but not limited to:

  . Sub has received a common equity investment of not less than $100 million, provided by the Partnership Investors through Parent, and the terms and conditions of such equity investments and any tax sharing arrangement are satisfactory to the purchasers;

  . there has not occurred since the date of the most recent financial statements of TNP a material adverse effect on the rights or remedies of the purchasers, or on the ability of Sub to perform its obligations to the purchasers or on the business, property, assets, nature of assets, liabilities, condition (financial or otherwise), results of operations or prospects of TNMP;

  . trading in securities on the NYSE or the American Stock Exchange has not been suspended or minimum or maximum prices have not been established on these exchanges;

  . no banking moratorium has been declared by New York or United States authorities;

  . there has been no outbreak or escalation of material hostilities between the United States and any other foreign power or an outbreak or escalation of any other material insurrection or armed conflict involving the United States or any other national or international calamity or emergency;

  . there has been no material change or disruption in the general financial, banking or capital markets of the United States that, in each case, in the reasonable judgment of the purchasers, would materially and adversely impair the ability to sell or place the Senior Preferred Stock;

  . the pro forma consolidated capital structure of Sub, TNMP and TNP after giving effect to the merger is consistent in all material respects with certain projections and the capital structure contemplated by the Preferred Stock Bridge Commitment Letter;

  . all governmental and third party approvals required by the merger agreement and any other material governmental and third party approvals required in connection with the financing contemplated by the Preferred Stock Bridge Commitment Letter have been obtained on reasonably satisfactory terms and are in full force and effect, and all applicable waiting periods have expired without any action being taken or threatened by any competent authority that would materially restrain, prevent or otherwise impose material adverse conditions on the financing thereof;

  . the purchasers are satisfied that the consolidated EBITDA of TNMP, TNP and their consolidated subsidiaries for the latest 12 month period for which relevant financial information is available equals at least $135 million and the Parent will provide support for such calculation of a nature that is satisfactory to the purchasers;

  . the purchasers have received a certificate of Sub satisfactory in form and substance to the purchasers, executed by the chief executive officer or chief financial officer of Sub that certifies the solvency of Sub and its subsidiaries after giving effect to the merger and the other transactions contemplated by the Preferred Stock Bridge Commitment Letter;

  . the purchasers have received within 120 days of the date of the Preferred Stock Bridge Commitment Letter a power market study by a satisfactory independent power marketing consultant, in form and substance satisfactory to the purchasers;

  . the purchasers have received within 120 days of the date of the Preferred Stock Bridge Commitment Letter an environmental audit with respect to certain real property owned or leased by TNP, TNMP and their subsidiaries from a firm acceptable to the purchasers, which audit does not reveal any material adverse change in TNP, TNMP and their subsidiaries; and

  . (i) Parent has engaged one or more investment banks that are satisfactory to the purchasers to publicly offer or privately place the Senior Preferred Stock, the proceeds of which will be used either, in lieu of issuing Senior Preferred Stock pursuant to the Preferred Stock Bridge Commitment Letter, to fund the merger or, if any Senior Preferred Stock issued pursuant to the Preferred Stock Bridge Commitment Letter is outstanding, to prepay in whole or in part such Senior Preferred Stock;
     (ii) Parent and Sub have also prepared an offering memorandum relating to the issuance of the Senior Preferred Stock at least 30 days prior to funding and the investment bankers have been afforded the opportunity to market and have marketed the Senior Preferred Stock pursuant to such offering memorandum for such a period as is customary to complete the sale of securities such as the Senior Preferred Stock; and (iii) Parent and Sub have used all reasonable commercial efforts to assist (and have obtained the agreement of TNP and TNMP to assist) the investment bankers in marketing the Senior Preferred Stock.

   The Preferred Stock Bridge Commitment Letter contemplates that Sub may offer and sell Senior Preferred Stock in a private placement on terms based on market conditions at the time of issuance, the provisions of which would replace or redeem, as the case may be, any Preferred Stock issued pursuant to the Preferred Stock Bridge Commitment Letter.

   Senior Subordinated Notes. Sub has received a letter commitment for $275 million on terms set forth in the Senior Subordinated Bridge Loan Commitment Letter. The obligations of the Senior Subordinated Lenders under the Senior Subordinated Bridge Loan Commitment Letter terminate on February 24, 2000. The obligations of the Senior Subordinated Lenders to fund the bridge loan as set forth in the Senior Subordinated Bridge Loan Commitment Letter are subject to the satisfaction of customary conditions and certain other conditions, including, but not limited to, the following:

  . Sub has received a common equity investment of not less than $100 million and a preferred equity investment of not less than $100 million, and the terms of such equity and any tax sharing arrangement are satisfactory to the Senior Subordinated Lenders;

  . there has not occurred since the date of the most recent financial statements of TNP a material adverse effect on the rights or remedies of the Senior Subordinated Lenders, or on the ability of TNMP, TNP and Sub to perform their obligations to the Senior Subordinated Lenders or on the business, property, assets, nature of assets, liabilities, condition (financial or otherwise), results of operations or prospects of TNMP;

  . trading in securities on the NYSE or the American Stock Exchange has not been suspended or minimum or maximum prices have not been established on these exchanges;

  . no banking moratorium has been declared by New York or United States authorities;

  . there has been no outbreak or escalation of material hostilities between the United States and any other foreign power or an outbreak or escalation of any other material insurrection or armed conflict involving the United States or any other national or international calamity or emergency;

  . there has been no material change or disruption in the general financial, banking or capital markets of the United States that, in each case, in the reasonable judgment of the Senior Subordinated Lenders, would materially impair the ability to sell or place the Senior Subordinated Notes or syndicate the bridge loan;

  . the pro forma consolidated capital structure of Sub, TNMP and TNP after giving effect to the merger is consistent in all material respects with certain projections and the capital structure contemplated by the Senior Subordinated Bridge Loan Commitment Letter;

  . all governmental and third party approvals required by the merger agreement and any other material governmental and third party approvals required in connection with the financing contemplated by the Senior Subordinated Bridge Loan Commitment Letter have been obtained on reasonably satisfactory terms and are in full force and effect, and all applicable waiting periods have expired without any action being taken or threatened by any competent authority that would materially restrain, prevent or otherwise impose material adverse conditions on the financing thereof;

  . the Senior Subordinated Lenders are satisfied that the consolidated EBITDA of TNMP, TNP and their consolidated subsidiaries for the latest 12 month period for which relevant financial information is available equals at least $135 million and the Parent will provide support for such calculation of a nature that is satisfactory to the Senior Subordinated Lenders;

  . the Senior Subordinated Lenders have received a certificate of Sub satisfactory in form and substance to the Senior Subordinated Lenders, executed by the chief executive officer or chief financial officer of Sub that certifies the solvency of Sub and its subsidiaries after giving effect to the merger and the other transactions contemplated by the Senior Subordinated Bridge Loan Commitment Letter;

  . the Senior Subordinated Lenders have received within 120 days of the date of the Senior Subordinated Bridge Loan Commitment Letter a power market study by a satisfactory independent power marketing consultant, in form and substance satisfactory to the Senior Subordinated Lenders;

  . the Senior Subordinated Lenders have received within 120 days of the date of the Senior Subordinated Bridge Loan Commitment Letter an environmental audit with respect to certain real property owned or leased by TNP, TNMP and their subsidiaries from a firm acceptable to the Senior Subordinated Lenders, which audit does not reveal any material adverse change in TNP, TNMP and their subsidiaries; and

  . (i) Parent has engaged one or more investment banks that are satisfactory to the Senior Subordinated Lenders to publicly offer or privately place the Senior Subordinated Notes, the proceeds of which will be used either, in lieu of the bridge loan, to fund the merger or, if the bridge loan is outstanding, to prepay in whole or in part the bridge loan; (ii) Parent and Sub have also prepared an offering memorandum relating to the issuance of the Senior Subordinated Notes at least 30 days prior to funding and the investment bankers have been afforded the opportunity to market and have marketed the Senior Subordinated Notes pursuant to such offering memorandum for such a period as is customary to complete the sale of securities such as the Senior Subordinated Notes; and (iii) Parent and Sub have used all reasonable commercial efforts to assist (and have obtained the agreement of TNP and TNMP to assist) the investment bankers in marketing the Senior Subordinated Notes.

   The Subordinated Bridge Loan Commitment Letter also contemplates that Sub may offer and sell Senior Subordinated Notes in a public offering or a private placement on terms based on market conditions at the time of issuance, the provisions of which would replace or redeem, as the case may be, any Senior Subordinated Notes issued pursuant to the Subordinated Bridge Loan Commitment Letter.

   Senior Debt Commitment Letter. The Senior Debt Lenders have committed to loan Sub $165 million pursuant to the Senior Debt Commitment Letter. The Senior Debt Lenders may syndicate the loan to other lenders. Of the $165 million to be loaned to Sub under the Senior Debt Commitment Letter, $140 million will be a term loan and the remaining $25 million will be a revolving loan. The obligations of the Senior Debt Lenders under the Senior Debt Commitment Letter terminate on February 22, 2000.

   The obligations of the Senior Debt Lenders to provide a loan pursuant to the Senior Debt Commitment Letter are subject to the satisfaction of customary conditions and certain other conditions, including, but not limited to, the following:

  . (i) Parent receives at least $100 million in cash from the issuance of partnership interests, and (ii) Sub receives at least $100 million in cash from the issuance of its common stock to Parent, at least $100 million in cash from the issuance of the Senior Preferred Stock to the Preferred Stock Investors, and at least $275 million from the issuance of the Senior Subordinated Notes or a drawdown under the bridge loan provided pursuant to the Senior Subordinated Bridge Loan Commitment Letter, each on terms and conditions reasonably satisfactory to the Senior Debt Lenders;

  . TNMP has obtained a loan pursuant to the Backstop Commitment Letter in the amount of $428 million on reasonably satisfactory terms and conditions, and any existing indebtedness of Sub and its subsidiaries due and payable as a result of the merger shall have been paid with amounts available under such loan;

  . all material governmental and third party approvals necessary or, in the reasonable discretion of CSI and CIBC, advisable in connection with the merger, the financing contemplated by the Senior Debt Commitment Letter and the continuing operations of Sub and its subsidiaries have been obtained on reasonably satisfactory terms and are in full force and effect, and all applicable waiting periods have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose material adverse conditions on the financing thereof;

  . the lenders have received reasonably satisfactory evidence that, insofar as can be reasonably foreseen, no final order with respect to any required approval, and no change in or event relating to the order by the PUCT dated September 4, 1998, could reasonably result in any rate plan that would be significantly less favorable to Sub and its subsidiaries than the Texas Transition Plan to Competition and the rate plans applicable to Sub and its subsidiaries in New Mexico on the date of the Senior Debt Commitment Letter;

  . the lenders have received reasonably satisfactory unaudited interim consolidated financial statements of TNP for each fiscal month and quarterly period ended after December 31, 1998, as to which such financial statements are available and such financial statements shall not reflect any material adverse change in the consolidated financial condition of TNP and its subsidiaries from what was reflected in the financial statements or projections previously furnished to the lenders;

  . the lenders are satisfied that consolidated EBITDA of TNP and its subsidiaries for the latest twelve-month period for which the relevant financial information is available is equal at least to $135 million and Sub shall provide support for such calculation of a nature that is satisfactory to the lenders for inclusion in marketing materials for the credit facilities to be provided pursuant to the Senior Debt Commitment Letter;

  . all actions required to perfect the administrative agent's security interest in the collateral under the credit facilities to be provided pursuant to the Senior Debt Commitment Letter have been completed;

  . the administrative agent is satisfied that the insurance programs maintained by TNMP and its subsidiaries are with financially sound and reputable insurance companies and that insurance is maintained on all property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or similar business;

  . the lenders have received a certificate of Sub, reasonably satisfactory in form and substance to the lenders, executed by the chief executive officer or chief financial officer of Sub, that certifies the solvency of Sub and its subsidiaries after giving effect to the merger and the other transactions contemplated by the Senior Debt Commitment Letter;

  . the lenders have received within 120 days of the date of the Senior Debt Commitment Letter an environmental audit with respect to certain real property owned or leased by Sub and its subsidiaries from a firm reasonably satisfactory to the Senior Debt Lenders, which audit does not reveal any condition that reasonably could be expected to result in a material adverse change in the business, operations, property, conditions (financial or otherwise) or prospects of Sub or its subsidiaries, taken as a whole;

  . the lenders have received within 120 days of the date of the Senior Debt Commitment Letter a technical assessment of the assets of TNP and its subsidiaries by an independent engineer, in form and substance reasonably satisfactory to the administrative agent;

  . the lenders have received within 120 days of the date of the Senior Debt Commitment Letter a power market study, by a reasonably satisfactory independent power marketing consultant, in form and substance reasonably satisfactory to the administrative agent;

  . Sub and TNMP have entered into a tax sharing agreement that is in form and substance reasonably satisfactory to the administrative agent; and

  . the administrative agent has received reasonably satisfactory evidence that, after giving effect to the merger, TNMP's senior unsecured long term debt will continue to be rated as investment grade.

   Backstop Commitment Letter. Pursuant to the Backstop Commitment Letter, the Backstop Lenders have committed to provide up to $428 million to Sub to refinance TNMP debt that may become due by reason of the change of control of TNP contemplated by the merger. The obligations of the Backstop Lenders under the Backstop Commitment Letter terminate on February 22, 2000. TNP currently believes that the full $428 million committed under the Backstop Commitment Letter will not be used.

   The obligations of the Backstop Lenders to provide a loan pursuant to the Backstop Commitment Letter are subject to the satisfaction of customary conditions and certain other conditions, including, but not limited to, the following:

  . (i) Parent receives at least $100 million in cash from the issuance of partnership interests, (ii) Sub receives at least $100 million in cash from the issuance of its common stock to Parent, at least $100 million in cash from the issuance of the Senior Preferred Stock to the Preferred Stock Investors, and at least $275 million from the issuance of the Senior Subordinated Notes or a drawdown under the bridge loan provided pursuant to the Senior Subordinated Bridge Loan Commitment Letter, each on terms and conditions reasonably satisfactory to the Backstop Lenders; and (iii) the credit facility under the Senior Debt Commitment Letter has become effective;

  . all material governmental and third party approvals necessary or, in the reasonable discretion of the lenders, advisable in connection with the merger, the financing contemplated by the Backstop Commitment Letter and the continuing operations of Sub and its subsidiaries have been obtained on reasonably satisfactory terms and are in full force and effect, and all applicable waiting periods have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose material adverse conditions on the financing thereof;

  . the lenders have received reasonably satisfactory evidence that, insofar as can be reasonably foreseen, no final order with respect to any required approval, and no change in or event relating to the order by the PUCT dated September 4, 1998, could reasonably result in any rate plan that would be significantly less favorable to Sub and its subsidiaries than the Texas Transition Plan to Competition and the rate plans applicable to Sub and its subsidiaries in New Mexico on the date of the Backstop Commitment Letter;

  . the lenders have received reasonably satisfactory unaudited interim consolidated financial statements of TNP and of TNMP for each fiscal month and quarterly period ended after December 31, 1998 as to which such financial statements are available and such financial statements shall not reflect any material adverse change in the consolidated financial condition of TNP and its subsidiaries or TNMP and its subsidiaries from what was reflected in the financial statements or projections previously furnished to the lenders;

  . the lenders are satisfied that consolidated EBITDA of TNP and its subsidiaries for the latest twelve-month period for which the relevant financial information is available is equal at least to $135 million and TNP shall provide support for such calculation of a nature that is satisfactory to the lenders for inclusion in marketing materials for the bridge facility to be provided pursuant to the Backstop Commitment Letter;

  . all actions required to perfect the administrative agent's security interest in the collateral under the bridge facility to be provided pursuant to the Backstop Commitment Letter have been completed;

  . the administrative agent is satisfied that the insurance programs maintained by TNMP and its subsidiaries are with financially sound and reputable insurance companies and that insurance is maintained on all property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or similar business;

  . the lenders have received a certificate of TNMP, reasonably satisfactory in form and substance to the lenders, executed by the chief executive officer or chief financial officer of Sub, that certifies the solvency of Sub and its subsidiaries after giving effect to the merger and the other transactions contemplated by the Backstop Commitment Letter;

  . the lenders have received within 120 days of the date of the Backstop Commitment Letter an environmental audit with respect to certain real property owned or leased by TNMP and its subsidiaries from a firm reasonably satisfactory to the lenders, which audit does not reveal any condition that reasonably could be expected to result in a material adverse change in the business, operations, property, conditions (financial or otherwise) or prospects of TNMP or its subsidiaries, taken as a whole;

  . the lenders have received within 120 days of the date of the Backstop Commitment Letter a technical assessment of the assets of TNMP and its subsidiaries by an independent engineer, in form and substance reasonably satisfactory to the administrative agent;

  . the lenders have received within 120 days of the date of the Backstop Commitment Letter a power market study, by a reasonably satisfactory independent power marketing consultant, in form and substance reasonably satisfactory to the administrative agent;

  . TNMP and Sub have entered into a tax sharing agreement that is in form and substance reasonably satisfactory to the administrative agent;

  . the administrative agent has received reasonably satisfactory evidence that, after giving effect to the merger, TNMP's senior unsecured long term debt will continue to be rated as investment grade; and

  . the administrative agent has received reasonably satisfactory evidence that the bridge facility provided pursuant to the Backstop Commitment Letter will be senior debt of TNMP.

Federal Income Tax Consequences

   The following is a general summary of the federal income tax consequences of the merger to holders of shares of TNP common stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncements, reports of congressional committees, judicial decisions and current administrative rulings and practice, all as in effect on the date hereof. Any change to the foregoing sources could be retroactive and, accordingly, could modify the tax consequences discussed herein. TNP has not requested a ruling from the IRS with respect to the matters discussed herein and there is no assurance that the IRS will agree with the conclusions set forth in this discussion. In addition, TNP has not requested or received a tax opinion with respect to the federal income tax consequences of the merger.

   This discussion does not address all of the federal income tax consequences that may be relevant to particular shareholders in light of their personal circumstances or to certain types of shareholders (such as dealers in securities, corporations, insurance companies, foreign individuals and entities, financial institutions and tax-exempt entities) who may be subject to special treatment under the federal income tax laws. It also does not address the federal income tax consequences to shareholders who acquired their shares of TNP common stock through the exercise of employee stock options or otherwise as compensation. Furthermore, this discussion does not address any tax consequences under state, local or foreign laws. This summary assumes that the shares of TNP common stock are held as "capital assets" within the meaning of
Section 1221 of the Code. Pursuant to Section 1221, capital assets are those assets that are generally held for investment.

   For federal income tax purposes, an individual who exchanges his or her shares of TNP common stock for cash pursuant to the merger or who receives cash in exchange for such shares pursuant to the exercise of appraisal rights will be treated as having sold his or her shares for cash in a taxable transaction. The shareholder will recognize gain or loss on the exchange in an amount equal to the difference between the cash received and the holder's adjusted tax basis in such shares. Such gain or loss will be a capital gain or loss if the holder of the shares of TNP common stock held such shares as a capital asset at the effective time of the merger, and may qualify as long-term capital gain or loss if such holder held such shares for more than 12 months at the effective time of the merger. For certain non-corporate holders of TNP common stock (including individuals), any such long-term capital gain will be taxed at a maximum federal income tax rate of 20 percent. Short-term capital gain of these individuals will be taxed as ordinary income. Ordinary income of individuals is currently taxed at a maximum federal income tax rate of 39.6%. For corporate holders of TNP common stock, long-term capital gain will continue to be subject to ordinary income tax rates applicable to corporations.

   Holders of TNP common stock or other payees generally will be required to provide the Exchange Agent (as defined in "Terms of the Merger Agreement-- Manner and Basis of Converting Shares") with their correct taxpayer identification numbers (certified under penalties of perjury) on the Substitute Forms W-9 included as part of the transmittal forms sent to such shareholders pursuant to the merger. An individual's taxpayer identification number is his or her social security number. A holder of TNP common stock or other payee who does not provide the Exchange Agent with a correct taxpayer identification number may be subject to a $50 fine imposed by the IRS. Furthermore, payments made to a holder of TNP common stock or other payee may be subject to backup withholding if: (i) a holder of TNP common stock or other payee fails to furnish a correct taxpayer identification number, (ii) a holder of TNP common stock or other payee furnishes an incorrect taxpayer identification number,
(iii) TNP, Parent, or the Exchange Agent is notified by the IRS that such holder of TNP common stock or other payee failed to report interest or (iv) under certain circumstances, a holder of TNP common stock fails to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is the correct number and that the holder of TNP common stock is not subject to backup withholding.

   If backup withholding applies, the Exchange Agent will withhold 31% of any payment made to a holder of TNP common stock or other payee. Backup withholding is not an additional tax but is credited against the federal income tax liability of the taxpayer subject to the withholding. If backup withholding results in an overpayment of a taxpayer's federal income taxes, that taxpayer may obtain a refund from the IRS.

   Generally, a holder of TNP common stock or other payee may avoid backup withholding by completing the Substitute Form W-9 included as part of the transmittal forms and certifying that the taxpayer identification number included therein is correct and that the holder of TNP common stock or other payee is not subject to backup withholding. Certain types of taxpayers (including corporations and certain foreign individuals) are not subject to these reporting or withholding requirements.

   Holders of TNP common stock are urged to consult their tax advisors as to the particular tax consequences to them of participating in the merger, including the applicability of any state, local or foreign tax laws, changes in applicable tax laws and any pending or proposed legislation.

   Holders of TNP common stock should note that the merger agreement provides that TNP will pay, without deduction or withholding from any amount payable to the holders of TNP common stock, any tax on gains derived from real property transfers (the "Gains Tax"), real estate transfer tax, real property transfer tax and stock transfer tax (the "Transfer Taxes") imposed by any state (and any penalties and interest with respect to such taxes) that become payable in connection with the transactions contemplated by the merger agreement, on its own behalf or on behalf of the holders of TNP common stock. TNP and Parent have agreed to cooperate in the preparation, execution and filing of any required returns with respect to such taxes (including returns on behalf of the shareholders of TNP) and in determination of the portion of the consideration allocable to real property of TNP and its subsidiaries. As a result of the approval of the merger and the merger agreement by the TNP shareholders, the holders of TNP common stock will be deemed to have agreed to be bound by the allocation established pursuant to this provision in the merger agreement in the preparation of any return with respect to the Gains Tax, the Transfer Taxes and any similar taxes, if applicable.

Accounting Treatment

   The merger will be accounted for as a purchase under generally accepted accounting principles.

Existing Relationships with Parent

   Except in connection with the merger agreement and the transactions contemplated thereby, TNP has never conducted business with nor has it had any business relationship with Parent prior to the transactions described in the merger agreement.

   TNP and TNMP have had prior business relationships with affiliates of certain of the limited partners of Parent. CSI was an underwriter of an offering in January 1999 of TNMP's 6 1/4% Senior Notes. Chase and CIBC are lenders under one of TNMP's credit facilities.

Appraisal Rights of Dissenting Shareholders

   If the merger is consummated, shareholders of TNP who provided TNP (prior to the Special Meeting) with a written objection to the merger and notice of such shareholder's intent to dissent from the merger and who did not vote in favor of the merger will have certain rights to dissent and demand the appraisal of and payment in cash for the "fair value" of their shares of TNP common stock pursuant to Articles 5.11, 5.12 and 5.13 of the TBCA. A TNP shareholder who does not vote on the merger does not waive his or her appraisal rights under the TBCA. Under the Appraisal Rights Statutes, if the statutory procedures are complied with, a judicial determination of the fair value (excluding any depreciation or appreciation in anticipation of the merger) required to be paid in cash to such dissenting holders for their shares will be made. The value so determined could be more or less than the purchase price per share pursuant to the merger agreement.

   Any shareholder contemplating the exercise of appraisal rights is urged to review carefully the provisions of Articles 5.11, 5.12 and 5.13 of the TBCA (a copy of which is attached as Appendix C to this Proxy Statement), particularly with respect to the procedural steps required to perfect the right of appraisal. If the right of appraisal is lost due to the shareholder's failure to comply with the procedural requirements of the appraisal rights statutes, the shareholder will receive $44.00 in cash without interest for each share owned. Set forth below is a summary of the procedures relating to the exercise of the right of appraisal, which should be read in conjunction with the full text of Articles 5.11, 5.12 and 5.13 of the TBCA.

   Article 5.12 of the TBCA provides that a shareholder wishing to exercise such shareholder's rights for appraisal with respect to the merger must file, prior to the Special Meeting, a written objection to the merger stating that its right to dissent will be exercised if the merger becomes effective and giving the shareholder's address, to which notice of the approval of the merger will be delivered or mailed in such event. If the merger is effected and the shareholder did not vote in favor of the merger, the Surviving Corporation will, within 10 days after the effective time of the merger, deliver or mail to the shareholder written notice that the merger has been effected. In order to exercise his or her right of appraisal, a shareholder must, within 10 days from the delivery or mailing of the notice from the Surviving Corporation, make written demand ("Demand") on the Surviving Corporation for payment of the fair value of the shareholder's shares. The Demand must state the number and class of shares owned by such shareholder, and the shareholder's estimate of the fair value of such shares. Any shareholder failing to make Demand within the 10-day period will be bound by the merger.

   The Demand should be executed by or for such shareholder of record, fully and correctly, as such shareholder's name appears on the Certificate(s) formerly representing the shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the Demand should be made in such capacity. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the Demand should be executed by or for all joint owners. Any shareholder who has made a Demand may withdraw the Demand at any time before payment for the shares is made or before any petition asking for a determination of the fair value of the shares is filed.

   Within 20 days after making a Demand, the shareholder must submit the Certificates representing the shares to the Surviving Corporation for notation thereon that a Demand has been made. The failure of a shareholder to submit the Certificates will terminate the shareholder's rights of appraisal, unless a court of competent jurisdiction directs otherwise for good and sufficient cause shown.

   Within 20 days after receipt of a Demand, the Surviving Corporation must deliver or mail to the shareholder a written notice that either (i) accepts the amount claimed in the Demand and agrees to pay such amount within 90 days after the effective time of the merger upon the surrender of the duly endorsed Certificates formerly representing such shareholder's shares, or (ii) contains an estimate by the Surviving Corporation of the fair value of the shares together with an offer to pay such amount within 90 days after the effective time of the merger. If the Surviving Corporation responds to the Demand with an estimate of the fair value of the shares and the shareholder wishes to accept the Surviving Corporation's estimate, the Surviving Corporation must receive written notice from the shareholder accepting such estimate within 60 days after the shareholder receives the estimate from the Surviving Corporation and surrendering the duly endorsed Certificates formerly representing such shareholder's shares. If, within 60 days after the effective time of the merger, the value of the shares is agreed upon between the shareholder and the Surviving Corporation, payment for the shares will be made within 90 days after the effective time of the merger and upon surrender of the Certificates duly endorsed. Upon payment of the agreed value, the shareholder will cease to have any interest in the shares or TNP.

   If, within the period of 60 days after the effective time of the merger, the shareholder and the Surviving Corporation do not agree on the fair value of the Shares, then the shareholder or the Surviving Corporation may, within 60 days following the expiration of such 60-day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the Surviving Corporation is located, to obtain a judicial finding and determination of the fair value of the shareholder's shares. Upon filing such petition by the shareholder, the shareholder must serve the Surviving Corporation with a copy of such petition. Within 10 days after being served with a copy of the petition, the Surviving Corporation must file with the court a list of shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. If the petition is filed by the Surviving Corporation, the petition must be accompanied by this list. All shareholders on this list will be notified as to the time and place of the hearing of the petition. All shareholders thus notified and the Surviving Corporation will then be bound by the final judgment of the court. After the hearing of the petition, the court will determine which shareholders have complied with the provisions of Article 5.12 and are entitled to the valuation of and payment for their shares.

   Also after the hearing of the petition, the court will appoint one or more qualified appraisers who will determine the fair value of the shares. The appraisers will have the power to examine any of the books and records of the Surviving Corporation and will make a determination of the fair value of the shares upon such investigation as they deem proper. Each party will have reasonable opportunity to submit to the appraisers pertinent evidence as to the value of the shares. The appraisers will file a report of the fair value of the shares with the clerk of the court, and notice of the filing of the report will be given by the clerk to the interested parties. Any party may make exceptions to the appraiser's report. The court will then determine the fair value of the shares and will direct the Surviving Corporation, upon receipt of the duly endorsed Certificates formerly representing such Shares, to pay the value together with interest thereon beginning on the 91st day after the effective time of the merger to the date of the judgment to such shareholders entitled to payment. The judgment will be payable only upon, and simultaneous with, the surrender of the Certificates to the Surviving Corporation. Upon payment of the judgment, the dissenting shareholders will cease to have any interest in the shares or TNP.

   The TBCA provides that, in the absence of fraud, the foregoing procedures represent the exclusive remedy under Texas law for a shareholder objecting to the merger agreement for the recovery of the value of such holder's shares or of money damages to such shareholder with respect to the merger.

   It is a condition of Parent's and Sub's obligation to close the merger agreement that not more than 5% of the holders of TNP common stock have perfected dissenter's rights and not withdrawn such rights.

                         TERMS OF THE MERGER AGREEMENT

   The following description of the merger agreement does not purport to be complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this Proxy Statement and is incorporated herein by reference.

Effective Time of the Merger

   The merger will become effective upon the issuance of a Certificate of Merger by the Secretary of State of the State of Texas. Assuming all conditions to the merger contained in the merger agreement are satisfied or, to the extent susceptible to waiver, waived prior thereto, it is anticipated that the effective time of the merger will occur on the third business day following the satisfaction or waiver of these conditions. See "--Conditions to the Merger."

Manner and Basis of Converting Shares

   At the effective time of the merger, by virtue of the merger and without any action on the part of any holder of any capital stock of TNP, Parent or Sub, each issued and outstanding share of TNP common stock (other than treasury shares, shares held by Parent, Sub or any other wholly-owned subsidiary of Parent and shares held by TNP shareholders who have validly exercised and perfected appraisal rights under Texas law) will be automatically converted into the right to receive the Merger Consideration of $44.00 in cash. All such shares of TNP common stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist. Each holder of a Certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration per share, upon the surrender of such Certificate, without interest, subject to any applicable withholding tax. All shares of TNP common stock that TNP owns as treasury stock and any shares of TNP common stock owned by Parent, Sub or any other wholly-owned subsidiary of Parent will be canceled and retired. Each issued and outstanding share of the common stock, no par value, of Sub ("Sub Common Stock") will be automatically converted into and become one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each issued and outstanding share of preferred stock, no par value, of Sub ("Sub Preferred Stock") will be automatically converted into and become one fully paid and nonassessable share of preferred stock, no par value, of the Surviving Corporation ("Surviving Corporation Preferred Stock"). Each certificate representing outstanding shares of Sub Common Stock and each certificate representing outstanding shares of Sub Preferred Stock will at the effective time of the merger represent an equal number of shares of Surviving Corporation Common Stock and Surviving Corporation Preferred Stock, respectively. Holders of shares of TNP common stock have the right under Article 5.11 of the TBCA to dissent from the merger. See "The Merger--Appraisal Rights of Dissenting Shareholders."

   Prior to the effective time of the merger, Parent will designate the Paying Agent for the merger. At the closing of the merger agreement, Parent will deposit with the Paying Agent, in a separate fund established for the benefit of the holders of TNP common stock, for payment through the Paying Agent, a sufficient amount of cash to pay to the holders of TNP common stock the Merger Consideration.

   As soon as reasonably practicable after the effective time of the merger, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record of a Certificate or Certificates immediately prior to the effective time of the merger (other than dissenting shareholders) (i) a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a duly executed letter of transmittal and such other documents as the Paying Agent requires, the holder of such Certificate will be entitled to receive the Merger Consideration, and the surrendered Certificate will be canceled. No interest will be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. In order for someone other than the registered holder of the surrendered Certificate to receive the payment, the surrendered Certificate must be properly endorsed or otherwise be in proper form for transfer. In addition, the person requesting such payment must either pay any transfer or other taxes required by reason of the payment being made to someone other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. From the effective time of the merger, until surrendered as described in this paragraph, each Certificate (other than Certificates held by dissenting shareholders) will represent only the right to receive upon such surrender the Merger Consideration and any unpaid dividends that may have been declared by TNP on such shares.

   Following the effective time of the merger, no transfer of any TNP common stock (other than Certificates held by dissenting shareholders) thereafter will be made. If, after the effective time of the merger, any Certificates (other than Certificates held by dissenting shareholders) are presented to the Paying Agent for transfer, they will be canceled and exchanged for the Merger Consideration.

   Parent is entitled to withhold from the Merger Consideration amounts required to be withheld under the Code or any provision of state, local or foreign tax law. To the extent withheld, such withheld amounts will be treated for all purposes as having been paid to the holder of TNP common stock in respect of which such deduction and withholding was made by Parent.

   All funds that the Paying Agent holds for payment that remain undistributed to the holders of TNP common stock one year after the effective time of the merger will be returned to the Surviving Corporation. Any holders of unsurrendered Certificates then will look only to the Surviving Corporation for payment of Merger Consideration to which they are entitled, subject to applicable law. None of the Parent, Sub, TNP nor the Surviving Corporation will be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Stock Options

   The merger agreement requires TNP to take all actions necessary to provide that, immediately prior to the consummation of the merger, (x) each outstanding option to acquire shares of TNP common stock (the "TNP Options") granted under any of the TNP Option Plans, whether or not then exercisable or vested, will become fully exercisable and vested, (y) each TNP Option which is then outstanding will be canceled and (z) in consideration of such cancellation, and except to the extent that Parent or Sub and the holder of any such TNP Option otherwise agree, TNP (or, at Parent's option, Parent or Sub) will pay to such holders of TNP Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Consideration per share over the per share exercise price thereof and (B) the number of shares of TNP common stock subject thereto (the "Option Amount") (such payment to be net of applicable withholding taxes); provided that the foregoing will not require any action which violates the TNP Option Plans.

   Except as provided in the merger agreement or as otherwise agreed to by Parent, Sub and TNP and to the extent permitted by the TNP Option Plans, (x) TNP will use all reasonable efforts to provide that (A) the TNP Option Plans, other than TNMP's Thrift Plan for Employees, will terminate as of the effective time of the merger and (B) either the provisions in any other plan, program or arrangement providing for the issuance or grant by TNP or any of its subsidiaries of any interest in respect of the capital stock of TNP or any of its subsidiaries will be deleted, or such plan, program or arrangement will terminate as of the effective time of the merger, and (y) TNP will use all reasonable efforts to ensure that following the effective time of the merger, no holder of TNP Options or any participant in the TNP Option Plans or any other such plans, programs or arrangements will have any right thereunder to acquire any equity securities of TNP, the Surviving Corporation or any subsidiary thereof. The merger agreement was amended on August 9, 1999, to require that TNMP's Thrift Plan for Employees be amended to prohibit the issuance or grant by TNP or any of its subsidiaries of any capital stock of TNP or any of its subsidiaries. Currently, there are no outstanding options to acquire TNP common stock.

   The merger agreement requires that TNP take all actions necessary to provide that each share of restricted or performance stock granted under the TNP Option Plans become fully vested and free of restrictions no later than the consummation of the merger. It also provides that any holder of a restricted or performance stock grant may authorize TNP to retain a number of shares of TNP common stock from such grant having an aggregate value (based upon the Consideration Price per share) equal to any withholding taxes applicable to the vesting of such grant, in lieu of the payment of such amount in cash. As a result, 6,792 shares of restricted stock outstanding as of July 1, 1999 will become fully vested and free of restrictions. The restrictions on these shares otherwise expire on December 31, 1999.

Conditions to the Merger

   The obligations of each party to consummate the merger are subject to the satisfaction of certain conditions, including the following:

     (1) the merger agreement has been adopted by the requisite vote of the shareholders of TNP under the TBCA and TNP's articles of incorporation;

     (2) any waiting period (and any extension of the waiting period) applicable to the consummation of the merger under the HSR Act has expired or been terminated;

     (3) no court of competent jurisdiction or other competent governmental or regulatory authority has enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the merger or the other transactions contemplated by the merger agreement;

     (4) the final approval of FERC under the Federal Power Act with respect to the merger and the transactions contemplated by this merger agreement, or an order of FERC disclaiming jurisdiction over the merger, has been obtained; and

     (5) other than the filing of the Articles of Merger, all consents, approvals and actions of, filings with and notices to any governmental or regulatory authority (including, without limitation, under the Texas Public Utility Regulatory Act, the NMPUA, the Federal Power Act and HSR Act) or any other public or private third parties (the "Required Approvals") required of Parent, TNP or any of their respective subsidiaries to consummate the merger and the other matters contemplated by the merger agreement, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on Parent and its subsidiaries or the Surviving Corporation and its subsidiaries, in each case taken as a whole, or on the ability of Parent and TNP to consummate the transactions contemplated by the merger agreement, have been obtained and become final, and such final orders do not, individually or in the aggregate, contain terms or conditions that would have, or would reasonably be expected to have a material adverse affect on the Surviving Corporation and its subsidiaries, taken as a whole.

   The obligations of Parent and Sub to consummate the merger are subject to the following conditions:

     (A) each of the representations and warranties made by TNP in the merger agreement that is qualified by materiality is true and correct, and each of such representations and warranties that is not so qualified is true and correct in all material respects, in each case, as of the closing date of the merger agreement as though made on and as of the closing date of the merger or, in the case of representations and warranties made as of a specified date earlier than the closing date of the merger, on and as of such earlier date, except as affected by the transactions contemplated by the merger agreement, and TNP has delivered to Parent a certificate to such effect;

     (B) TNP has performed and complied with, in all material respects, each agreement, covenant and obligation required by the merger agreement to be so performed or complied with by TNP at or prior to the closing of the merger agreement, and TNP has delivered to Parent a certificate to such effect;

     (C) since the date of the merger agreement, no material adverse effect has occurred with respect to TNP and there exists no facts or circumstances arising after the date of the merger agreement, which in the aggregate would, or insofar as reasonably can be foreseen, could, when taken together with any breaches or violations of any representations, warranties, covenants and agreements of TNP contained in the merger agreement, result in a material adverse effect with respect to TNP;

     (D) Parent is reasonably satisfied that, insofar as can be reasonably foreseen, no final order with respect to any Required Approval, and no change in or event relating to the order of the PUCT dated September 4, 1998, could reasonably result in any rate plan which would be significantly less favorable to the Surviving Corporation and its subsidiaries than the Texas Transition Plan to Competition and the rate plans applicable to TNP and its subsidiaries in the State of New Mexico on the date of the merger agreement;

     (E) on or prior to the closing date of the merger, the rights under TNP's Amended and Restated Rights Agreement (the "Rights Agreement") have not become exercisable or transferable apart from the associated shares of TNP common stock, no "Stock Acquisition Date", "Triggering Event" or "Distribution Date" (each as defined in the Rights Agreement) has occurred and the rights under the Rights Agreement have not become nonredeemable, in each case other than as a result of actions by Parent or any of its affiliates;

     (F) all conditions to the availability of the financings contemplated by the Commitment Letters, Definitive Preferred Stock Agreements and the Definitive Debt Financing Agreements have been fulfilled or waived and all proceeds of such financings have been received by Parent and Sub; provided, that this condition is not applicable if the failure of Parent or Sub to receive the proceeds of such financing has been occasioned by action or the failure to take action by Parent or Sub which action or inaction also constitutes a breach of any material covenant, representation or warranty of such party hereunder;

     (G) TNP has delivered to Parent or Sub or its lenders such additional customary certificates, opinions of counsel and other documents as Parent's or Sub's lenders reasonably request;

     (H) all of the options under the TNP Option Plans have been validly canceled and none remain outstanding and all of the shares of restricted stock under the TNP Option Plans constitute fully vested, issued and outstanding shares no later than the effective time of the merger, and no holder of TNP Options or any participant in the TNP Option Plans or any other employee benefit plan has any right thereunder to acquire any equity securities of TNP, the Surviving Corporation or any of their respective subsidiaries;

     (i) holders of not more than 5% of the outstanding shares of TNP common stock have perfected such holder's right to dissent in accordance with the applicable provisions of the TBCA and have not withdrawn or lost such rights;

     (J) TNP or TNMP, as the case may be, has entered into an employment agreement with certain officers of TNP and TNMP named in the merger agreement, and Parent is reasonably satisfied, as of the closing date of the merger agreement, that the aggregate cash amounts that could become payable (including tax indemnification payments in respect of income and/or excise taxes) to these executive officers payable as a result of the merger agreement does not exceed $4,428,000, excluding incentive compensation, pension benefits and insurance; and

     (K) all proceedings to be taken on the part of TNP in connection with the closing of the transactions contemplated by the merger agreement and all documents incident thereto have been reasonably satisfactory in form and substance to Parent, and Parent has received copies of all such documents and other evidences as Parent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

   The obligation of TNP to consummate the merger is subject to the following conditions:

     (i) each of the representations and warranties made by Parent and Sub in the merger agreement that is qualified by materiality is true and correct, and each of such representations and warranties that is not so qualified is true and correct in all material respects, in each case, as of the closing date of the merger agreement as though made on and as of the closing date of the merger agreement or, in the case of representations and warranties made as of a specified date earlier than the closing date of the merger agreement, on and as of such earlier date, except as affected by the transactions contemplated by the merger agreement, and Parent and Sub have delivered to TNP a certificate to such effect;

     (ii) Parent and Sub have performed and complied with, in all material respects, each agreement, covenant and obligation required by the merger agreement to be so performed or complied with by Parent or Sub at or prior to the closing of the merger agreement, and Parent and Sub each have delivered to TNP a certificate to such effect; and

     (iii) all proceedings to be taken on the part of Parent and Sub in connection with the closing of the transactions contemplated by the merger agreement and all documents incident thereto are reasonably satisfactory in form and substance to TNP, and TNP has received copies of all such documents and other evidences as TNP may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

   There can be no assurance that all of the conditions to the merger will be satisfied.

Representations and Warranties

   The merger agreement contains various representations and warranties of TNP concerning the following matters:

  . TNP's due organization and qualification, the due organization and qualification of its subsidiaries and similar corporate matters;

  .  TNP's capital structure;

  . the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

  . the non-contravention of the merger agreement with TNP's corporate documents, applicable laws and contracts;

  .  regulatory and statutory approvals;

  . that reports and financial statements that have been filed with governmental authorities have complied in all material respects with all applicable requirements, and did not contain a material misrepresentation or omission;

  .  the absence of material adverse changes;

  .  the absence of undisclosed liabilities;

  .  legal proceedings of TNP;

  . the information supplied by TNP for use in this Proxy Statement does not contain a material misrepresentation or omission;

  .  the permits of TNP and its compliance with laws and governmental orders;

  . the absence of defaults under TNP's organizational documents and material contracts, and information concerning certain recent material contracts of TNP;

  .  the taxes of TNP;

  . the employee benefit plans of TNP and its subsidiaries and compliance with certain provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

  .  certain employee and labor matters;

  .  certain environmental matters;

  .  the status of TNP under PUHCA;

  .  TNP's insurance;

  .  intellectual property rights of TNP;

  .  the vote required by the holders of TNP common stock;

  . the receipt by TNP of the opinion of Warburg Dillon Read as to the fairness of the Merger Consideration, from a financial point of view;

  . the non-applicability of certain statutory and company-specific anti-takeover provisions; and

  .  the Year 2000 compliance of TNP and its subsidiaries.

   The merger agreement contains various representations and warranties of the Parent and Sub concerning the following matters:

  . Parent's and Sub's due organization and qualification, the due organization and qualification of its significant subsidiaries and similar corporate matters;

  . the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

  . the non-contravention of the merger agreement with Parent's and Sub's corporate documents, applicable laws and contracts;

  . legal proceedings that could have a material adverse effect on the ability of Parent or Sub to consummate the merger;

  . the information supplied by Parent or Sub for inclusion (by incorporation by reference or otherwise) in this Proxy Statement or any other document to be filed by Parent, Sub or TNP;

  .  the ownership of TNP common stock by Parent or its affiliates;

  .  the financing of the merger;

  .  the capitalization of Sub; and

  .  certain representations concerning fraudulent conveyances.

Certain Covenants Relating to Conduct of Business Prior to the Merger

   TNP has agreed that, prior to the effective time of the merger, TNP will, and will cause its subsidiaries to, conduct their respective businesses only in, and neither TNP nor any such subsidiary will take any action except in, the ordinary course consistent with past practice. In addition, TNP has agreed that TNP will, and will cause its subsidiaries to use all commercially reasonable efforts to comply with the provisions of the merger agreement and provide for the truthfulness of its representations.

   TNP has also agreed that it and its subsidiaries will use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with governmental authorities, customers and suppliers and others having significant business dealings with them and to comply in all material respects with all laws and orders applicable to them.

   TNP has also agreed that, without the consent of Parent, it will not, and will not permit any of its subsidiaries to:

  . amend any of its organizational documents (except to the extent required by law, bylaws or other comparable corporate documents);

  . declare or pay any dividends other than as provided in the merger agreement;

  . issue or sell any stock or securities convertible into stock, other than as provided in the merger agreement;

  . acquire any business or assets, other than as provided in the merger agreement;

  . dispose of any material assets, other than as provided in the merger agreement;

  . permit any material change in any of its pricing, accounting, tax or other policies, other than as provided in the merger agreement;

  . incur or prepay any material indebtedness, other than as provided in the merger agreement;

  . adopt, amend or terminate any employee benefit plan, other than as provided in the merger agreement;

  . enter into or amend any contract or engage in any new transaction with any affiliate, except in the ordinary course of business consistent with past practice or on an arm's length basis;

  . willfully take or fail to take any action that would result in a material breach of the merger agreement or in the representations and warranties being untrue;

  . initiate any litigation other than in the ordinary course of business consistent with past practice;

  . take any action that would be reasonably likely to jeopardize the qualification of any material amount of outstanding revenue bonds which qualify on the date of the merger agreement under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended, prior to the enactment of the Tax Reform Act of 1986;

  . make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets in excess of budgeted amounts, other than as provided in the merger agreement;

  .  make any change in its lines of business;

  . engage in any activities that would cause a change in its or its subsidiaries' status under PUHCA or the Federal Power Act or that would impair the ability of TNP or Parent or any subsidiary of Parent to claim any exemption under PUHCA or that would subject Parent or any subsidiary of Parent to regulation under PUHCA (other than Section 9(a)(2) or as an exempt holding company under PUHCA) following the merger, except as required by applicable law;

  . except as may be required by applicable law, agree or consent to any material agreements or modifications of (i) material existing agreements with any governmental authority in respect of the operations of their businesses, or (ii) material rates, charges, service agreements or other like agreements filed with and subject to approval by any governmental authority, except where following discussion with the relevant authority such agreements or modifications are imposed upon TNP;

  . commence construction of any additional generating, transmission or delivery capacity, other than as provided in the merger agreement;

  . obligate itself to acquire or dispose of any additional generating, transmission or delivery plants or facilities, other than as provided in the merger agreement;

  . buy or sell any energy futures or forward contracts or energy transportation futures or forward contracts, or options on any of the foregoing; or

  . enter into any contract, commitment or arrangement to do or engage in any of the foregoing, other than as provided in the merger agreement.

No Solicitation

   TNP has agreed that neither it, its subsidiaries nor any of its Representatives (as that term is defined in the merger agreement) will initiate, solicit or encourage, directly or indirectly, any inquiries, or make or implement any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, consolidation or other business combination including TNP or any of its subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any significant portion of the assets of TNP and its subsidiaries taken as a whole, (ii) 10% or more of the outstanding shares of TNP common stock or (iii) 10% of the outstanding shares of the capital stock of any subsidiary of TNP (collectively, an "Alternative Proposal"). In addition, they will not engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal.

   In addition, TNP has agreed that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing, and it will take the necessary steps to inform such parties of its obligations under this section of the merger agreement. TNP has also agreed to notify Parent immediately if it receives any such inquiries, proposals or offers, request for any such information, or requests to initiate or continue any such negotiations or discussions.

   The merger agreement provides, however, that prior to the TNP shareholders' approval of the merger, the Board may furnish information to (but only pursuant to a confidentiality agreement in customary form) or enter into discussions or negotiations with any person or group that makes an unsolicited bona fide Alternative Proposal, if, and only to the extent that:

  . the Board, based on advice from outside counsel, determines in good faith that such action is required for it to comply with its fiduciary duties to shareholders imposed by law;

  . the Board has reasonably concluded in good faith, after consultation with its financial advisor, that

    (1) if such Alternative Proposal contains cash consideration, the person or group making such Alternative Proposal will have adequate sources of financing to consummate such Alternative Proposal and

    (2) such Acquisition Proposal could reasonably lead to a transaction that is more favorable to TNP's shareholders than the merger;

  . prior to furnishing such information to, or entering into discussions or negotiations with, such person or group, TNP provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or group, which notice will identify such person or group in reasonable detail; and

  . TNP keeps Parent reasonably informed of the status of any such discussions or negotiations.

In addition, the Board may, to the extent required, comply with Rule 14e-2 under the Exchange Act with regard to an Alternative Proposal.

   The foregoing, however, does not (i) permit TNP to terminate the merger agreement (except as otherwise specifically provided in the merger agreement),
(ii) permit TNP to enter into any agreement with respect to an Alternative Proposal for so long as the merger agreement remains in effect, or (iii) affect any other obligation of TNP under the merger agreement.

   Except to the extent required by applicable law or to the extent that the Board, based on advice from outside counsel, determines in good faith that such action is required for the Board to comply with its fiduciary duties to shareholders imposed by law, prior to the effective time of the merger, without the prior written consent of Parent, TNP is prohibited from taking any action with respect to, or make any determination under, or amend the Rights Plan, including a redemption of the rights under the Rights Plan.

Certain Post-Merger Matters

   Once the merger is consummated:

  . Sub will cease to exist as a corporation, and TNP, as the Surviving Corporation, will succeed to all of the assets, rights and obligations of Sub;

  . the Articles of Incorporation and Bylaws of Sub, as in effect immediately prior to the effective time of the merger, will be the Articles of Incorporation and Bylaws of the Surviving Corporation, until duly amended;

  . the individuals who are directors of Sub immediately prior to the effective time of the merger will comprise the full Board of Directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified; and

  . the individuals who are officers of Sub immediately prior to the effective time of the merger will be the initial officers of TNP, as the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

Additional Agreements in the Merger Agreement

   The merger agreement provides for the following additional agreements:

  . TNP and its subsidiaries will provide Parent access to certain information concerning TNP and its subsidiaries through the effective time of the merger;

  . TNP is required to prepare and file this Proxy Statement and to cooperate with Parent and Sub in preparing offering materials in connection with the financing of the merger;

  . TNP is required to hold the Special Meeting, recommend the adoption of the merger agreement and to use its best efforts to obtain the adoption of the merger agreement;

  . TNP, Parent and Sub are required to obtain all consents and make all necessary filings with governmental and regulatory authorities required to consummate the merger, including the PUCT, the NMPRC and pursuant to the HSR Act, and to provide all necessary information to such governmental and regulatory authorities;

  . Parent is required to maintain the TNP Benefit Plans in effect as of the date of the merger agreement for one year (other than TNP's Non-Employee Director Stock Plan and TNP's Equity Incentive Plan);

  . prior to closing, TNP and TNMP are to use their best efforts to enter into an employment agreement with certain of the executive officers of TNP and TNMP (see "The Merger--Interests of Certain Persons in the Merger");

  . the Surviving Corporation is required to indemnify the directors and officers of TNP and its subsidiaries for four years after the effective time of the merger and to maintain certain liability insurance policies (see "The Merger--Interests of Certain Persons in the Merger");

  . except with respect to the termination of the merger agreement, all costs and expenses incurred in connection with the merger agreement are to be paid by the party incurring such cost or expense (see "-- Termination of the Merger Agreement");

  . each party represented that no third person is entitled to any broker's or finder's fee or other commission, except Warburg Dillon Read and CIBC;

  . to the extent that any antitakeover statute becomes applicable to the merger, TNP and the Board will take any necessary actions so that the merger can be consummated as promptly as practicable and to minimize the effect of such antitakeover statute;

  . TNP and Parent will cooperate in the preparation, execution and filing of tax returns and other tax documents with respect to taxes that become payable as a result of the merger that are required to be filed prior to or at the effective time of the merger;

  . TNP will pay any tax on gains derived from real property transfers, real estate transfer tax, real property transfer tax and any stock transfer tax imposed by any state that become payable in connection with the merger, and TNP and Parent will cooperate in the preparation of such returns (and in the determination of the portion of the consideration allocable to real property of TNP and its subsidiaries; in addition, the shareholders of TNP will be deemed to have agreed to be bound by the allocation established in the preparation of any return with respect to the gains tax and the transfer taxes, if applicable;

  . prior to the effective time of the merger, except as required by applicable law and subject to other provisions of the merger agreement, Parent will, and will cause Sub to, (i) perform its obligations under the merger agreement in accordance with its terms, (ii) not incur directly or indirectly any liabilities or obligations other than those incurred in connection with the merger (including, without limitation, the Equity Financing and the Debt Financing), (iii) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is not contemplated by the merger agreement and (iv) not create any lien upon its properties or assets which would attach to any properties or assets of the Surviving Corporation after the effective time of the merger other than as contemplated by the Equity Financing, the Subordinated Debt Financing and the Senior Debt Financing;

  . TNP and its subsidiaries may not, without the approval of Parent, (i) initiate a general rate case in any jurisdiction in which it does business or (ii) propose, make or agree to make any changes in rates or charges, standards of service or accounting from those each has in effect on the date of the merger agreement; TNP and its subsidiaries may, however, make certain filings in New Mexico, filings with respect to certain fuel reconciliation cases, and filings required by laws, after providing notice to Parent;

  . Parent and Sub will not, without the prior consent of TNP, amend any of the Commitment Letters, the Equity Documents and Agreements, the Definitive Preferred Stock Agreements or the Definitive Debt Financing Agreements if such amendment would (i) reduce the aggregate amount of funds committed under the Commitment Letters, (ii) add significant additional conditions to the consummation of the transactions contemplated by the Commitment Letters, the Equity Documents and Agreements or the Definitive Debt Financing Agreements or (iii) have a significant adverse affect on or significantly delay the receipt of any of the required approvals with respect to the merger or the consummation of the merger;

  . Parent is required to enforce the provisions of the Commitment Letters, the Definitive Preferred Stock Agreements and the Definitive Debt Financing Agreements, and Parent and Sub are required to use their best efforts to cause all conditions to funding to be fulfilled under, and cause the funding to occur under the Commitment Letters, the Definitive Preferred Stock Agreements and the Definitive Debt Financing Agreements as promptly as reasonably practicable;

  . Parent must give TNP prompt written notice of (i) any material breach or threatened material breach by any party of the terms or provisions of the Commitment Letters, Equity Documents and Agreements, Definitive Preferred Stock Agreements or Definitive Debt Financing Agreements, (ii) any termination or threatened termination of any of the Commitment Letters, Equity Documents and Agreements, Definitive Preferred Stock Agreements or Definitive Debt Financing Agreements, or (iii) any exercise or threatened exercise of any "market out" or "material adverse change" condition under any of the Commitment Letters, Equity Documents and Agreements, Definitive Preferred Stock Agreements or Definitive Debt Financing Agreements;

  . prior to the expiration of any Commitment Letter relating to the Senior Preferred Stock, the Senior Debt Financing or the Subordinated Debt Financing, to the extent that Parent determines that it is reasonably likely that the initial termination date of the merger agreement may be extended, Parent must use its best efforts to secure an extension of the expiration date of such Commitment Letter to the Extended Termination Date;

  . TNP will, at the request of Parent, make the same representations and warranties to each Equity Investor, the Senior Lender, the Subordinated Lender and the Backstop Lender, as the case may be (the "Financing Parties") as are made by TNP to Parent in the merger agreement, and any others customarily requested by such Financing Parties, and will deliver customary documents, and grant security interests in its assets pursuant to such agreement; however, no such obligation of TNP will be effective until the effective time of the merger; and

  . each party will provide notice of and use its best efforts to cure any event that causes or will cause any breach of any covenant, representation or warranty, and each party will promptly advise the other parties of any event that could have a material adverse effect on the ability of any party to consummate the merger.

Termination of the Merger Agreement

   The merger agreement may be terminated at any time prior to the effective time of the merger:

     (1) by mutual written agreement of Parent and TNP;

     (2) by either party if the closing of the merger has not occurred by February 24, 2000 (provided that (i) the right to terminate will not be available to any party whose breach of any obligation under the agreement has been the cause of the failure of the effective time to occur on or before such date and (ii) if all conditions except for (a) the absence of any injunction by a governmental or regulatory authority prohibiting the merger, (b) the final approval of FERC of the merger or (c) obtaining other regulatory approvals have been satisfied or are capable of being satisfied by the Extended Termination Date (which would be August 24, 2000) that this date will be extended to the Extended Termination Date);

     (3) by either party if the merger is not approved by TNP's shareholders;

     (4) by either party if there has been a material breach of the other party that has not been cured within 30 days following notice;

     (5) by either party if any court or other governmental authority issues an order making the merger illegal or otherwise restricting the merger (and the order has become final and nonappealable);

     (6) by either party if (a) all consents, approvals and actions to consummate the merger and the other matters contemplated by the merger agreement were not obtained or were obtained but have not become final orders (the failure of which to be obtained could be reasonably expected to have a material adverse effect on Parent and its subsidiaries or the Surviving Corporation and its subsidiaries or on the ability of Parent and TNP to consummate the transactions contemplated by the merger agreement) or
  (b) such final orders, individually or in the aggregate, contain terms or conditions that would have or would reasonably be expected to have a material adverse effect on the Surviving Corporation and its subsidiaries;

     (7) by TNP if the Board determines in good faith, based on advice of counsel, that termination of the merger agreement is required for the Board to comply with its fiduciary duties to shareholders imposed by law by reason of an unsolicited Alternative Proposal;

     (8) by Parent if the Board withdraws its recommendation of the merger or recommends or takes no position with respect to an Alternative Proposal or if TNP amends the Rights Plan in an adverse manner to Parent, the Surviving Corporation or any of their respective subsidiaries or in a manner that would limit the ability of TNP, Parent or Sub to consummate the merger;

     (9) by TNP if any of the Commitment Letters, Partnership Subscription Agreements, Definitive Preferred Stock Agreements or Definitive Debt Financing Agreements are terminated at a time when Parent would not be entitled to terminate the merger agreement in the manner described under
  (2) through (6) or (8) above, and such financing commitments are not replaced within 10 business days of such termination as discussed under "Terms of the Merger Agreement--Termination of the Merger Agreement"; or

     (10) by Parent if there is a final order with respect to any required approval, or a change in or event relating to the order by the PUCT with respect to TNP's Texas Transition to Competition Plan, that could reasonably result in a rate plan that would be significantly less favorable to the Surviving Corporation than the Texas Transition Plan to Competition and the rate plans applicable to TNP in New Mexico on the date of the merger agreement.

   In the event of termination of the merger agreement by either TNP or Parent, the merger agreement will forthwith become void and there will be no liability or obligation on the part of TNP or Parent or their respective representatives or affiliates, except (i) that certain provisions (such as confidentiality, expenses and the enforcement of remedies) will continue to apply following such termination, (ii) that no such termination will relieve any party from liability for any willful breach thereof, and (iii) that certain obligations relating to termination fees and expenses may be triggered.

   Subject to applicable law, the merger agreement may be amended, modified or supplemented only by action taken by or on behalf of Parent and the respective Boards of Directors of TNP and Sub at any time prior to the effective time of the merger, whether prior to or after the requisite approval of TNP's shareholders has been obtained.

Termination Fees and Expenses

   TNP will be required to pay Parent the Termination Fee of $20 million, plus the Expense Amount equal to $10 million, constituting reimbursement of expenses incurred by Parent and Sub in connection with the merger agreement, in the event that any person or group has made an Alternative Proposal and the merger agreement is terminated:

     (1) by TNP because the Board has determined in good faith based on advice of counsel that termination of the merger agreement is required for the Board to comply with its fiduciary duties to shareholders imposed by law by reason of an unsolicited Alternative Proposal;

     (2) by the Parent because of a material breach by TNP that has not been cured within 30 days following notice;

     (3) by the Parent because (a) the Board has withdrawn its recommendation of the merger or has recommended or taken no position with respect to an Alternative Proposal or (b) if TNP has amended the Rights Plan in an adverse manner to Parent, the Surviving Corporation or any of their respective subsidiaries or in a manner that would limit the ability of TNP, Parent or Sub to consummate the merger;

     (4) by either party because the merger has not been approved by TNP's shareholders (and such Alternative Proposal has been made known to TNP's shareholders generally), and the Board recommends the Alternative Proposal or an agreement with respect to the Alternative Proposal is executed within one year of the termination of the merger agreement;

     (5) by either party because a court or other governmental entity has issued an order making the merger illegal or otherwise restricting or prohibiting the merger (and the order has become final and nonappealable), and the Board recommends the Alternative Proposal or an agreement with respect to the Alternative Proposal is executed within one year of the termination of the merger agreement;

     (6) by either party if (a) all consents, approvals and actions to consummate the merger and the other matters contemplated by the merger agreement were not obtained or were obtained but have not become final orders (the failure of which to be obtained could be reasonably expected to have a material adverse effect on Parent and its subsidiaries or the Surviving Corporation and its subsidiaries or on the ability of Parent and TNP to consummate the transactions contemplated by the merger agreement) or
  (b) such final orders, individually or in the aggregate, contain terms or conditions that would have or would reasonably be expected to have a material adverse effect on the Surviving Corporation and its subsidiaries, and the Board recommends the Alternative Proposal or an agreement with respect to the Alternative Proposal is executed within one year of the termination of the merger agreement;

     (7) by Parent if there is a final order with respect to any required approval, or a change in or event relating to the order by the PUCT with respect to TNP's Texas Transition to Competition Plan, that could reasonably result in any rate plan that would be significantly less favorable to the Surviving Corporation than the Texas Transition Plan to Competition and the rate plans applicable to TNP in New Mexico on the date of the merger agreement, and the Board recommends the Alternative Proposal or an agreement with respect to the Alternative Proposal is executed within one year of the termination of the merger agreement; or

     (8) by TNP because the closing of the merger has not occurred by February 24, 2000 (or by the Extended Termination Date (August 24, 2000), as applicable), and the Board recommends the Alternative Proposal or an agreement with respect to the Alternative Proposal is executed within one year of the termination of the merger agreement.

   TNP will be required to pay the Expense Amount to Parent if, under circumstances in which the amounts in the preceding paragraph are not payable, the merger agreement is terminated:

     (1) by either party on the Extended Termination Date because all regulatory and governmental approvals have not been obtained but all other conditions to the merger have been fulfilled or waived;

     (2) by either party because the requisite approval of TNP's shareholders has not been obtained;

     (3) by either party because a court or other governmental entity has issued an order making the merger illegal or otherwise restricting the merger (and the order has become final and nonappealable);

     (4) by either party because other than the filing of the Articles of Merger, all consents, approvals and actions of, filings with and notices to any governmental or regulatory authority or any other public or private third parties required of Parent, TNP or any of their respective subsidiaries to consummate the merger and the other matters contemplated by the merger agreement have not been obtained and become final, or such final orders, individually or in the aggregate, contain terms or conditions that would have, or would reasonably be expected to have a material adverse affect on the Surviving Corporation and its subsidiaries, taken as a whole;

     (5) by Parent because of a material breach by TNP that has not been cured within 30 days following notice;

     (6) by Parent because the Board has withdrawn its recommendation of the merger or has recommended or taken no position with respect to an Alternative Proposal or because TNP has amended the Rights Plan in an adverse manner to Parent, the Surviving Corporation or any of their respective subsidiaries or in a manner that would limit the ability of TNP, Parent or Sub to consummate the merger; or

     (7) by Parent if there is a final order with respect to any required approval, or a change in or event relating to the order by the PUCT with respect to TNP's Texas Transition to Competition Plan, that could reasonably result in any rate plan that would be significantly less favorable to the Surviving Corporation than the Texas Transition Plan to Competition and the rate plans applicable to TNP in New Mexico on the date of the merger agreement.

   If a termination is as a result of (1), (3), (4) or (7) above, then the Expense Amount will be $7 million. In addition, the Expense Amount payable pursuant to this paragraph will be credited against amounts payable pursuant to the preceding paragraph. TNP will not be required to pay the Expense Amount if the amount is due as a result of (1) above if the failure to obtain any required regulatory approval is due solely to a lowering of the credit ratings of the senior debt securities of TNMP to a level below "investment grade," and such lowering was directly caused by the composition and terms of the Equity Financing and the Debt Financing. In addition, TNP will not be required to pay any Expense Amount if any Equity Investor would, upon consummation of the merger, become subject to regulation as a public utility holding company under PUHCA, and as a result, such Equity Investor terminates its obligations under any Commitment Letter, and TNP consequently terminates the merger agreement pursuant to clause (9) under "--Termination of the Merger Agreement" above.

                              REGULATORY APPROVALS

   Set forth below is a summary of the material regulatory requirements affecting the merger. Additional consents from or notifications to governmental agencies may be necessary or appropriate in connection with the merger.

   Under the merger agreement, Parent and TNP have agreed to proceed diligently and in good faith to obtain, as promptly as practicable, any permits, orders and other governmental authorizations necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement. While Parent and TNP believe that they will receive the requisite regulatory approvals of the merger, including favorable ratemaking treatment, there can be no assurance as to the timing of such approvals, the ability to obtain such approvals or that such approvals will contain satisfactory terms and conditions. There can be no assurance that any such approvals will be obtained or, if obtained, will not contain terms, conditions or qualifications that cause such approvals to fail to satisfy such condition to the consummation of the merger or that such orders will not be appealed by intervenors to the appropriate courts.

Antitrust Considerations

   The HSR Act and the rules and regulations thereunder provide that certain transactions (including the merger) may not be consummated until certain information has been submitted to the Antitrust Division of the Department of Justice ("Antitrust Division") and the Federal Trade Commission (the "FTC") and the specified HSR Act waiting period requirements have been satisfied. Parent and TNP will provide their respective premerger notifications pursuant to the HSR Act. The expiration or earlier termination of the HSR Act waiting period would not preclude the Antitrust Division or the FTC from challenging the merger on antitrust grounds. Neither Parent nor TNP believes that the merger will violate federal antitrust laws. If the merger is not consummated within 12 months after the expiration or earlier termination of the initial HSR Act waiting period, Parent and TNP must submit new information to the Antitrust Division and the FTC, and a new HSR Act waiting period must expire or be earlier terminated before the merger may be consummated.

Federal Power Act

   Section 203 of the Federal Power Act provides that no public utility may sell or otherwise dispose of its jurisdictional facilities, directly or indirectly merge or consolidate its facilities with those of any other person, or acquire any security of any other public utility, without first having obtained authorization from FERC. TNMP and Parent filed a joint application with FERC on July 7, 1999 seeking authorization of the proposed indirect disposition of ownership and control of TNMP's jurisdictional facilities to Parent by virtue of the merger of TNP and Sub. Under Section 203 of the Federal Power Act, FERC will approve such a disposition if it finds it to be "consistent with the public interest." In making this determination, FERC policy is to consider the effect of the proposed disposition of jurisdictional facilities on competition, electric rates and regulation. TNMP filed an application dated July 7, 1999, seeking FERC authorization under Section 204 of the Federal Power Act of the assumption by TNMP of liabilities of up to $428 million under a loan to be provided pursuant to the Backstop Commitment Letter. In approving an application for Section 204 authorization, FERC is instructed to determine that the proposed assumption of liabilities is for a lawful purpose, within the corporate purposes of the applicant and in the public interest. FERC must also find that such assumption of liabilities is consistent with proper performance of utility service, such assumption will not impair the applicant's ability to perform that service, and the assumption is reasonably necessary or appropriate for such purposes. The deadlines for intervention in the Section 204 proceeding and the Section 203 proceeding were August 4, 1999, and August 9, 1999, respectively. As of the close of business on August 10, 1999, TNMP and Parent had not received notice of any such filings, and none had been posted by FERC on its Records and Information Management System.

   The Equity Financing (and therefore the completion of the merger) is conditioned on the Equity Investors and Sub, as a result of the transactions contemplated by the Partnership Subscription Agreements and the merger agreement, not reasonably being expected to be subject to regulation as a public utility under the Federal Power Act.

Public Utility Commission of Texas

   TNMP is subject to the jurisdiction of PUCT. Pursuant to Section 14.101 of the Texas Utilities Code, each transaction involving the sale of at least 50% of the stock of a public utility must be reported to PUCT within a reasonable time.

   In reviewing a transaction involving the sale of at least 50% of the stock of a Texas utility, PUCT is required to determine whether the action is consistent with the public interest, taking into consideration factors such as the reasonable value of the property, facilities, or securities to be acquired, disposed of, merged, transferred, or consolidated, and whether the transaction will adversely affect the health or safety of customers or employees, result in the transfer of jobs of Texas citizens to workers domiciled outside of Texas, or result in the decline of service. If PUCT determines that a transaction is not in the public interest, it may take the effect of the transaction into consideration in ratemaking proceedings and disallow the effect of such transaction if such transaction will unreasonably affect rates or service. TNP and TNMP reported the merger to PUCT for its review on July 15, 1999, and are seeking a public interest finding. As of the date of this proxy statement, two cooperatives and one power marketer have intervened in this proceeding. In addition, the office of Public Utility Counsel, in its statutory capacity as the representative of residential and small commercial rate payers in Texas, has intervened. As of the date of this proxy statement, no material issues have been raised by any of the intervenors. The deadline for intervention in this proceeding is September 20, 1999, and it is possible that additional parties may intervene.

New Mexico Public Regulation Commission

   TNMP is subject to the jurisdiction of the NMPRC. Pursuant to the NMPUA and the NMPRC's rules, TNMP filed an application with the NMPRC requesting approval of the acquisition of the common stock of TNP, issuance of debt securities and for related matters described in this Proxy Statement. Acquisition of TNP common stock and the related merger will result in the formation of holding companies in addition to TNP, which requires conformance with NMPRC Rule 450 which governs affiliate transactions. NMPRC Rule 450 requires the filing and approval of an Amended General Diversification Plan ("Amended GDP"), which sets forth certain specified details of the transactions described in this Proxy Statement as well as other terms and conditions, as a condition of approval of such affiliate transactions. The NMPRC will approve the consummation of the transactions contemplated in the merger agreement, including the Amended GDP, if it finds that (i) they are not unlawful or inconsistent with the public interest, (ii) they will not interfere with the provision by TNMP of reasonable and proper utility service at fair, just and reasonable rates, (iii) the level of investment appears reasonable, and (iv) the Amended GDP contains the information required by NMPRC Rule 450 in detail acceptable to the NMPRC, and TNMP represents and the NMPRC makes the findings specified in NMPRC Rule 450. The NMPRC will approve the issuance of debt securities unless it finds that (i) such transactions are inconsistent with the public interest; (ii) the purpose of the issuance is not permitted by the NMPUA; or (iii) the aggregate amount of the securities outstanding and proposed to be outstanding will exceed the fair value of the properties and business of TNMP. TNMP filed its application with the NMPRC on July 15, 1999. As of the date of this proxy statement, two parties have intervened in this proceeding. The Attorney General of New Mexico has intervened in this proceeding in its capacity as the statutory representative of New Mexico ratepayers. TNMP's largest industrial customer has also intervened. As of the date of this proxy statement, no material issues have been raised by any of the intervenors. A prehearing conference will be held on August 19, 1999, at which time a deadline for intervention with respect to this proceeding will be established, and it is possible that additional parties may intervene in this proceeding.

   The Equity Financing (and therefore the completion of the merger) is conditioned on the Equity Investors and Parent, as a result of the transactions contemplated by the Partnership Subscription Agreements and the merger agreement, not reasonably being expected to be subject to regulation as a public utility holding company under the NMPUA (except for Parent, in certain situations).

Public Utility Holding Company Act of 1935

   The transaction is not subject to approval by the SEC under PUHCA. Following the closing, the Partnership Investors have advised TNP that Parent will be, and TNP will continue to be, an exempt holding company under Section (3)(a)(1) of PUHCA because after the merger TNP will be doing business primarily intrastate within the States of Texas and New Mexico as TNP is today. The Equity Financing (and therefore the completion of the merger) is conditioned on the Equity Investors and Parent, as a result of the transactions contemplated by the Partnership Subscription Agreements and the merger agreement, not reasonably being expected to be subject to regulation as a registered public utility holding company under PUHCA. The Partnership Investors have advised TNP that none of the Partnership Investors would be required to register under PUHCA.

Affiliate Contracts

   In connection with the merger, Parent, Sub and other affiliates may need to enter into or amend agreements related to the provision by affiliates of various services, including management, supervisory, construction, engineering, accounting, legal, financial or similar services. The approval or non-opposition of certain state regulatory commissions is required with respect to the creation or amendment of certain inter-affiliate agreements. Parent, TNP and their subsidiaries will file such agreements with the appropriate state regulatory commissions.

Other Regulatory Matters

   TNP and its subsidiaries have obtained from various regulatory authorities certain franchises, permits and licenses which may need to be renewed, replaced or transferred as a result of the merger, and approvals, consents or notifications may be required in connection with such renewals, replacements or transfers.

   Regulatory commissions of states where TNMP operates may intervene in the federal regulatory proceedings. In addition, such regulatory commissions regulate the rates charged to utility customers within their jurisdictions. In approving rates, each state may take into account savings resulting from, and other effects of, the merger.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

   The following table sets forth certain information regarding the beneficial ownership of TNP common stock as of August 3, 1999, for (i) each director, (ii) each executive officer, (iii) all directors and executive officers as a group, and (iv) persons known to management to beneficially own more than 5% of TNP common stock. Except as otherwise noted, each named individual or family member has sole voting and investment power with respect to such shares.

                                                 Amount and Nature    Percent
Name of Beneficial Owner                      of Beneficial Ownership of Class
------------------------                      ----------------------- --------
R. Denny Alexander...........................            3,125            *
John A. Fanning..............................            3,025            *
Sidney M. Gutierrez..........................            2,787            *
J. R. Holland, Jr............................            2,100            *
Kevern R. Joyce..............................           22,724            *
Harris L. Kempner, Jr........................            3,025(1)         *
Carol D. Surles..............................            2,100            *
Larry G. Wheeler.............................            1,073            *
Dennis H. Withers............................            3,125            *
Jack V. Chambers.............................           31,941            *
Manjit S. Cheema.............................           12,067(2)         *
John P. Edwards..............................            6,817            *
Ralph S. Johnson.............................           15,166            *
All directors and officers as a group (25
 persons)....................................          184,187          1.4%
The Vanguard Group (3).......................        1,315,863          9.8%
Putnam Investments, Inc (4)..................          859,000          6.4%
Scudder Kemper Investments, Inc. (5).........          732,235          5.5%

--------
*  Less than 1 percent
(1) Includes 200 shares that Mr. Kempner's wife owns, beneficial ownership of which Mr. Kempner disclaims.
(2) Includes 1,462 shares held by Mr. Cheema's wife, beneficial ownership of which he disclaims.
(3) This amount is as of August 3, 1999. The address of The Vanguard Group is P.O. Box 2900, Valley Forge, Pennsylvania 19482. The Vanguard Group holds all shares included in the table as trustee of the TNMP 401(k) plan.
(4) The address of Putnam Investments, Inc. ("PI") is One Post Office Square, Boston, Massachusetts 10036. PI is the parent holding company of Putnam Investment Management, Inc. ("PIM") and The Putnam Advisory Company, Inc. ("PAC"), both of which are investment advisers registered under the Investment Advisers Act of 1940, and both of whose addresses are One Post Office Square, Boston, Massachusetts 10036. Neither PI, PIM nor PAC have any voting or sole dispositive power over the shares included in the table. PI has shared dispositive power over all the shares. PIM has shared dispositive power with respect to 851,000 shares, and PAC has shared dispositive power with respect to 8,000 shares. Each holds their respective shares on behalf of their investment advisory clients. The parent holding company of PI is Marsh & McLennan Companies, Inc., the address of which is 1166 Avenue of the Americas, New York, New York 10036. The information included in the table and this note is derived from a joint report on
    Schedule 13G dated February 11, 1999, filed with the Securities and Exchange Commission.
(5) The address of Scudder Kemper Investments, Inc. ("SKI") is 345 Park Avenue, New York, New York. SKI has sole voting power over 432,595 shares, shared voting power over 283,000 shares, and sole dispositive power over all the shares. SKI is an investment adviser registered under the Investment Advisers Act of 1940. The information included in the table and this note is derived from a joint report on Schedule 13G dated February 11, 1999, filed with the Securities and Exchange Commission.

                            INDEPENDENT ACCOUNTANTS

   Since March 7, 1997, TNP's independent public accountants have been the firm of Arthur Andersen LLP. It is expected that one or more representatives of such firm will attend the Special Meeting. Such representatives will be given an opportunity to make statements at the Special Meeting, if they so desire, and are expected to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

   In order for proposals of shareholders intended to be presented at the annual meeting of shareholders to be held in 2000 (if the merger is not consummated prior to such time) to be considered for inclusion in TNP's proxy statement and form of proxy relating to that meeting, such proposals must be received at TNP's executive offices on or before November 30, 1999. Proposals should be sent to the Secretary, TNP Enterprises, Inc., P.O. Box 2943, Fort Worth, Texas 76113. The notice must provide the exact wording and purpose of the proposal, describe the proposing shareholder's reasons for supporting the proposal, provide the shareholder's name, address, number of the shares of TNP stock that the shareholder owns beneficially and of record, the date on which the shareholder acquired such stock, and disclose any material interest that the shareholder has in the subject of the proposal. Shareholder proposals must also satisfy applicable requirements of Regulation 14A under the Exchange Act.

   Pursuant to recent amendments to the rules relating to proxy statements under the Exchange Act, shareholders of TNP are hereby notified that any shareholder proposal not included in the proxy materials disseminated by the management of TNP for its 2000 annual meeting in accordance with Rule 14a-8 under the Exchange Act will be considered untimely for the purposes of Rules 14a-4 and 14a-5 under the Exchange Act if notice thereof is received after February 14, 1999. Management proxies will be authorized to exercise discretionary voting authority with respect to any shareholder proposal not included in such proxy materials for the annual meeting of TNP unless TNP receives notice of such proposal by the date set forth above and the conditions set forth in Rule 14a-4(c)(2)(I)-(iii) under the Exchange Act are met.

                             AVAILABLE INFORMATION

   TNP is subject to the informational requirements of the Exchange Act, and accordingly files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed with the SEC are available for inspection and copying at the public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. TNP's public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning TNP also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                           INCORPORATION BY REFERENCE

   This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from TNP as follows: TNP Enterprises, Inc., P.O. Box 2943, Fort Worth, Texas 76113, Attention: Paul W. Talbot (telephone: (817) 731-0099). To ensure timely delivery of documents prior to the Special Meeting, requests should be made by September 13, 1999.

   TNP hereby undertakes to provide without charge to each person, including any beneficial owner to whom a copy of this Proxy Statement has been delivered, upon the written or oral request of such person, a copy (without exhibits, except those specifically incorporated by reference) of any and all of the documents referred to below which have been or may be incorporated in this Proxy Statement by reference. Requests for such documents should be directed to the person indicated above.

   The following documents, previously filed with the SEC pursuant to the Exchange Act, are hereby incorporated by reference:

     (1) Annual Report on Form 10-K for the year ended December 31, 1998;

     (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     (3) Current Report on Form 8-K dated June 7, 1999;

     (4) Current Report on Form 8-K dated August 10, 1999; and

     (5) Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

   The information relating to TNP contained in this Proxy Statement should be read together with the information in the documents incorporated by reference herein.

   All documents filed by TNP pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting, and any adjournment thereof, will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

   Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                                          By Order of the Board of Directors

                                          /s/ KEVERN R. JOYCE
                                          Kevern R. Joyce
                                          Chairman of the Board of Directors,
                                          President and Chief Executive
                                          Officer

Fort Worth, Texas
August 11, 1999

                                                                      APPENDIX A




                          AGREEMENT AND PLAN OF MERGER

                               Dated May 24, 1999

                                  By and Among

                              SW Acquisition, L.P.

                              ST Acquisition Corp.

                                      and

                             TNP Enterprises, Inc.,

                         and As Amended August 9, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                               dated May 24, 1999
                                  by and among

                              SW ACQUISITION, L.P.

                              ST ACQUISITION CORP.

                                      and

                             TNP ENTERPRISES, INC.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           GLOSSARY OF DEFINED TERMS

   The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"affiliate"............................................ Section 9.11(a)
"Agreement"............................................ Preamble
"Alternative Proposal"................................. Section 5.02
"Antitrust Division"................................... Section 6.04
"Articles of Merger"................................... Section 1.03
"Backstop Commitment Letter"........................... Section 4.07(a)
"Backstop Financing"................................... Section 4.07(a)
"Backstop Lenders"..................................... Section 4.07(a)
"beneficially"......................................... Section 9.11(b)
"business day"......................................... Section 9.1l(c)
"Certificate of Merger"................................ Section 1.03
"Certificates"......................................... Section 2.02(b)
"Closing".............................................. Section 1.02
"Closing Date"......................................... Section 1.02
"Code"................................................. Section 2.02(e)
"Commitment Letters"................................... Section 4.07(a)
"Company".............................................. Preamble
"Company Budget"....................................... Section 5.01(b)(ii)(D)
"Company Common Stock"................................. Section 2.01(b)
"Company Disclosure Letter"............................ Section 3.0l
"Company Employee Benefit Plan"........................ Section 3.13(b)(i)
"Company Financial Statements"......................... Section 3.05(a)
"Company Material Adverse Effect"...................... Section 9.11(d)
"Company Options"...................................... Section 2.01(e)(i)
"Company Option Plans"................................. Section 3.02(a)
"Company Permits"...................................... Section 3.10(a)
"Company Preferred Stock".............................. Section 3.02(a)
"Company Rights"....................................... Section 3.02(a)
"Company Rights Agreement"............................. Section 3.02(a)
"Company SEC Reports".................................. Section 3.05(a)
"Company Shareholders' Approval"....................... Section 6.03
"Company Shareholders' Meeting"........................ Section 6.03
"Confidentiality Agreement"............................ Section 6.01
"Constituent Corporations"............................. Section 1.01
"Consideration Commitment Letters"..................... Section 4.07(a)
"Contracts"............................................ Section 3.04(a)
"control," "controlling," "controlled by" and "under
 common control with".................................. Section 9.11(a)
"Debt Financing"....................................... Section 4.07(a)
"Defined Benefit Plan"................................. Section 3.13(g)
"Definitive Debt Financing Agreements"................. Section 6.14(a)
"Definitive Preferred Stock Agreements"................ Section 4.02
"Dissenting Share"..................................... Section 2.01(d)(i)
"DOE".................................................. Section 3.05(b)
"Effective Time"....................................... Section 1.03
"Environmental Claims"................................. Section 3.15(h)(i)
"Environmental Laws"................................... Section 3.l5(h)(ii)

"Environmental Permits"................................. Section 3.15(b)
"Equity Documents and Agreements"....................... Section 4.07(b)
"Equity Financing"...................................... Section 4.07(a)
"Equity Investors"...................................... Section 4.07(a)
"ERISA"................................................. Section 3.13(b)(i)
"ERISA Affiliate"....................................... Section 3.13(b)(iii)
"Exchange Act".......................................... Section 3.04(b)
"Excluded Transactions"................................. Section 3.21
"Expense Amount"........................................ Section 8.02(b)
"Extended Termination Date"............................. Section 8.01(b)(i)(y)
"FERC".................................................. Section 3.05(b)
"Final Order"........................................... Section 7.01(e)
"Financing Parties"..................................... Section 6.14(c)
"FTC"................................................... Section 6.04
"Gains Tax"............................................. Section 6.11
"General Partner"....................................... Section 4.07(b)
"Governmental or Regulatory Authority".................. Section 3.04(a)
"group"................................................. Section 9.11(g)
"Hazardous Materials"................................... Section 3.15(h)(iii)
"HSR Act"............................................... Section 3.04(b)
"Indemnified Liabilities"............................... Section 6.06(a)
"Indemnified Parties"................................... Section 6.06(a)
"Initial Termination Date".............................. Section 8.01(b)(i)
"Intellectual Property"................................. Section 3.18
"knowledge"............................................. Section 9.l1(e)
"laws".................................................. Section 3.04(a)
"Lien".................................................. Section 3.02(b)
"material," "material adverse effect" and "materially
 adverse"............................................... Section 9.11(f)
"Merger"................................................ Preamble
"Merger Price".......................................... Section 2.01(c)(i)
"NMPRC"................................................. Section 3.04(b)
"Offering Materials".................................... Section 6.02(b)
"Option Amount"......................................... Section 2.01(e)(i)
"Options"............................................... Section 3.02(a)
"orders"................................................ Section 3.04(a)
"Parent"................................................ Preamble
"Parent Disclosure Letter".............................. Section 4.03(b)
"Partnership Subscription Agreements"................... Section 4.07(a)
"Partnership Investors"................................. Section 4.07(a)
"Payment Agent"......................................... Section 2.02(a)
"Payment Fund".......................................... Section 2.02(a)
"PBGC".................................................. Section 3.13(g)
"person"................................................ Section 9.11(g)
"Plan".................................................. Section 3.13(b)(ii)
"Plan of Merger"........................................ Section 3.03
"Power Act"............................................. Section 3.04(b)
"Preferred Stock Investors"............................. Section 4.07(a)
"Preferred Stock Commitment Letters".................... Section 4.07(a)
"Proxy Statement"....................................... Section 3.09
"PUCT".................................................. Section 3.04(b)
"PUHCA"................................................. Section 3.16
"Release"............................................... Section 3.15(h)(iv)

"Representatives"............................................... Section 9.11(h)
"Required Approvals"............................................ Section 7.01(e)
"SEC"........................................................... Section 3.04(b)
"Secretary of State"............................................ Section 1.03
"Securities Act"................................................ Section 3.05(a)
"Senior Debt Commitment Letter"................................. Section 4.07(a)
"Senior Debt Financing"......................................... Section 4.07(a)
"Senior Lenders"................................................ Section 4.07(a)
"Specified Compensation and Benefit Programs"................... Section 3.13(l)
"Sub"........................................................... Preamble
"Sub Common Stock".............................................. Section 2.01(a)
"Sub Preferred Stock"........................................... Section 2.01(a)
"Subordinated Debt Commitment Letter"........................... Section 4.07(a)
"Subordinated Debt Financing"................................... Section 4.07(a)
"Subordinated Lenders".......................................... Section 4.07(a)
"Subsidiary".................................................... Section 9.11(i)
"Surviving Corporation"......................................... Section 1.01
"Surviving Corporation Common Stock"............................ Section 2.01(a)
"Surviving Corporation Preferred Stock"......................... Section 2.01(a)
"Tax" and "Taxes"............................................... Section 3.12
"TBCA".......................................................... Section 1.01
"Termination Fee"............................................... Section 8.02(b)
"TNMP".......................................................... Section 3.13(l)
"Transfer Taxes"................................................ Section 6.11
"Year 2000 Compliant"........................................... Section 3.23

                      [This Page Intentionally Left Blank]

                               TABLE OF CONTENTS

             This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

                                                                      Page No.
                                                                      --------
                                   ARTICLE I

                                  The Merger
 1.01 The Merger....................................................      1
 1.02 Closing.......................................................      1
 1.03 Effective Time................................................      1
      Articles of Incorporation and Bylaws of the Surviving
 1.04  Corporation..................................................      1
 1.05 Directors and Officers of the Surviving Corporation...........      1
 1.06 Effects of the Merger.........................................      2
 1.07 Further Assurances............................................      2

                                  ARTICLE II

                             Conversion of Shares
 2.01 Conversion of Capital Stock...................................      2
 2.02 Exchange of Certificates......................................      3

                                  ARTICLE III

                 Representations and Warranties of the Company
 3.01 Organization and Qualification................................      5
 3.02 Capital Stock.................................................      5
 3.03 Authority Relative to this Agreement..........................      6
 3.04 Non-Contravention; Approvals and Consents.....................      7
 3.05 SEC Reports and Financial Statements..........................      8
 3.06 Absence of Certain Changes or Events..........................      8
 3.07 Absence of Undisclosed Liabilities............................      8
 3.08 Legal Proceedings.............................................      9
 3.09 Information Supplied..........................................      9
 3.10 Permits; Compliance with Laws and Orders......................      9
 3.11 Compliance with Agreements; Certain Agreements................     10
 3.12 Taxes.........................................................     10
 3.13 Employee Benefit Plans; ERISA.................................     12
 3.14 Labor Matters.................................................     15
 3.15 Environmental Matters.........................................     15
 3.16 Regulation as a Utility.......................................     17
 3.17 Insurance.....................................................     17
 3.18 Intellectual Property Rights..................................     17
 3.19 Vote Required.................................................     17
 3.20 Opinion of Financial Advisor..................................     17
 3.21 Company Rights Agreement......................................     17
 3.22 Article IX of the Company's Articles of Incorporation and
       Article 13 of the TBCA Not Applicable........................     18
 3.23 Year 2000.....................................................     18

                                   ARTICLE IV

                Representations and Warranties of Parent and Sub
 4.01 Organization and Qualification......................................   18
 4.02 Authority Relative to this Agreement................................   18
 4.03 Non-Contravention; Approvals and Consents...........................   19
 4.04 Legal Proceedings...................................................   20
 4.05 Information Supplied................................................   20
 4.06 Ownership of Company Common Stock...................................   20
 4.07 Financing...........................................................   20
 4.08 Capitalization of Sub...............................................   21
 4.09 Fraudulent Conveyance...............................................   21

                                   ARTICLE V

                            Covenants of the Company
 5.01 Covenants of the Company............................................   22
 5.02 No Solicitations....................................................   24
 5.03 Company Rights Agreement............................................   25
 5.04 Third Party Standstill Agreements...................................   25

                                   ARTICLE VI

                             Additional Agreements
 6.01 Access to Information; Confidentiality..............................   25
 6.02 Preparation of Proxy Statement; Offering Materials..................   26
 6.03 Approval of Shareholders............................................   26
 6.04 Regulatory and Other Third Party Approvals..........................   26
 6.05 Employee Benefit Plans..............................................   27
 6.06 Directors' and Officers' Indemnification and Insurance..............   27
 6.07 Expenses............................................................   28
 6.08 Brokers or Finders..................................................   29
 6.09 Takeover Statutes...................................................   29
 6.10 Conveyance Taxes....................................................   29
 6.11 Gains Tax...........................................................   29
 6.12 Conduct of Business of Parent and Sub...............................   29
 6.13 Rate Matters........................................................   30
 6.14 Financing...........................................................   30
 6.15 Notice and Cure.....................................................   31

                                  ARTICLE VII

                                   Conditions
 7.01 Conditions to Each Party's Obligation to Effect the Merger..........   31
 7.02 Conditions to Obligation of Parent and Sub to Effect the Merger.....   32
 7.03 Conditions to Obligation of the Company to Effect the Merger........   33

                                 ARTICLE VIII

                       Termination, Amendment and Waiver
 8.01 Termination........................................................   34
 8.02 Effect of Termination..............................................   35
 8.03 Amendment..........................................................   36
 8.04 Waiver.............................................................   36

                                  ARTICLE IX

                              General Provisions
 9.01 Non-Survival of Representations, Warranties, Covenants and
       Agreements........................................................   36
 9.02 Notices............................................................   37
 9.03 Entire Agreement; Incorporation of Exhibits........................   37
 9.04 Public Announcements...............................................   38
 9.05 No Third Party Beneficiary.........................................   38
 9.06 No Assignment; Binding Effect......................................   38
 9.07 Headings...........................................................   38
 9.08 Invalid Provisions.................................................   38
 9.09 Governing Law......................................................   38
 9.10 Enforcement of Agreement...........................................   38
 9.11 Certain Definitions................................................   39
 9.12 Counterparts.......................................................   39

   This AGREEMENT AND PLAN OF MERGER, dated as of May 24, 1999 (this "Agreement"), is made and entered into by and among SW Acquisition, L.P., organized and existing under the laws of Texas ("Parent"), ST Acquisition Corp., a Texas corporation wholly owned by Parent ("Sub"), and TNP Enterprises, Inc., a Texas corporation (the "Company").

   Whereas, the Boards of Directors of Sub and the Company have each determined that it is advisable and in the best interests of their respective shareholders to consummate, and Parent, Sub and the Company have approved, the business combination transaction provided for herein in which Sub would merge with and into the Company and the Company would become a wholly-owned subsidiary of Parent (the "Merger"); and

   Whereas, each of Parent, Sub and the Company desires to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

   Now, Therefore, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   The Merger

   1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.03), Sub shall be merged with and into the Company in accordance with the Business Corporation Act of the State of Texas (the "TBCA"). At the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). Sub and the Company are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or cancelled in the manner provided in Article II.

   1.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.01, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005 at 10:00 a.m., local time, on the third business day following satisfaction of the conditions set forth in
Article VII, unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date"). At the Closing there shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments required to be delivered under Article VII.

   1.03 Effective Time. At the Closing, articles of merger (the "Articles of Merger") shall be duly prepared and executed by the Company and Sub and thereafter delivered to the Secretary of State of the State of Texas (the "Secretary of State") for filing as provided in Article 5.04 of the TBCA, as soon as practicable on the Closing Date. The Merger shall become effective upon the issuance of a certificate of merger (the "Certificate of Merger") by the Secretary of State (the date and time of such issuance being referred to herein as the "Effective Time").

   1.04 Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (i) the articles of incorporation of the Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and such articles of incorporation, and (ii) the bylaws of Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, the articles of incorporation of the Surviving Corporation and such bylaws.

   1.05 Directors and Officers of the Surviving Corporation. The directors and the officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws.

   1.06 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the TBCA.

   1.07 Further Assurances. Each party hereto will, at or after the Effective Time, execute such further certificates, documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

                                   ARTICLE II

                              Conversion of Shares

   2.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

     (a) Capital Stock of Sub. Each issued and outstanding share of the common stock, no par value, of Sub ("Sub Common Stock") shall be converted into and become one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each issued and outstanding share of preferred stock, no par value, of Sub ("Sub Preferred Stock") shall be converted into and become one fully paid and nonassessable share of preferred stock, no par value of the Surviving Corporation ("Surviving Corporation Preferred Stock"). Each certificate representing outstanding shares of Sub Common Stock and each certificate representing outstanding shares of Sub Preferred Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock and Surviving Corporation Preferred Stock, respectively.

     (b) Cancellation of Treasury Stock and Stock Owned by Parent and Subsidiaries. All shares of common stock, no par value, of the Company ("Company Common Stock") that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Sub or any other wholly-owned Subsidiary (as defined in Section 9.11) of Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

     (c) Exchange Ratio for Company Common Stock.

       (i) Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b) and other than Dissenting Shares (as defined in Section 2.01(d))) shall be converted automatically into the right to receive $44.00 in cash (the "Merger Price").

       (ii) All shares of Company Common Stock converted in accordance with paragraph (i) of this Section 2.01(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Price per share, upon the surrender of such certificate in accordance with Section 2.02, without interest, subject to any applicable withholding tax.

     (d) Dissenting Shares.

       (i) Notwithstanding any provision of this Agreement to the contrary, each issued and outstanding share of Company Common Stock, the holder of which has not voted in favor of the Merger, has perfected such holder's right to dissent in accordance with the applicable provisions of the TBCA and has not effectively withdrawn or lost such right to dissent (a "Dissenting Share"), shall not be converted into or represent a right to receive the Merger Price pursuant to Section 2.01(c), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the TBCA; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw such person's objection to the Merger or such person's demand for payment or lose the right to dissent, in either case pursuant to the TBCA, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Price pursuant to
    Section 2.01(c).

       (ii) The Company shall give Parent (x) prompt notice of any written objections to the Merger received in compliance with Article 5.12 of the TBCA, withdrawals of any such objections, and any other instruments served pursuant to Article 5.12 of the TBCA relating to a shareholder's right to dissent received by the Company and (y) the opportunity to direct all negotiations and proceedings with respect to demands made by dissenting shareholders for the payment of the fair value of the Company Common Stock held by them. The Company will not voluntarily make any payment with respect to any such demands, and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

     (e) Stock Option Plans.

       (i) The Company shall take all actions necessary to provide that, immediately prior to the consummation of the Merger, (x) each outstanding option to acquire shares of Company Common Stock (the "Company Options") granted under any of the Company Option Plans (as defined in Section 3.02(a)), whether or not then exercisable or vested, shall become fully exercisable and vested, (y) each Company Option which is then outstanding shall be canceled and (z) in consideration of such cancellation, and except to the extent that Parent or Sub and the holder of any such Company Option otherwise agree, the Company (or, at Parent's option, Parent or Sub) shall pay to such holders of Company Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Price per share over the per share exercise price thereof and (B) the number of shares of Company Common Stock subject thereto (the "Option Amount") (such payment to be net of applicable withholding taxes); provided that the foregoing shall not require any action which violates the Company Option Plans.

       (ii) Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Company Option Plans, (x) the Company shall use all reasonable efforts to provide that (A) the Company Option Plans shall terminate as of the Effective Time and (B) either the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company or any of its Subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted, or such plan, program or arrangement shall terminate as of the Effective Time, and
    (y) the Company shall use all reasonable efforts to ensure that following the Effective Time no holder of Company Options or any participant in the Company Option Plans or any other such plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

     (f) Restricted or Performance Stock. The Company shall take all actions necessary to provide that each share of restricted or performance stock granted under the Company Option Plans shall become fully vested and free of restrictions no later than the consummation of the Merger and that any holder of a restricted or performance stock grant may elect to authorize the Company to retain a number of shares of Company Common Stock from such grant having an aggregate value (based upon the Merger Price per share) equal to any withholding taxes applicable to the vesting of such grant, in lieu of the payment of such amount in cash.

   2.02 Exchange of Certificates. (a) Payment Agent. At the Closing, Parent shall cause the Surviving Corporation to deposit with a bank or trust company designated before the Closing Date by Parent and reasonably acceptable to the Company (the "Payment Agent"), a cash amount equal to the aggregate Merger Price to which holders of shares of Company Common Stock shall be entitled upon consummation of the

Merger, to be held for the benefit of and distributed to such holders in accordance with this Section. The Payment Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the "Payment Fund") for delivery as contemplated by this Section, and upon such additional terms as may be agreed upon by the Payment Agent, the Company and Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the cash amounts to which holders of shares of Company Common Stock shall be entitled, Parent and the Surviving Corporation shall in any event be liable, and Parent and the Surviving Corporation shall make available to the Payment Agent additional funds, for the payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

   (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Payment Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares are converted pursuant to Section 2.01(c) into the right to receive the Merger Price (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Price. Upon surrender of a Certificate for cancellation to the Payment Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor payment of the dollar amount representing the Merger Price per share of Company Common Stock represented thereby, subject to any applicable withholding tax, which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger, including any interest accrued in respect of the Payment Fund. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Price may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. The Surviving Corporation shall pay all fees and expenses of the Payment Agent in connection with the distribution of the Merger Price. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Price per share of Company Common Stock represented thereby as contemplated by this Article II, together with the dividends, if any, which may have been declared by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement and which remained unpaid at the Effective Time.

   (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby, subject, however, to the Surviving Corporation's obligation to pay any dividends which may have been declared by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement and which remained unpaid at the Effective Time. Other than with respect to transfers of Dissenting Shares, from and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (other than Certificates representing Dissenting Shares) are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

   (d) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the shareholders of the Company for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of the Company (other than holders of Dissenting Shares) who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Merger Price per share. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for cash representing the Merger Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   (e) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

                                  ARTICLE III

                 Representations and Warranties of The Company

   The Company represents and warrants to Parent and Sub as follows:

   3.01 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a Company Material Adverse Effect (as defined in Section 9.11). Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a Company Material Adverse Effect. Section 3.01 of the letter dated the date hereof and delivered to Parent and Sub by the Company concurrently with the execution and delivery of this Agreement (the "Company Disclosure Letter") sets forth (i) the name and jurisdiction of incorporation of each Subsidiary of the Company, (ii) its authorized capital stock, (iii) the number of its issued and outstanding shares of capital stock and (iv) the record owners of such shares. Except for interests in the Subsidiaries of the Company and as disclosed in
Section 3.01 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity (other than non-controlling investments in the ordinary course of business). The Company has previously delivered or made available to Parent correct and complete copies of the articles of incorporation and bylaws (or other comparable charter documents) of the Company and its Subsidiaries.

   3.02 Capital Stock. (a) The authorized capital stock of the Company consists solely of 50,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, no par value ("Company Preferred Stock"), none of which Company Preferred Stock is issued and outstanding. As of May 21, 1999, 13,401,680 shares of Company Common Stock were issued and outstanding, no shares were held in the treasury of the Company, and the only shares reserved for issuance as of such date consisted of 796,947 shares which were reserved or held for issuance under the Company's Equity Incentive Plan, 9,525 shares which were reserved or held for issuance under the Company's Non-Employee Director Stock Plan, 528,516 shares which were reserved or held for issuance under the Texas-New Mexico Power Company Thrift Plan for Employees (such Plans, the "Company Option Plans"), and 939,526 shares which were reserved or held for issuance under the Company's Direct Stock Purchase Plan. Since such date, except as set forth in Section 3.02 of the Company Disclosure Letter, as of the date of this Agreement, there has been no change in the number of issued and outstanding shares of Company Common Stock or shares of Company Common Stock held in treasury or reserved for issuance. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and the Amended and Restated Rights Agreement dated as of August 11, 1998, as amended, by and between the Company and The Bank of New York, as Rights Agent (the "Company Rights Agreement"), pursuant to which the Company has issued rights (the "Company Rights") to purchase shares of Company Common Stock, and except as set forth in Section 3.02 of the Company Disclosure Letter (which includes, without limitation, a list of all currently outstanding awards under the Company Option Plans or under any other plan, program or arrangement providing for the issuance or grant by the Company or any of its Subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto.

   (b) Except as disclosed in Section 3.02 of the Company Disclosure Letter, all of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, and charges of any kind (each a "Lien"). Except as disclosed in Section 3.02 of the Company Disclosure Letter, there are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of the Company or to grant, extend or enter into any such Option or
(ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of the Company.

   (c) Except as disclosed in Section 3.02 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person, other than in the ordinary course of business consistent with past practice.

   (d) Section 3.02(d) of the Company Disclosure Letter sets forth a true and complete statement of the maximum contractual borrowing limit, if any, under all loan agreements (including indentures) providing for credit to the Company or any of its Subsidiaries in excess of $10 million and a true and complete statement of the total indebtedness of the Company and each of its Subsidiaries outstanding on May 21, 1999 under such agreements.

   3.03 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Shareholders' Approval (as defined in Section 6.03), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company, the Board of Directors of the Company has recommended adoption of the plan of merger contemplated hereby (the "Plan of Merger") by the shareholders of the Company and directed that the Plan of Merger be submitted to the shareholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Shareholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Sub, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

   3.04 Non-Contravention; Approvals and Consents. (a) Except as disclosed in
Section 3.04 of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by it of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries, or (ii), subject to the obtaining of the Company Shareholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any legislative or regulatory enactment, statute, ordinance, law or regulation (together, "laws") existing on the date of this Agreement, or any judgment, decree, order, writ, permit or license (together, "orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority") applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation, rate, rate schedule, tariff; utility service agreement or like document filed with or approved by any Governmental or Regulatory Authority, or agreement of any kind (together, "Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a Company Material Adverse Effect, or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

   (b) Except (i) for the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) for the filing of the Proxy Statement (as defined in Section 3.09) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), (iii) for the filing of the Articles of Merger and other appropriate merger documents required by the TBCA with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business and the issuance of the Certificate of Merger by the Secretary of State, (iv) for (x) the approval of the Public Utility Commission of Texas ("PUCT") under Texas law, to the extent required by the Texas Public Utility Regulatory Act and for (y) the approval of the New Mexico Public Regulation Commission ("NMPRC") under New Mexico law, to the extent required by the New Mexico Public Utility Act, (v) for the filing of an application under Section 203 and any directly related section of or regulation under, the Federal Power Act (the "Power Act") for the sale or disposition of jurisdictional facilities of the Company, or an order under the Power Act disclaiming jurisdiction over this merger, and (vi) as disclosed in Section 3.04 of the Company Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by it of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a Company Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

   3.05 SEC Reports and Financial Statements. (a) The Company delivered or made available to Parent prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the SEC since December 31, 1995 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which are all the documents (other than preliminary material) that the Company and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present in accordance with generally accepted accounting principles (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which, for periods subsequent to December 31, 1998, are not expected to reflect a Company Material Adverse Effect)) the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section 3.05 of the Company Disclosure Letter, each Subsidiary of the Company is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

   (b) All material filings required to be made by the Company or any of its Subsidiaries since December 31, 1995, under the Power Act and applicable state laws and regulations, have been filed with the Federal Energy Regulatory Commission (the "FERC"), the Department of Energy (the "DOE") or any appropriate state Governmental or Regulatory Authorities (including, without limitation, the Public Utility Commission of Texas and the New Mexico Public Regulatory Commission), as the case may be, including all material written forms, statements, reports, agreements and all material documents, exhibits, amendments and supplements appertaining thereto, including but not limited to all material rates, tariffs, franchises, service agreements and related documents; and all such filings complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder.

   3.06 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (a) since December 31, 1998, there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (b) except as disclosed in Section 3.06 of the Company Disclosure Letter, between such date and the date hereof (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of Section 5.01(b).

   3.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet as of December 31, 1998 included in the Company Financial Statements, as disclosed in Section 3.07 of the Company Disclosure Letter, or as disclosed in the Company SEC Reports filed since such date, neither the

Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations
(i) which were incurred in the ordinary course of business consistent with past practice or, (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, to have a Company Material Adverse Effect.

   3.08 Legal Proceedings. .Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.08 of the Company Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor to the knowledge of the Company are there any Governmental or Regulatory Authority investigations, reviews or audits pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a Company Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement, (ii) there have not been any significant developments since December 31, 1998 with respect to any actions, suits, arbitrations, proceedings, investigations, reviews or audits disclosed in the Company SEC Reports filed prior to the date of this Agreement or in
Section 3.08 of the Company Disclosure Letter, and (iii) neither the Company nor any of its Subsidiaries is subject to any order of or any investigation, rate suspension or other proceeding by or before any Governmental or Regulatory Authority which individually or in the aggregate, is having or could be reasonably expected to have a Company Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

   3.09 Information Supplied. The proxy statement relating to the Company Shareholders' Meeting (as defined in Section 6.03), as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will not, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to shareholders of the Company and at the date of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Sub expressly for inclusion therein and information incorporated by reference therein from documents filed by Parent or any of its Subsidiaries with the SEC. The Proxy Statement and any such other documents filed by the Company with the SEC under the Exchange Act in connection with the Merger and the other transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act. Neither the information supplied or to be supplied by or on behalf of the Company and its Subsidiaries for inclusion, nor the information incorporated by reference from documents filed by the Company or any of its Subsidiaries with the SEC, in any of the Offering Materials (as defined in Section 6.02(b)) will as of the date of such Offering Materials and on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

   3.10 Permits; Compliance with Laws and Orders. (a) The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of, and have made all required rate, tariff and other filings with all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses as currently conducted (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except failures so to comply which individually or in the aggregate, are not having and could not be reasonably expected to have a Company Material Adverse Effect.

   (b) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which individually or in the aggregate, are not having and could not be reasonably expected to have a Company Material Adverse Effect.

   3.11 Compliance with Agreements; Certain Agreements. (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries or (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which individually or in the aggregate, are not having and could not be reasonably expected to have a Company Material Adverse Effect.

   (b) Except as disclosed in Section 3.11 of the Company Disclosure Letter or in the Company SEC Reports filed prior to the date of this Agreement or as provided for in this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement that (A) involves the annual payment or potential payment, pursuant to the terms of any such consulting agreement by the Company of more than $100,000 individually or $1,000,000 in the aggregate and (B) is not terminable on thirty (30) days' or less notice, (ii) Contracts with any person containing any provision or covenant prohibiting or materially limiting the ability of the Company to engage in any business activity or compete with any person or prohibiting or materially limiting the ability of any person to compete with the Company, (iii) partnership, joint venture, shareholders' or other similar Contracts with any person, (iv) Contracts relating to the future disposition or acquisition of any assets of the Company with a value of more than $100,000 individually or $1,000,000 in the aggregate, or (v) other Contracts (other than Company Employee Benefit Plans) that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company of more than $100,000 annually and (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any material cost or penalty to the Company.

   3.12 Taxes. For purposes of this Agreement, "Taxes" (including, with correlative meaning, the word "Tax") shall include any and all federal, state, county, local, foreign or other taxes, charges, imposts, rates, fees, levies or other assessments imposed by any Governmental or Regulatory Authority, including, without limitation, all net income, alternative minimum, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance, withholding or other taxes, fees, assessments or other similar charges of any kind whatsoever, together with any interest and penalties (civil or criminal) on or additions to any such taxes. Except as specifically identified in Section 3.12 of the Company Disclosure Letter:

   (a) Filing of Timely Tax Returns. The Company and each of its Subsidiaries have timely filed (or there has been timely filed on their behalf) all material Tax returns and reports required to be filed by or on behalf of each of them under applicable law. All such Tax returns and reports were and are in all material respects true, complete and correct. Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax return or report, which Tax return or report has not since been timely filed.

   (b) Payment of Taxes. The Company and each of the Company's Subsidiaries has, paid all Taxes that are shown as due in all Tax returns and reports.

   (c) Tax Reserves. The accrual for Taxes on the most recent Company financial statements contained in the Company SEC Reports reflects an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

   (d) Tax Liens. There are no Liens for Taxes upon the assets, properties or business of the Company or any of its Subsidiaries except Liens for Taxes not yet due or being contested in good faith through appropriate proceedings and for which adequate reserves have been established in the most recent financial statements of the Company contained in the Company SEC Reports.

   (e) Waivers of Statute of Limitations. Neither the Company nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax returns or reports.

   (f) Expiration of Statute of Limitations. The statutes of limitations for the assessment of all Taxes with respect to all material Tax returns or reports of the Company and its Subsidiaries for all Tax periods have expired. Prior to the date of this Agreement, the Company has provided Parent with written schedules of (i) the Tax years of the Company and each of its Subsidiaries for which any statute of limitation with respect to any Tax has not expired and
(ii) with respect to any franchise Tax and any Tax based on net income, gross receipts or gross income, for all Tax years of the Company and each of its Subsidiaries for which the statutes of limitations have not yet expired, those years for which examinations by a Governmental or Regulatory Authority have been completed, those years for which examinations by a Governmental or Regulatory Authority are presently being conducted, and those years for which examinations by a Governmental or Regulatory Authority have not yet been initiated. To the knowledge the Company, no deficiency for any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been resolved and, at the amount so resolved, paid in full.

   (g) Audit, Administrative and Court Proceedings. No audits or other proceedings by any Governmental or Regulatory Authority are presently pending, or, to the knowledge of the Company or any of its Subsidiaries, threatened, with regard to any Taxes or tax returns or reports of the Company or any of its Subsidiaries.

   (h) Powers of Attorney. Each power of attorney currently in force that has been granted by the Company or any of its Subsidiaries concerning any Tax matter is disclosed in Section 3.12(h) of the Company Disclosure Letter.

   (i) Tax Rulings. Neither the Company nor any of its Subsidiaries has received or requested a Tax ruling or entered into a closing agreement with any Governmental or Regulatory Authority that would have effect after the Closing Date.

   (j) Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of (i) all Tax returns or reports for open years, and any amendments thereto, filed by or on behalf of the Company or any of its Subsidiaries, (ii) all audit reports or written proposed adjustments (whether formal or informal) received from any Governmental or Regulatory Authority relating to any Tax return or report filed by or on behalf of the Company or any of its Subsidiaries and (iii) any Tax ruling or request for a Tax ruling applicable to the Company or any of its Subsidiaries and closing agreements entered into by the Company or any of its Subsidiaries.

   (k) Tax Sharing Agreements. Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any agreement relating to the allocation or sharing of Taxes or has any liability for the Taxes of any person other than the Company or its Subsidiaries, as a transferee, or successor or otherwise (including, without limitation, any liability under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law).

   (l) Code Section 341(f). Neither the Company nor any of its Subsidiaries has filed a consent pursuant to Code Section 341(f) or has agreed to have Code
Section 341(f)(2) apply to any disposition of a subsection (f) asset (as that term is defined in Code Section 341(f)(4)) owned by the Company or any of its Subsidiaries.

   (m) Code Section 168. No property of the Company or any of its Subsidiaries is property that the Company or any of its Subsidiaries or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax exempt use property" within the meaning of Code Section 168(h).

   (n) Code Section 280G. Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that under Code Section 280G will not be deductible.

   (o) Code Section 6662. Each of the Company and its Subsidiaries has disclosed on its federal income Tax returns each position taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Code Section 6662.

   (p) Code Section 481 Adjustments. Neither the Company nor any of its Subsidiaries is required to include in income for any Tax period ending after the date hereof any adjustment pursuant to Code Section 481(a) by reason of a voluntary change in accounting method of the Company or any of its Subsidiaries, nor has the IRS proposed any such adjustment or change in accounting method.

   (q) Acquisition Indebtedness. No indebtedness of the Company or any of its Subsidiaries is "corporate acquisition indebtedness" within the meaning of Code
Section 279(b) or an "applicable high yield discount obligation" within the meaning of Code Section 163(i).

   (r) Consolidated Tax Returns. Neither the Company nor any of the Company Subsidiaries has ever been a member of an affiliated group of corporations (within the meaning of Code Section 1504(a)) filing consolidated Tax returns, other than the affiliated group of which the Company is the common parent.

   (s) 5% Foreign Stockholders. The Company is not a "United States real property holding corporation" within the meaning of Code Section 897(c)(2) and based on any Schedule 13D and 13G filings with the SEC with respect to the Company and any other relevant information within the Company's knowledge, no foreign person has owned 5% or more of the outstanding shares of the Company Common Stock at any time during the five year period ending on the Closing Date.

   3.13 Employee Benefit Plans; ERISA. (a) Except as described in the Company SEC Reports filed prior to the date of this Agreement or as would not have a Company Material Adverse Effect, (i) all Company Employee Benefit Plans (as defined below) are in compliance with all applicable requirements of law, including without limitation ERISA (as defined below) and the Code, (ii) neither the Company nor any of its Subsidiaries has any liabilities or obligations, other than for payment of benefits in accordance with their respective terms, with respect to any such Company Employee Benefit Plans, whether accrued, contingent or otherwise, nor to the knowledge of the Company are any such liabilities or obligations expected to be incurred, and (iii) each Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is qualified under that Section, and, if applicable, each such Plan also complies with the requirements of Section 401(k) of the Code. Except as specifically disclosed in Section 3.13 of the Company Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only management, employment, deferred compensation, consulting, termination, change-in-control, severance, or similar agreements or policies applicable to the Company or any of its Subsidiaries are the agreements and policies specifically referred to in Section 3.13 of the Company Disclosure Letter. Except as disclosed in Section 3.13 of the Company Disclosure Letter, no compensation award, benefit or payment, and no acceleration of the exercisability or vesting of any such award, benefit or payment, provided under the terms of any Company Employee Benefit Plan will be disallowed as a deduction to the Company, any Subsidiary of the Company or the Parent under Sections 280G or 162(m) of the Code.

   (b) As used herein:

     (i) "Company Employee Benefit Plan" means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of the current or former employees or directors of the Company or any of its Subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement;

     (ii) "Plan" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, savings, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program or arrangement of any kind, whether written or oral, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA; and

     (iii) "ERISA Affiliate" means any person, who is under common control with the Company within the meaning of Section 414 of the Code.

   (c) Complete and correct copies of the following documents have been made available to Parent, as of the date of this Agreement: (i) all material Company Employee Benefit Plans and any related trust agreements or related insurance contracts and pro forma option agreements, (ii) the most current summary plan descriptions of each Company Employee Benefit Plan subject to the requirement to give a summary plan description under ERISA, (iii) the most recent Form 5500 and Schedules thereto for each Company Employee Benefit Plan subject to such reporting, (iv) the most recent determination of the Internal Revenue Service with respect to the qualified status of each Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, (v) the most recent accountings with respect to each Company Employee Benefit Plan funded through a trust, and (vi) the most recent actuarial report of the qualified actuary of each Company Employee Benefit Plan with respect to which actuarial valuations are conducted.

   (d) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 3.13 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company maintains or is obligated to provide material benefits under any life, medical or health Plan (other than as an incidental benefit under a Plan qualified under Section 401(a) of the Code) which provides benefits to retirees or other terminated employees other than benefit continuations rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

   (e) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 3.13 of the Company Disclosure Letter, neither the Company, any Subsidiary of the Company any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has any material liability resulting from contribution or withdrawal from a "multiemployer plan", as that term is defined in Section 4001 of ERISA. With respect to each "multiemployer plan", as defined above, in which the Company, any Subsidiary of the Company or any ERISA Affiliate participates or has participated, (i) neither the Company, any Subsidiary of the Company nor any ERISA Affiliate has incurred or would reasonably be expected to incur, any material withdrawal liability, (ii) neither the Company, any Subsidiary of the Company nor any ERISA Affiliate has received any notice in the past five years that (A) any such plan is being reorganized in a manner that will result, or would reasonably be expected to result, in material liability, or (B) increased contributions of a material amount may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or (C) any such plan is, or would reasonably be expected to become, insolvent, and (iii) to the knowledge of the Company, there are no PBGC (as defined below) proceedings against any such Plan.

   (f) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 3.13 of the Company Disclosure Letter, to the knowledge of the Company, no event has occurred, and there exists no condition or set of circumstances in connection with any Company Employee Benefit Plan, under which the Company or any Subsidiary of the Company, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to material liability under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or Section 4975 of the Code.

   (g) No transaction contemplated by this Agreement will result in any material liability to the Pension Benefit Guaranty Corporation ("PBGC") under
Section 302(c)(11), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to the Company, any Subsidiary of the Company, Parent or any corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA, and, to the knowledge of the Company, no event or condition exists or has existed which would reasonably be expected to result in any material liability to the PBGC with respect to Parent, the Company, any Subsidiary of the Company or any such corporation or organization. Except as set forth in Section 3.13 of the Company Disclosure Letter, no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any Company Employee Benefit Plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA (a "Defined Benefit Plan") other than "reportable events" as to which the requirement of notice to the PBGC within thirty days has been waived, and other than reportable events that are not reasonably likely to result in material liability. Except as set forth in Section 3.13 of the Company Disclosure Letter, no Defined Benefit Plan has incurred any accumulated funding deficiency whether or not waived.

   (h) Except as set forth in Section 3.13 of the Company Disclosure Letter, no employer securities, employer real property or other employer property is included in the assets of any Company Employee Benefit Plan.

   (i) No stock appreciation rights are outstanding under the Company Option Plans or any other plan or arrangement maintained by the Company or any affiliate of the Company.

   (j) There are no pending or threatened claims by or on behalf of any Company Employee Benefit Plan, by any Person covered thereby, or otherwise, which allege violations on the part of the Company, any Subsidiary or any fiduciary of any such Company Employee Benefit Plan reasonably expected to result in a material liability to the Company, any Subsidiary or Parent.

   (k) The fair market value of the assets of each Defined Benefit Plan, as determined as of the last day of the plan year of such plan which coincides with or first precedes the date of this Agreement, was not less than the present value of the projected benefit obligations under such plan at such date as established on the basis of reasonable actuarial assumptions applicable under such Defined Benefit Plan used by the Company in preparing its financial statements at such date and, to the knowledge of the Company, there have been no material changes in such values since such date.

   (l) Termination Benefits. Section 3.13 of the Company Disclosure Letter contains a schedule showing the Company's good faith estimate of the present value as of December 31, 1998 of the monetary amounts that could become payable (including tax indemnification payments in respect of income and/or excise taxes), and identifying the in-kind benefits that could become due, as a result of the consummation of the Merger under the Specified Compensation and Benefit Programs (as defined herein) for each of the Company or any of its Subsidiaries and each officer or other employee of the Company, Texas-New Mexico Power Company ("TNMP") or any other Subsidiary of the Company individually. For purposes hereof, "Specified Compensation and Benefit Programs" shall include all employment agreements, change in control agreements, severance or special termination agreements, severance plans, pension, retirement or deferred compensation plans for non-employee directors, supplemental executive retirement programs, tax indemnification agreements, outplacement programs, cash bonus programs, stock appreciation rights, phantom stock or stock unit plans, and health, life, disability and other insurance or welfare plans or other arrangements, but shall not include any tax-qualified pension, profit-sharing or employee stock ownership plan or any Company Option Plan. For purposes of preparing the Disclosure Letter, the present value of the benefits payable under the Specified Compensation and Benefit Programs shall be determined as follows: (i) it shall be assumed that a change of control of the Company occurs on December 31, 1998 and that each person entitled to benefits under the Specified Compensation and Benefit Programs is discharged as of December 31, 1998; (ii) it shall be assumed that all compensation levels remain constant; (iii) it shall be assumed that the present value of any payment or benefit which would be due and payable before December 31, 1998 is equal to the amount of such payment or the cost of such benefit; (iv) the present value of any payment or benefit that would be due and payable after December 31, 1998 shall be computed using the interest rate specified by the applicable plan for purposes of valuing lump sum payments or if no rate is specified, an assumed interest rate of 6% per annum, compounded annually; and (v) that all accrued benefits under all tax-qualified plans are 100% vested. The entire present value of the benefits payable under the Specified Compensation and Benefit Programs is set forth on Section 3.13 of the Company Disclosure Letter, which specifies the portion thereof that has been accrued as a liability on the financial statements of the Company as of February 28, 1999.

   3.14 Labor Matters. (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.14(a) of the Company Disclosure Letter there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any representatives of its employees, and, to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the now unorganized employees of the Company or any of its Subsidiaries. Since December 31, 1995, there has been no work stoppage, strike or other concerted action by employees of the Company or any of its Subsidiaries except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

   (b) Except as disclosed in Section 3.14(b) of the Company Disclosure Letter,

     (i) no current or former employee has made, or has threatened to make, any claim against the Company or any of its Subsidiaries or filed any complaint or charge with the U.S. Equal Employment Opportunity Commission, any state or local fair employment agency, any federal, state or local Department of Labor, any federal, state or local governmental agency or unit responsible for enforcing any laws, rules or regulations enacted for the protection of employees or any other Governmental or Regulatory Authority or any agency or organization providing an alternative dispute resolution mechanism for disputes or claims of current or former employees.

     (ii) the Company is not aware of any state of facts, or the occurrence of any event, relating to the employment practices of the Company or any of its Subsidiaries or any act or omission by any officer, director or employee of the Company or any of its Subsidiaries that might reasonably be anticipated to result in any liability of, or the imposition of a penalty or lien on, or any claim against, the Company or any of its Subsidiaries or any of their respective assets or properties.

   3.15 Environmental Matters. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.15 of the Company Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

     (a) (i) Each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws (as hereinafter defined); and

     (ii) Neither the Company nor any of its Subsidiaries has received any written communication from any person or Governmental or Regulatory Authority that alleges that the Company or any of its Subsidiaries is not in such compliance with applicable Environmental Laws.

     (b) Each of the Company and its Subsidiaries has obtained all permits and other governmental authorizations (collectively, the "Environmental Permits") necessary under applicable Environmental Laws for the construction of its facilities and the conduct of its operations, as applicable, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its Subsidiaries are in compliance with all terms and conditions of the Environmental Permits.

     (c) There is no Environmental Claim (as hereinafter defined) pending:

       (i) against the Company or any of its Subsidiaries;

       (ii) to the knowledge of the Company, against any person or entity whose liability for any such Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law; or

       (iii) against any real or personal property or operations which the Company or any of its Subsidiaries owns, leases or manages, in whole or in part.

     (d) To the knowledge of the Company, there have not been any Releases (as hereinafter defined) of any Hazardous Material (as hereinafter defined) that would be reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries, or against any person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have been retained or assumed by contract, other agreement or by operation of law.

     (e) To the knowledge of the Company, with respect to any predecessor of the Company or any of its Subsidiaries, there is no Environmental Claim pending or threatened in writing, and there has been no Release of Hazardous Materials in each case that would be reasonably likely to form the basis of any Environmental Claim.

     (f) The Company has disclosed to Parent all material facts of which it is aware and reasonably believes are likely to form the basis of a Environmental Claim against the Company or any of its Subsidiaries arising from (x) current environmental remediation or mining reclamation costs of the Company, its Subsidiaries or such remediation or reclamation costs known to be required in the future under any applicable Environmental Law, or (y) any other obligation of the Company or its Subsidiaries under any applicable Environmental Law.

     (g) Neither the Company nor any of its Subsidiaries have entered into any agreements with any person requiring the Company or any of its Subsidiaries to indemnify, reimburse or provide contribution to such other person for any matter related to Environmental Laws, Hazardous Materials or the environment, except for such matters that have been fully resolved and for which the Company or any of its Subsidiaries has no further monetary or non-monetary obligation.

     (h) As used in this Section 3.15:

       (i) "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demand letters, directives, claims, liens, investigations or written notices alleging liability under or violation of any applicable Environmental Law by any person or entity (including any Governmental or Regulatory Authority) including, without limitation, claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials;

       (ii) "Environmental Laws" means all current Federal, state and local laws, rules and regulations relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the generation, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

       (iii) "Hazardous Materials" means any petroleum or petroleum products, radioactive materials, asbestos, polychlorinated biphenyls, and any other chemical, material, substance or waste, regulated under any applicable Environmental Law; and

       (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal or leaching or migration into the environment.

   3.16 Regulation as a Utility. The Company is exempt from all provisions (other than Section 9(a)(2)) of the requirements of the Public Utility Holding Company Act of 1935, as amended (the "PUHCA"), pursuant to the provisions of
Section 3(a)(1) in accordance with Rule 2 of the SEC under the PUHCA. Section 3.16(a) of the Company Disclosure Letter sets forth a list of each Subsidiary of the Company which either (i) is a "public utility company", a "gas utility company" or an "electric utility company" under the PUHCA, (ii) qualifies as an exempt wholesale generator under the PUHCA or as a "qualifying facility" under the Public Utility Regulatory Policies Act of 1978, (iii) is a "public utility" under the Power Act or (iv) is a "public utility" or is franchised to provide any utility services under any applicable state law.

   3.17 Insurance. Except as set forth in Section 3.17 of the Company Disclosure Letter, each of the Company and its Subsidiaries is, and has been continuously since January 1, 1996, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business conducted by the Company and its Subsidiaries during such time period. Except as set forth in
Section 3.17 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of the Company or any of its Subsidiaries. The material insurance policies of the Company and each of its Subsidiaries are valid and enforceable policies and will remain in effect following the Merger.

   3.18 Intellectual Property Rights. The Company and its Subsidiaries have all necessary right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) individually or in the aggregate material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole. Except as set forth in Section 3.18 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, to the Company's knowledge such Intellectual Property is not being infringed by any third party, and neither the Company nor any Subsidiary of the Company is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and could not be reasonably expected to have a Company Material Adverse Effect. For purposes of this Agreement, "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

   3.19 Vote Required. Assuming the accuracy of the representation and warranty contained in Section 4.06, the affirmative vote of the holders of record of at least two-thirds of the outstanding shares of Company Common Stock with respect to the adoption of the Plan of Merger is the only vote of the holders of any class or series of the capital stock of the Company required to adopt the Plan of Merger and approve the other transactions contemplated hereby.

   3.20 Opinion of Financial Advisor. The Company has received the opinion of Warburg Dillon Read LLC, dated the date hereof, to the effect that, as of the date hereof, the Merger Price to be received in the Merger by the shareholders of the Company is fair from a financial point of view to the shareholders of the Company, and a true and complete copy of such opinion has been delivered to Parent at or prior to the execution of this Agreement.

   3.21 Company Rights Agreement. As of the date hereof and after giving effect to the execution and delivery of this Agreement, each Company Right is represented by the certificate representing the associated share of Company Common Stock and is not exercisable or transferable apart from the associated share of Company Common Stock, and the Company has (i) taken all necessary actions so that the execution and delivery of this Agreement and the consummation of the transactions contemplated (which transactions shall not be deemed to include any transaction other than the Merger, as may be amended from time to time, pursuant to which Parent, Sub or any Equity Investor (as defined in Section 4.07(a)), or any of them acting as a group for purposes of Rule 13-d under the Exchange Act, purchases or otherwise acquires beneficial ownership of 10% or more of any voting securities of the Company (the "Excluded Transactions")) hereby will not result in a "Distribution Date", a "Triggering Event" or a "Stock Acquisition Date" (as defined in the Company Rights Agreement) and (ii) amended the Company Rights Agreement to render it inapplicable to this Agreement and the transactions contemplated by this Agreement (which transactions shall not be deemed to include any Excluded Transaction).

   3.22 Article IX of the Company's Articles of Incorporation and Article 13 of the TBCA Not Applicable. The Company has taken all necessary actions so that neither the provisions of Article IX of the Company's articles of incorporation nor the provisions of Article 13 of the TBCA will, before the termination of this Agreement, apply to this Agreement, the Merger or the other transactions contemplated hereby (which transactions shall not be deemed to include any Excluded Transaction).

   3.23 Year 2000. The Company and its Subsidiaries have put into effect reasonable and customary practices and programs (which include communications with third party vendors and service providers on whom it relies to determine whether such parties have put into effect practices and programs which will enable their material software, hardware and equipment (including microprocessors) to be Year 2000 Compliant (as defined below)) designed to enable all material software, hardware and equipment (including microprocessors) that are owned or utilized by the Company or any of its Subsidiaries in the operations of its or their respective business to be capable, by December 31, 1999, of accounting for all calculations using a century and date sensitive algorithm for the year 2000 and the fact that the year 2000 is a leap year and to otherwise continue to function without any material interruption caused by the occurrence of the year 2000 (such capabilities are herein referred to as being "Year 2000 Compliant"). Except as set forth in Section 3.23 of the Company Disclosure Letter, the Company has received from its material third party vendors and service providers on whom it relies a statement to the effect that such parties have put into effect practices and programs designed to enable their material software, hardware and equipment (including microprocessors) to be Year 2000 Compliant.

                                   ARTICLE IV

                Representations and Warranties of Parent and Sub

   Parent and Sub represent and warrant to the Company as follows:

   4.01 Organization and Qualification. Parent is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so formed, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Each of Parent and Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Parent has previously delivered or made available to the Company correct and complete copies of the certificate of formation of Parent and of the articles of incorporation and bylaws of Sub. Parent has no subsidiaries other than Sub.

   4.02 Authority Relative to this Agreement. Each of Parent and Sub has the requisite partnership or corporate, as applicable, power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly and validly approved by all necessary partnership or corporate action, as applicable, and by Parent in its capacity as the sole shareholder of Sub, and no other proceedings on the part of Parent or Sub or Sub's shareholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby. Notwithstanding the foregoing, further action may be necessary to authorize the issuance of shares of Sub Preferred Stock pursuant to the Preferred Stock Commitment Letters (as defined in Section 4.07) and to authorize the definitive agreements and documents relating to the Sub Preferred Stock (the "Definitive Preferred Stock Agreements") and the Definitive Debt Financing Agreements (as defined in
Section 6.14(a)) and the transactions contemplated thereby and any such necessary action shall be taken prior to the Closing. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

   4.03 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by each of Parent and Sub do not, and the performance by each of Parent and Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien (other than Liens contemplated by the Commitment Letters) upon any of the assets or properties of Parent or any of Parent's Subsidiaries under, any of the terms, conditions or provisions of (i) the certificate of formation of Parent or the certificates or articles of incorporation or bylaws (or other comparable charter documents) of any of Parent's Subsidiaries, or (ii) subject to the taking of the actions described in paragraph (b) of this Section, (x) any laws existing on the date hereof or orders of any Governmental or Regulatory Authority applicable to Parent or any of Parent's Subsidiaries or any of their respective assets or properties, or (y) any Contracts to which Parent or any of Parent's Subsidiaries is a party or by which Parent or any of Parent's Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

   (b) Except (i) for the filing of a premerger notification report by the ultimate parent(s) of Parent under the HSR Act, (ii) for the filing of the Articles of Merger and other appropriate merger documents required by the TBCA with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business and the issuance of the Certificate of Merger by the Secretary of State, (iii) for (x) the approval of the PUCT under Texas law, to the extent required by the Texas Public Utility Regulatory Act and for (y) the approval of the NMPRC under New Mexico law, to the extent required by the New Mexico Public Utility Act, (iv) for the filing of an application under Section 203 and any directly related section of, or regulation under, the Power Act for the sale or disposition of jurisdictional facilities of the Company or for waiver of Power Act jurisdiction over this transaction, and (v) as disclosed in Section 4.03 of the letter dated the date hereof and delivered to the Company by Parent and Sub concurrently with the execution and delivery of this Agreement (the "Parent Disclosure Letter"), no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

   4.04 Legal Proceedings. There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent or Sub, threatened against, relating to or affecting, nor to the knowledge of Parent or Sub are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement, and neither Parent nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

   4.05 Information Supplied. Neither the information supplied or to be supplied by or on behalf of Parent or Sub for inclusion, nor the information incorporated by reference from documents filed by Parent or any of Parent's Subsidiaries with the SEC, in the Proxy Statement or any other documents to be filed by Parent, Sub or the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to shareholders of the Company and at the date of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All such documents filed by Parent or Sub with the SEC under the Exchange Act in connection with the Merger and the other transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act.

   4.06 Ownership of Company Common Stock. As of the date hereof, none of Parent or any of Parent's Subsidiaries or other affiliates, either individually or as part of a group for purposes of Rule 13-d under the Exchange Act, beneficially owns any shares of Company Common Stock, except for such shares held in the ordinary course of business by any affiliate of Parent which do not, in the aggregate, equal or exceed ten percent 10% or more of the outstanding shares of Company Common Stock.

   4.07 Financing. (a) Parent has, on or prior to the date hereof, entered into subscription agreements (the "Partnership Subscription Agreements") dated the date hereof pursuant to which the subscribers thereunder (the "Partnership Investors") have agreed, subject to the terms and conditions contained in the Partnership Subscription Agreements and no other conditions, to provide an aggregate of $100 million to Parent in cash for partnership interests in Parent. Sub has, on or prior to the date hereof, entered into one or more commitment letters (the "Preferred Stock Commitment Letters") dated the date hereof pursuant to which the proposed purchasers thereunder (the "Preferred Stock Investors"; and, together with the Partnership Investors, the "Equity Investors") have agreed, subject to the terms and conditions contained in the Preferred Stock Commitment Letters and no other conditions, to provide an aggregate of up to $100 million of funds to Sub in cash for shares of preferred stock of Sub, which shares of preferred stock will contain terms substantially the same as those set forth on Exhibit A to the Preferred Stock Commitment Letters (as such terms may be amended in accordance with the terms of the Preferred Stock Commitment Letters and Section 6.14 hereof prior to the Effective Time). The financing to be provided to Parent and Sub pursuant to the Partnership Subscription Agreements and the Preferred Stock Commitment Letters is sometimes referred to herein as the "Equity Financing." Parent and Sub have, on or prior to the date hereof, entered into a commitment letter (the "Subordinated Debt Commitment Letter"), with CIBC World Markets Corp. and The Chase Manhattan Bank (the "Subordinated Lenders") pursuant to which the Subordinated Lenders have committed, subject to the conditions contained in the Subordinated Debt Commitment Letter and no other conditions, to provide an aggregate of up to $275 million to Sub in cash as a senior subordinated increasing rate bridge loan to Sub, which senior subordinated increasing rate bridge loan will contain terms substantially the same as those set forth on Exhibit A to the Subordinated Debt Commitment Letter (as such terms may be amended in accordance with the terms thereof and Section 6.14 hereof prior to the Effective Time) (the "Subordinated Debt Financing"). Sub has, on or prior to the date hereof, entered into a commitment letter (the "Senior Debt Commitment Letter"), and, together with the Partnership Subscription Agreements, the Preferred Stock Commitment Letters and the Subordinated Debt Commitment Letter (the "Consideration Commitment Letters"), with CIBC World Markets Corp., Canadian Imperial Bank of Commerce, The Chase Manhattan Bank and Chase Securities, Inc. pursuant to which the Canadian Imperial Bank of Commerce and The Chase Manhattan Bank (the "Senior Lenders") have committed, subject to the conditions contained in the Senior Debt Commitment Letter and no other conditions, to provide an aggregate of up to $165 million to Sub in cash as a senior secured credit facility to Sub, which senior secured credit facility will contain terms substantially the same as those set forth on Exhibit A to the Senior Debt Commitment Letter (as such terms may be amended in accordance with the terms thereof and Section 6.14 hereof prior to the Effective Time) (the "Senior Debt Financing"). The aggregate cash amount committed to be provided under the Consideration Commitment Letters is sufficient to pay the aggregate Merger Price per share and the aggregate Option Amounts and to make all other necessary payments of fees and expenses required to be paid by Parent and Sub in connection with the transactions contemplated by this Agreement. Sub has, on or prior to the date hereof, entered into a commitment letter (the "Backstop Commitment Letter" and, together with the Consideration Commitment Letters, the "Commitment Letters") with CIBC World Markets Corp., Canadian Imperial Bank of Commerce, The Chase Manhattan Bank and Chase Securities, Inc. pursuant to which Canadian Imperial Bank of Commerce and The Chase Manhattan Bank (the "Backstop Lenders") have committed, subject to the conditions contained in the Backstop Commitment Letter and no other conditions, to provide up to $428 million in cash of senior debt financing to TNMP after the Effective Time to refinance certain outstanding indebtedness of TNMP and its Subsidiaries which may become due and payable as a result of the Merger, which senior debt financing will contain terms substantially the same as those set forth on Exhibit A of the Backstop Commitment Letter (as such terms may be amended in accordance with the terms thereof and Section 6.14 hereof prior to the Effective Time) (the "Backstop Financing" and, together with the Subordinated Debt Financing and the Senior Debt Financing, the "Debt Financing").

   (b) Parent has previously provided the Company with true and complete copies of (i) each Commitment Letter entered into on or prior to the date hereof, (ii) the form of partnership agreement of the Parent, (iii) the form of articles of incorporation of Sub, (iv) the partnership agreement and all other organization and formation documents of the general partner of the Parent (the "General Partner"), (v) the limited liability company regulations and all other organization and formation documents of the general partner of the General Partner and (vi) the form of each other agreement to which Sub, Parent or the General Partner, on the one hand, and any Financing Party, an affiliate of a Financing Party or any other person, on the other hand, to be entered into on the date hereof and relating to any equity interest of Sub, Parent or the General Partner (the documents and agreements referred to in clauses (ii) through (v) are referred to herein as "Equity Documents and Agreements").

   4.08 Capitalization of Sub. The authorized capital stock of Sub consists of
(i) 1,000,000 shares of common stock, no par value per share, 100 of which shares, as of the date of this Agreement, are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all Liens and (ii) 1,000,000 shares of preferred stock, no par value, none of which is issued and outstanding.

   4.09 Fraudulent Conveyance. Assuming the accuracy of the representations and warranties made by the Company in this Agreement, neither Parent nor Sub has any reason to believe that the financing to be provided to Parent and Sub to consummate the Merger will cause (i) the fair salable value of the Surviving Corporation's assets to be less than the total amount of its existing liabilities, (ii) the fair salable value of the assets of the Surviving Corporation to be less than the amount that will be required to pay its probable liabilities on its existing debts as they mature, (iii) the Surviving Corporation not to be able to meet its obligations as they mature or become due as the result of the Merger or (iv) the Surviving Corporation to have an unreasonably small capital with which to engage in its business.

                                   ARTICLE V

                            Covenants of The Company

   5.01 Covenants of the Company. At all times from and after the date hereof until the Effective Time, the Company covenants and agrees as to itself and its Subsidiaries that (except as set forth in Section 5.01 of the Company Disclosure Letter, expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise previously consent in writing):

   (a) Ordinary Course; No Breach. The Company and its Subsidiaries shall (i) conduct their respective businesses only in, and neither the Company nor any such Subsidiary shall take any action except in, the ordinary course consistent with past practice and (ii) use all commercially reasonable efforts to comply with the provisions of this Agreement and provide for the truthfulness of its representations on and as of the Closing Date.

   (b) Certain Restricted Actions. Without limiting the generality of paragraph
(a) of this Section, (i) the Company and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with Governmental and Regulatory Authorities, customers and suppliers and others having significant business dealings with them and to comply in all material respects with all laws and orders of all Governmental or Regulatory Authorities applicable to them; provided that no action by the Company or its Subsidiaries, with respect to matters specifically addressed by any provision of Section 5.01(b)(ii) shall be deemed a breach of
Section 5.01(b)(i) unless such action would constitute a breach of one or more of such provisions of Section 5.01(b)(ii); and (ii) without the prior written consent of Parent, which consent shall not be unreasonably withheld, the Company shall not, nor shall it permit any of its Subsidiaries to:

     (A) amend or propose to amend its articles of incorporation or, except to the extent required by law, bylaws (or other comparable corporate charter documents);

     (B) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except that the Company may continue the declaration and payment of regular quarterly cash dividends on Company Common Stock, with usual record and payment dates for such dividends in accordance with past dividend practice, and except for the declaration and payment of dividends by a wholly-owned Subsidiary solely to its parent corporation, and dividends and distributions declared and paid by its Subsidiaries with respect to shares of preferred stock or similar obligations of the Company's Subsidiaries outstanding on the date hereof, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect to in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto other than redemptions, repurchases and other acquisitions in the ordinary course of business consistent with past practice, including purchases, redemptions and other acquisitions (1) in connection with the administration of employee benefit, direct stock purchase and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans and (2) required by the respective terms of any such security outstanding on the date hereof;

     (C) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto (other than (x) the issuance of Company Common Stock granted under the Company's Nonemployee Director Stock Plan, outstanding on the date of this Agreement and in accordance with their present terms, (y) the issuance by a wholly-owned Subsidiary of its capital stock to its parent corporation, and (z) the issuance of Company Common Stock or Company

  Rights pursuant to the Company Rights Agreement in accordance with the terms thereof), or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto (except determinations with respect to the Company Rights in compliance with
  Section 5.03);

     (D) except to the extent provided for in the most recent business plan and operating and capital budgets approved by the Company's Board of Directors (the "Company Budget"), acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets (other than inventory and other assets to be sold or used in the ordinary course of business consistent with past practice);

     (E) except as set forth in Section 5.01(b)(ii)(E) of the Company Disclosure Letter and other than dispositions in the ordinary course of its business consistent with past practice of assets which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties, except to the extent provided for in the Company Budget;

     (F) except to the extent required by applicable law or to the extent provided for in the Company Budget, (x) permit any material change in (A) any pricing, marketing, purchasing, investment, accounting (unless required by changes in generally accepted accounting principles after the date hereof), financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

     (G) (x) except as set forth in Section 5.01(b)(ii)(G) of the Company Disclosure Letter or to the extent provided for in the Company Budget, incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any material indebtedness for borrowed money or guarantee any such indebtedness (net of any amounts of any such indebtedness discharged during such period), or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any material indebtedness for borrowed money, except to the extent consistent with past practice (1) drawings under credit lines existing at the date of this Agreement or renewals or replacements thereof and (2) obligations evidenced by debt securities issued by a Subsidiary of the Company for the purpose of financing investments or capital expenditures permitted under this Agreement or refinancing existing indebtedness or preferred stock obligations of such Subsidiary on terms no less favorable to such Subsidiary;

     (H) enter into or except as may be required by applicable law, adopt, amend in any material respect or terminate any Company Employee Benefit Plan, or other agreement, arrangement, plan or policy between the Company or one of its Subsidiaries and one or more of its directors, officers or employees, or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries taken as a whole, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

     (I) enter into any Contract or, except as may be required by applicable law, amend or modify any existing Contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of the Company or any of its Subsidiaries;

     (J) willfully take or fail to take any action that would or is reasonably likely to result (i) in a material breach of any provision of this Agreement, or (ii) in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date;

     (K) initiate any material actions, suits, arbitrations or proceedings other than in the ordinary course of business consistent with past practice;

     (L) take any action that would be reasonably likely to jeopardize the qualification of any material amount of outstanding revenue bonds which qualify on the date hereof under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended, prior to the enactment of the Tax Reform Act of 1986;

     (M) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets in excess of the Company Budget approved by the Board of Directors of the Company or any of its Subsidiaries, except as set forth in Section 5.01(b)(ii)(M) of the Company Disclosure Letter;

     (N) make any change in the lines of business in which it participates or is engaged;

     (O) except as may be required by applicable law, engage in any activities which would cause a change in its status, or that of its Subsidiaries under the PUHCA or under the Power Act, including any action or inaction that would cause the prior approval of the SEC under the PUHCA to be required for the consummation of the transactions contemplated hereby, or that would impair the ability of the Company or Parent or any Subsidiary of Parent to claim any exemption under the PUHCA or that would subject Parent or any Subsidiary of Parent to regulation under the PUHCA (other than Section 9(a)(2) or as an exempt holding company under the PUHCA) following the Merger;

     (P) except as may be required by applicable law, agree or consent to any material agreements or modifications of (i) material existing agreements with any Government or Regulatory Authority in respect of the operations of their businesses, or (ii) material rates, charges, service agreements or other like agreements filed with and subject to approval by any Governmental or Regulatory Authority, except where following discussion with the relevant authority such agreements or modifications are imposed upon the Company;

     (Q) except as set forth in Section 5.01(b)(ii)(Q) of the Company Disclosure Letter or to the extent provided for in the Company Budget,

       (i) commence construction of any additional generating, transmission or delivery capacity, or

       (ii) obligate itself to purchase or otherwise acquire, or to sell or otherwise dispose of, or to share, any additional generating, transmission or delivery plants or facilities;

     (R) buy or sell any energy futures or forward contracts or energy transportation futures or forward contracts, or options on any of the foregoing; or

     (S) enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

   (c) Advice of Changes. The Company shall confer on a regular and frequent basis with Parent with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise Parent, orally and in writing, of any change or event having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby; provided that the Company shall not be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law.

   5.02 No Solicitations. Prior to the Effective Time, the Company agrees (a) that neither it nor any of its Subsidiaries or other affiliates shall, and it shall use its best efforts to cause their respective Representatives (as defined in Section 9.11) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, consolidation or other business combination including the Company or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any significant portion of the assets of the Company and its Subsidiaries taken as a whole, (ii) 10% or more of the outstanding shares of Company Common Stock or (iii) 10% of the outstanding shares of the capital stock of any Subsidiary of the Company (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing, and it will take the necessary steps to inform such parties of its obligations under this Section; and (c) that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such persons or groups; provided, however, that nothing contained in this Section 5.02 shall prohibit the Board of Directors of the Company from (i) furnishing information to (but only pursuant to a confidentiality agreement in customary form) or entering into discussions or negotiations with any person or group that makes an unsolicited bona fide Alternative Proposal, if, and only to the extent that prior to receipt of the Company Shareholder Approval, (A) the Board of Directors of the Company, based on advice from outside counsel, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law, (B) the Board of Directors has reasonably concluded in good faith, after consultation with its financial advisor, that (1) if such Alternative Proposal contains cash consideration, the person or group making such Alternative Proposal will have adequate sources of financing to consummate such Alternative Proposal and (2) such Acquisition Proposal could reasonably lead to a transaction that is more favorable to the Company's shareholders than the Merger, (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or group, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or group, which notice shall identify such person or group in reasonable detail, and (D) the Company keeps Parent reasonably informed of the status of any such discussions or negotiations; and
(ii) to the extent required, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section
5.02 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article VIII), (y) permit the Company to enter into any agreement with respect to an Alternative Proposal for so long as this Agreement remains in effect (it being agreed that for so long as this Agreement remains in effect, the Company shall not enter into any agreement with any person or group that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement under the circumstances described above)), or (z) affect any other obligation of the Company under this Agreement.

   5.03 Company Rights Agreement. Except to the extent required by applicable law or to the extent that the Board of Directors of the Company, based on advice from outside counsel, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law, prior to the Effective Time, without the prior written consent of Parent, the Company will not take any action with respect to, or make any determination under, or amend the Company Rights Agreement, including a redemption of the Company Rights.

   5.04 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement to which it is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

                                   ARTICLE VI

                             Additional Agreements

   6.01 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof to the Effective Time, (i) provide the Parent and, at Parent's request, its Representatives with full access to the Company's facilities, upon reasonable prior notice and during normal business hours, and to all officers, employees, agents and accountants of the Company and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and its Subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or any of its Subsidiaries pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans and other books and records) concerning the business and operations of the Company and its Subsidiaries as Parent or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 6.01 shall constitute "Confidential Information" (as such term is defined in the Confidentiality and Non-Disclosure Agreement dated as of December 4, 1998 between the Company and CIBC Oppenheimer Corp. (now CIBC World Markets Corp.), as amended (the "Confidentiality Agreement")) and Parent and Sub each hereby agree to be bound by the Confidentiality Agreement as if it were the Recipient (as defined in the Confidentiality Agreement).

   6.02 Preparation of Proxy Statement; Offering Materials. (a) The Company shall prepare and file with the SEC the Proxy Statement as soon as reasonably practicable after the date hereof, and shall use its best efforts to have the Proxy Statement cleared by the SEC. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC with respect to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, Parent and Sub agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of Company Common Stock entitled to vote at the Company Shareholders' Meeting at the earliest practicable time.

   (b) The Company shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to cooperate with and assist Parent and Sub in preparing such information packages and offering materials as the Financing Parties may reasonably request (collectively, the "Offering Materials") for use in connection with the offering and/or syndications of partnership interests, preferred stock, debt securities and loan participations contemplated by the Commitment Letters, including, without limitation, making senior management and other representatives of the Company and its Subsidiaries available (at mutually agreeable times) to participate in meetings with prospective investors and providing such information and assistance as the Financing Parties may reasonably request in connection therewith.

   6.03 Approval of Shareholders. The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders' Meeting" for the purpose of voting on the Plan of Merger (the "Company Shareholders' Approval") as soon as reasonably practicable after the date hereof. Subject to the exercise of fiduciary obligations as advised by outside counsel (i) the Company shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of the Company that the shareholders of the Company adopt the Plan of Merger, and (ii) the Company shall use its best efforts to obtain such adoption.

   6.04 Regulatory and Other Third Party Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections
6.02 and 6.03, each of the Company, Parent, and Sub will proceed diligently and in good faith to, as promptly as practicable, (i) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other third parties required of Parent, Sub, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, including obtaining the approval of the PUCT under Texas law, to the extent required by the Texas Public Utility Regulatory Act and the approval of the NMPRC under New Mexico law, to the extent required by the New Mexico Public Utility Act and complying with the filing and approval requirements of the FERC and the approvals set forth in Section 6.04 of the Company Disclosure Letter, and (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other third parties as the other party or such Governmental or Regulatory Authorities or other third parties may reasonably request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings required of Parent, Sub, and the Company or their affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general.

   6.05 Employee Benefit Plans. (a) From and after the Effective Time, Parent shall cause the Company Employee Benefit Plans in effect at the date of this Agreement (other than the Company Option Plans) to remain in effect until the first anniversary of the Effective Time or, to the extent such Company Employee Benefit Plans (other than the Company Option Plans) are not continued, Parent will cause to be maintained until such date benefit plans which are no less favorable, in the aggregate, to the employees covered by such Company Employee Benefit Plans, provided, however, that nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue any specific plan or to grant to any person any right to acquire any equity securities of Parent, the Surviving Corporation or any of their respective Subsidiaries, or as preventing Parent or the Surviving Corporation from (a) establishing and, if necessary, seeking shareholder approval to establish, any other benefit plans in respect of all or any of the employees covered by such Company Employee Benefit Plans or any other employees, or (b) amending such Company Employee Benefit Plans (or any replacement benefit plans therefor) where required by applicable law or where such amendment is with the consent of the affected employees. From and after the Effective Time, Parent shall honor, and shall cause its Subsidiaries to honor, in accordance with its express terms, each then existing employment, change of control, severance and termination agreement between the Company or any of its Subsidiaries, and any officer, director or employee of such company, including without limitation all legal and contractual obligations pursuant to outstanding restoration plans, severance plans, bonus deferral plans, vested and accrued benefits and similar employment and benefit arrangements, policies and agreements that have been disclosed to Parent as of the date hereof and other obligations, if any, entered into in accordance with Sections 5.0l(b)(ii)(C) and (H). The officers and directors of the Company and its Subsidiaries are intended beneficiaries of this Section 6.05.

   (b) Prior to the Closing, the Company shall, and shall cause TNMP to, use its best efforts to enter into an employment agreement, substantially in the form provided by Parent to the Company prior to the date hereof (an "Employment Agreement"), with each individual listed in Section 6.05 of the Parent Disclosure Letter, which provides for the payment to each such individual of the amounts set forth opposite such individual's name therein.

   6.06 Directors' and Officers' Indemnification and Insurance. (a) From and after the Effective Time and until the fourth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs and expenses (including reasonable attorneys' fees), liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based on, or arises out of, the fact that such Indemnified Party is or was a director or officer or agent of the Company or any of its Subsidiaries and relates to or arises out of any action or omission occurring at or prior to the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent a corporation is permitted under applicable law to indemnify its own directors or officers, as the case may be; provided that the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising prior to or after the Effective Time), (w) the Surviving Corporation will pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law; provided that the person to whom expenses are advanced provides any undertaking required by applicable law to repay such advance if it is ultimately determined that such person is not entitled to indemnification; (x) the Indemnified Parties shall retain counsel reasonably satisfactory to the Surviving Corporation; (y) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties (subject to the final sentence of this paragraph) promptly as statements therefor are received; and (z) the Surviving Corporation shall use all commercially reasonable efforts to assist in the defense of any such matter. Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation, but the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which it may have under this paragraph except to the extent such failure materially prejudices the Surviving Corporation. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties in which case, the Indemnified Parties may retain more than one law firm.

   (b) Except to the extent required by law, until the fourth anniversary of the Effective Time, Parent will not take any action so as to amend, modify, limit or repeal the provisions for indemnification of Indemnified Parties contained in the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Surviving Corporation and its Subsidiaries (which as of the Effective Time shall be no more favorable to such individuals than those maintained by the Company and its Subsidiaries on the date hereof) in such a manner as would adversely affect the rights of any Indemnified Party to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time.

   (c) For a period of four years after the Effective Time, Surviving Corporation shall cause to be maintained in effect policies of directors' and officers' liability insurance maintained by Company as of the date hereof; provided, that Surviving Corporation may substitute therefor policies of at least the same coverage containing terms that are no less advantageous with respect to matters occurring prior to the Effective Time to the extent such liability insurance can be maintained annually at a cost to Surviving Corporation not greater than 200 percent of the current annual premiums for such directors' and officers' liability insurance, which existing premium costs are set forth in Section 6.06(c) of the Company Disclosure Letter; provided, further, that if such insurance cannot be so maintained or obtained at such cost, Surviving Corporation shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 200 percent of the current annual premiums of Company for its directors' and officers' liability insurance.

   (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under paragraph (c) above, respectively, and his or her heirs and legal representatives, and shall be in addition to, and shall not impair, any other rights an Indemnified Party may have under the certificate or articles of incorporation or bylaws of the Surviving Corporation or any of its Subsidiaries, under the TBCA or otherwise.

   6.07 Expenses. Except as set forth in Section 8.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

   6.08 Brokers or Finders. Each of Parent and the Company represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Warburg Dillon Read LLC, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a true and complete copy of which has been delivered by the Company to Parent prior to the execution of this Agreement), and CIBC World Markets Corp., whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm (a true and complete copy of which has been delivered by Parent to the Company prior to the execution of this Agreement), and each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

   6.09 Takeover Statutes. If any "fair price", " moratorium", "control stock acquisition" or other form of antitakeover statute or regulation shall become applicable to the Merger or the transactions contemplated hereby, (which transactions shall not be deemed to include any Excluded Transaction) the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the Merger or the transactions contemplated hereby (which transactions shall not be deemed to include any Excluded Transaction) may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger or the transactions contemplated hereby (which transactions shall not be deemed to include any Excluded Transaction).

   6.10 Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

   6.11 Gains Tax. The Company shall pay, without deduction or withholding from any amount payable to the holders of Company Common Stock, any Tax on gains derived from real property transfers (the "Gains Tax"), real estate transfer Tax, real property transfer Tax and stock transfer Tax (the "Transfer Taxes") imposed by any State of the United States (and any penalties and interest with respect to such taxes), which become payable in connection with the transactions contemplated by this Agreement, on its own behalf or on behalf of the shareholders of the Company. The Company and Parent shall cooperate in the preparation, execution and filing of any required returns with respect to such taxes (including returns on behalf of the shareholders of the Company) and in the determination of the portion of the consideration allocable to real property of the Company and its Subsidiaries in any jurisdiction. The terms of the Proxy Statement shall provide that the shareholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section in the preparation of any return with respect to the Gains Tax and the Transfer Taxes and any similar taxes, if applicable.

   6.12 Conduct of Business of Parent and Sub. Prior to the Effective Time, except as may be required by applicable law and subject to the other provisions of this Agreement, Parent shall, and cause Sub to, (a) perform its obligations under this Agreement in accordance with its terms, (b) not incur directly or indirectly any liabilities or obligations other than those incurred in connection with the Merger (including, without limitation, the Equity Financing and the Debt Financing), (c) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is not contemplated by this Agreement and (d) not create, grant or suffer to exist any Lien upon its properties or assets which would attach to any properties or assets of the Surviving Corporation after the Effective Time other than as contemplated by the Equity Financing, the Subordinated Debt Financing and the Senior Debt Financing.

   6.13 Rate Matters. Neither Company nor any of its Subsidiaries shall initiate a general rate case in any jurisdiction in which it does business without first consulting with Parent and obtaining Parent's approval during the period commencing on the date hereof and ending on the Effective Date. During this same period, neither the Company nor any of its Subsidiaries shall propose, make or agree to make any changes in rates or charges, standards of service or accounting from those each has in effect on the date hereof without first consulting with and obtaining the approval of the Parent. Neither the Company, nor any of its Subsidiaries, shall effect any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect to any of the foregoing without first consulting with Parent and obtaining Parent's approval. Notwithstanding this Section 6.13, Company and its Subsidiaries shall be able (i) to initiate, file, and proceed to conclusion, the New Mexico general rate case required by Case No. 2718; (ii) to initiate, file, and proceed to conclusion any fuel reconciliation case required by the rules of the Governmental or Regulatory Authorities having jurisdiction over the Company or its Subsidiaries; and (iii) initiate, file, and proceed to conclusion any other proceeding required by the laws of any jurisdiction in which Company or its Subsidiaries does business, or the rules of any Governmental or Regulatory Authority having jurisdiction over the Company or its Subsidiaries; provided that prior to any filing pursuant to Section 6.13(i), (ii), or (iii), the Company or its Subsidiaries shall consult with, and give notice of such filing to, Parent.

   6.14 Financing. (a) Each of Parent and Sub agrees that it will not, without the prior consent of the Company (which consent shall not be unreasonably withheld), enter into any material amendment to, or modification or waiver of, any of the Commitment Letters, the Equity Documents and Agreements, Definitive Preferred Stock Agreements or the definitive agreements relating to the Debt Financing (the "Definitive Debt Financing Agreements") if such amendment, modification or waiver would (i) reduce the aggregate amount of funds committed under the Commitment Letters, (ii) add significant additional conditions to the consummation of the transactions contemplated by the Commitment Letters, the Equity Documents and Agreements or the Definitive Debt Financing Agreements or
(iii) have a significant adverse affect on or significantly delay the receipt of any of the Required Approvals (as defined in Section 7.01(e)) or the consummation of the Merger. Parent shall enforce, to the fullest extent permitted under applicable law, the provisions of the Commitment Letters and (after the same have been entered into) the Definitive Preferred Stock Agreements and the Definitive Debt Financing Agreements, including, but not limited to, obtaining injunctions to enforce specifically the terms and provisions thereof in any court having jurisdiction. Parent and Sub shall use their best efforts to fulfill all of their obligations under, cause all conditions to funding to be fulfilled under, and cause the funding to occur under the Commitment Letters, the Definitive Preferred Stock Agreements and the Definitive Debt Financing Agreements as promptly as reasonably practicable. Parent shall give the Company prompt written notice of (i) any material breach or threatened material breach by any party of the terms or provisions of the Commitment Letters, Equity Documents and Agreements, Definitive Preferred Stock Agreements or Definitive Debt Financing Agreements, (ii) any termination or threatened termination of any of the Commitment Letters, Equity Documents and Agreements, Definitive Preferred Stock Agreements or Definitive Debt Financing Agreements, or (iii) any exercise or threatened exercise of any "market out" or "material adverse change" condition under any of the Commitment Letters, Equity Documents and Agreements, Definitive Preferred Stock Agreements or Definitive Debt Financing Agreements. Prior to the expiration of any Commitment Letter relating to the Sub Preferred Stock, the Senior Debt Financing or the Subordinated Debt Financing, to the extent that Parent determines that it is reasonably likely that the Initial Termination Date will be extended pursuant to the provisions of Section 8.01(b)(i)(y), Parent shall use its best efforts to secure an extension of the expiration date of such Commitment Letter to the Extended Termination Date.

   (b) Parent's and Sub's obligations under Section 6.14(a) shall not be construed in any way as restricting the ability of Parent or Sub to modify or otherwise alter the terms, conditions or relative amounts of any debt or equity financing as long as such modification or alteration does not (i) reduce the aggregate amount of funds committed under the Commitment Letters entered into on or prior to the date hereof, (ii) add significant additional conditions to the funding contemplated by any Commitment Letter entered into on or prior to the date hereof, or (iii) have a significant adverse affect on or significantly delay the receipt of any of the Required Approvals (as defined in Section 7.01(e)) or the consummation of the Merger.

   (c) In connection with the negotiation and execution of the Definitive Debt Financing Agreements, the Company will, at the request of Parent, make the same representations and warranties to each Equity Investor, the Senior Lender, the Subordinated Lender and the Backstop Lender, as the case may be (the "Financing Parties") as are made by the Company to Parent in Article III hereof, and any others customarily requested by such Financing Parties, and shall deliver such other documents, instruments, certificates or opinions as are customary in financings of this type, and pledge, grant security interests in, and otherwise grant liens on its assets pursuant to such agreements, provided that no obligation of the Company under any such agreement, pledge, or grant shall be effective until the Effective Time.

   (d) The obligations contained in this Section 6.14 are not intended, nor shall they be construed, to benefit or confer any rights upon any third party.

   6.15 Notice and Cure. Each of Parent, Sub, and the Company will notify the other of, and will use all best efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Parent, Sub, or the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent or the Company contained in this Agreement. Each of Parent, Sub, and the Company also will notify the other in writing of, and will use all best efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent, Sub, or the Company. Each of Parent, Sub and the Company will promptly advise the others, orally and in writing, of any change or event, including any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation having, or which, insofar as can be reasonably foreseen, could have a material adverse effect on the ability of any party hereto to consummate the transactions contemplated herein. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

                                  ARTICLE VII

                                   Conditions

   7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

     (a) Shareholder Approval. The Plan of Merger shall have been adopted by the requisite vote of the shareholders of the Company under the TBCA and the Company's articles of incorporation.

     (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (c) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

     (d) Power Act. The final approval of the FERC under the Power Act with respect to the Merger and the transactions contemplated by this Agreement, or an order of the FERC disclaiming jurisdiction over this Merger, shall have been obtained.

     (e) Governmental and Regulatory and Other Consents and Approvals. Other than the filing provided for by Section 1.03, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority (including, without limitation, under the Texas Public Utility Regulatory Act, the New Mexico Public Utility Act, the Power Act and HSR
  Act) or any other public or
  private third parties (the "Required Approvals") required of Parent, the Company or any of their respective Subsidiaries to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or on the ability of Parent and the Company to consummate the transactions contemplated hereby, shall have been obtained and become Final Orders (as defined below), and the Final Orders shall not, individually or in the aggregate, contain terms or conditions that would have, or would reasonably be expected to have a material adverse affect on the Surviving Corporation and its Subsidiaries, taken as a whole. A "Final Order" means an action by the relevant Governmental or Regulatory Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by applicable law before the transactions contemplated hereby may be consummated has expired or been terminated, and as to which all conditions to the consummation of such transactions prescribed by applicable law, regulation or order have been satisfied.

   7.02 Conditions to Obligation of Parent and Sub to Effect the Merger. The obligation of Parent and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Sub in their sole discretion):

     (a) Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement that is qualified by materiality shall be true and correct, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chairman of the Board, President or any Senior Vice President, to such effect.

     (b) Performance of Obligations. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chairman of the Board, President or any Senior Vice President, to such effect.

     (c) Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and there shall exist no facts or circumstances arising after the date hereof, which in the aggregate would, or insofar as reasonably can be foreseen, could, when taken together with any breaches or violations of any representations, warranties, covenants and agreements of the Company contained herein, result in a Company Material Adverse Effect.

     (d) Required Approvals. Parent shall be reasonably satisfied that, insofar as can be reasonably foreseen, no Final Order with respect to any Required Approval, and no change in or event relating to the order of the PUCT dated September 4, 1998, could reasonably result in any rate plan which would be significantly less favorable to the Surviving Corporation and its Subsidiaries than the Texas Transition Plan to Competition and the rate plans applicable to the Company and its Subsidiaries in the State of New Mexico on the date hereof.

     (e) Company Rights Agreement. On or prior to the Closing Date, the Company Rights shall not have become exercisable or transferable apart from the associated shares of Company Common Stock, no "Stock Acquisition Date", "Triggering Event" or "Distribution Date" (each as defined in the Company Rights Agreement) shall have occurred and the Company Rights shall not have become nonredeemable, in each case other than as a result of actions by Parent or any of its affiliates.

     (f) Financing. All conditions to the availability of the financings contemplated by the Commitment Letters, Definitive Preferred Stock Agreements and the Definitive Debt Financing Agreements shall have been fulfilled or waived and all proceeds of such financings shall have been received by Parent and Sub; provided, that this condition shall not be applicable if the failure of Parent or Sub to receive the proceeds of such financing shall have been occasioned by action or the failure to take action by Parent or Sub which action or inaction also constitutes a breach of any material covenant, representation or warranty of such party hereunder.

     (g) Additional Documents. The Company shall have delivered to Parent or Sub or its lenders such additional customary certificates, opinions of counsel and other documents as Parent's or Sub's lenders shall reasonably request.

     (h) Options; Restricted Stock. All of the Options under the Company Option Plans shall have been validly cancelled and none shall remain outstanding and all of the shares of restricted stock under the Company Option Plans shall constitute fully vested, issued and outstanding shares no later than the Effective Time, and no holder of Company Options or any participant in the Company Option Plans or any other Plan shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.

     (i) Dissenting Shares. Holders of not more than five percent (5%) of the outstanding shares of Company Common Stock shall have perfected such holder's right to dissent in accordance with the applicable provisions of the TBCA and shall not have withdrawn or lost such rights.

     (j) Employment Agreements and Severance Agreements. The Company and/or TNMP, as the case may be, shall have entered into an Employment Agreement with each of the first four individuals listed in Section 7.02 of the Parent Disclosure Letter, and with not less than one-half of the individuals listed under the caption "Designated Employees" therein, and Parent shall be reasonably satisfied, as of the Closing Date, that the aggregate cash amounts that could become payable (including tax indemnification payments in respect of income and/or excise taxes) to the individuals listed in Section 7.02 of the Parent Disclosure Letter under the Specified Compensation and Benefit Programs of the Company as a result of this Agreement, the negotiation thereof or the consummation of the Merger shall not exceed $4,428,000.

     (k) Proceedings. All proceedings to be taken on the part of the Company in connection with the Closing of the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received copies of all such documents and other evidences as Parent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

   7.03 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

     (a) Representations and Warranties. Each of the representations and warranties made by Parent and Sub in this Agreement that is qualified by materiality shall be true and correct, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by any authorized officer and in the name and on behalf of Sub by its Chairman of the Board, President or any Vice President, to such effect.

     (b) Performance of Obligations. Parent and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Sub at or prior to the Closing, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by any authorized officer and in the name and on behalf of Sub by its Chairman of the Board, President or any Vice President, to such effect.

     (c) Proceedings. All proceedings to be taken on the part of Parent and Sub in connection with the Closing of the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                                  ARTICLE VIII

                       Termination, Amendment and Waiver

   8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Shareholders' Approval:

     (a) By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

     (b) By either the Company or Parent upon written notification to the non-terminating party by the terminating party:

       (i) at any time after the date which is nine (9) months following the date of this Agreement (the "Initial Termination Date"); provided, however, that

         (x) the right to terminate the Agreement under this Section 8.01(b)(i) shall not be available to any party whose breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; and

         (y) if, on the Initial Termination Date, the conditions to the Closing set forth in Section 7.01(c), (d) or (e) shall not have been fulfilled, but all other conditions to the Merger shall be fulfilled or shall be reasonably capable of being fulfilled within six months, then the Initial Termination Date shall be extended to the date which is six (6) months from the Initial Termination Date (the "Extended Termination Date");

       (ii) if the Company Shareholders' Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such shareholders, or any adjournment thereof, called therefor;

       (iii) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party;

       (iv) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable; or

       (v) if any occurrence or circumstance results in a failure to satisfy the conditions set forth in Section 7.01(e).

     (c) By the Company if the Board of Directors of the Company determines in good faith, based on advice from outside counsel, that termination of the Agreement is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law by reason of an unsolicited bona fide Alternative Proposal meeting the requirements of clauses (A) and
  (B) of Section 5.02 having been made; provided that the Company shall have complied with the provisions of clauses (C) and (D) of Section 5.02 and shall notify Parent within two (2) business days of its intention to terminate this Agreement or enter into a definitive agreement with respect to such Alternative Proposal, but in no event shall such notice be given less than twenty-four (24) hours prior to the public announcement of the Company's termination of this Agreement; and provided, further that the Company's ability to terminate this Agreement pursuant to this paragraph, (c) is conditioned upon the prior payment by the Company to Parent of any amounts owed by it pursuant to Section 8.02(b);

     (d) By Parent (i) if the Board of Directors of the Company (or any committee thereof) shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Plan of Merger or shall have recommended or taken no position with respect to an Alternative Proposal to the shareholders of the Company or shall resolve to take any of the foregoing actions, or (ii) if the Company shall amend, take any action with respect to or make any determination under the Company Rights Agreement which could reasonably be expected to be adverse to Parent, the Surviving Corporation or any of their respective Subsidiaries or on the ability of the Company, Parent or Sub to consummate the transactions contemplated hereby;

     (e) By the Company if any of the Commitment Letters, Definitive Preferred Stock Agreements or Definitive Debt Financing Agreements shall have been terminated at any time when Parent would not be entitled to terminate this Agreement pursuant to Section 8.01(b) or Section 8.01(d) and, within ten (10) business days after any such termination, such Commitment Letter, Definitive Preferred Stock Agreements or Definitive Debt Financing Agreement shall not have been replaced; or

     (f) By Parent if any occurrence or circumstance results in a failure to satisfy the conditions set forth in Section 7.02(d).

   8.02 Effect of Termination. (a) If this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent (or any of their respective Representatives or affiliates), except (i) that the provisions of Sections 6.01 (with respect to confidentiality), 6.07, 6.08, and 9.10 and this Section 8.02 will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement, and (iii) as provided in paragraph (b) below.

   (b) In the event that any person or group shall have made an Alternative Proposal and thereafter (i) this Agreement is terminated (x) by the Company pursuant to Section 8.01(c) or, (y) by Parent pursuant to Section 8.01(b)(iii) or Section 8.01(d), or (ii) this Agreement is terminated (x) by either party pursuant to (A) Section 8.01(b)(ii) and such Alternative Proposal is made known to the Company's shareholders generally or (B) Section 8.01(b)(iv) or Section 8.01(b)(v), (y) by Parent pursuant to Section 8.01(f) or (z) by the Company pursuant to Section 8.01(b)(i) and, in the case of this clause (ii) only, the Board of Directors of the Company recommends such Alternative Proposal, or a definitive agreement with respect to such Alternative Proposal is executed, within one year after such termination, then the Company shall pay to Parent, by wire transfer of same day funds, either on the date contemplated in Section 8.01(c) if applicable, or otherwise, within two (2) business days after such amount becomes due, a termination fee of $20 million (the "Termination Fee"), plus an amount equal to $10 million, constituting reimbursement of expenses incurred or to be incurred by Parent and Sub in connection with this Agreement and the transactions contemplated hereby, without any requirement that Parent or Sub account for actual expenses (the "Expense Amount").


   (c) In the event that this Agreement is terminated (i) by either party (x) pursuant to Section 8.01(b)(i) if, on the Extended Termination Date, the conditions to the Closing set forth in Section 7.01(e) shall not have been fulfilled, but all other conditions to the Merger shall have been fulfilled (or waived), or (y) pursuant to Section 8.01(b)(ii), 8.01(b)(iv) or 8.01(b)(v), or
(ii) by Parent pursuant to Section 8.01(b)(iii), Section 8.01(d) or Section 8.01(f), in any case, in circumstances in which the amounts set forth in clause
(b) above are not payable, the Company shall pay to Parent, by wire transfer of same day funds, within two (2) business days after such amount becomes due, an amount equal to the Expense Amount; provided, however, that with respect to any termination under this paragraph (c) pursuant to Section 8.01(b)(i), Section 8.01(b)(iv), Section 8.01(b)(v) or Section 8.01(f), the Expense Amount shall be reduced to an amount equal to $7 million; and provided further that if the amounts set forth in clause (b) above thereafter become payable pursuant to
Section 8.02(b), amounts paid to Parent and Sub under this Section 8.02(c) shall be credited against such amounts. Notwithstanding the foregoing, (i) if the failure to obtain any Required Approval is due solely to a lowering by Standard & Poor's Ratings Services, Moody's Investors Services or Duff & Phelps Credit Rating Co. of the credit ratings assigned to the senior debt securities of TNMP to a level which is below "investment grade", and such lowering was directly caused by the composition and terms of the Equity Financing and the Debt Financing, then no Expense Amount shall be payable by the Company pursuant to clause (c)(i)(x) above, and (ii) if any Equity Investor
(x) would, upon consummation of the Merger, become subject to regulation as a public utility holding company under the PUHCA and (y) as a result thereof, such Equity Investor terminates its obligations under any Commitment Letter entered into on or prior to the date hereof, and thereafter this Agreement is terminated by the Company pursuant Section 8.01(e), then no Expense Amount shall be payable by the Company.

   (d) The Company acknowledges that the agreements contained in the preceding paragraphs (b) and (c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Sub would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to such paragraph, and in order to obtain such payment, Parent and Sub commences a suit which results in a judgment against the Company for the fee set forth in such paragraph, the Company shall pay to Parent or Sub, as the case may be, its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Morgan Guaranty Trust Company of New York in effect on the date such payment was required to be made.

   8.03 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of Parent and the respective Boards of Directors of the Company and Sub at any time prior to the Effective Time, whether prior to or after the Company Shareholders' Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

   8.04 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                   ARTICLE IX

                               General Provisions

   9.01 Non-Survival of Representations, Warranties, Covenants and
Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in Article I and Article II, in Sections 6.05, 6.06, 6.07, 6.08, 6.10 and 6.11 and this Article IX and the last sentence of
Section 6.01, which shall survive the Effective Time.

   9.02 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

  If to Parent or Sub, to:

  SW I Acquisition GP, L.P.
  2 Robbins Lane
  Suite 201
  Jericho, NY 11753
  Facsimile No.: 516-933-3108
  Attn: William J. Catacosinos

  with a copy to:

  Milbank, Tweed, Hadley & McCloy LLP
  One Chase Manhattan Plaza
  New York, NY 10005
  Facsimile No.: 212-530-5219
  Attn: M. Douglas Dunn


  If to the Company, to:

  TNP Enterprises, Inc.
  4100 International Plaza
  P.O. Box 2943
  Fort Worth, TX 76102
  Facsimile No.: 817-377-5577
  Attn: Kevern Joyce

  with a copy to:

  Cahill Gordon & Reindel
  80 Pine Street
  New York, NY 10005
  Facsimile No.: 212-269-5420
  Attn: Gary W. Wolf

   All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

   9.03 Entire Agreement; Incorporation of Exhibits. (a) This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with its terms, and contains, together with the Confidentiality Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

   (b) The Company Disclosure Letter, the Parent Disclosure Letter and any Exhibit attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

   9.04 Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Parent and the Company will cooperate reasonably with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as reasonably practicable.

   9.05 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as otherwise expressly provided for herein, it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

   9.06 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

   9.07 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

   9.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

   9.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

   9.10 Enforcement of Agreement. (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

   (b) Notwithstanding the provisions of Section 9.10(a), in the event of a termination of this Agreement pursuant to which a payment is made in full compliance with Section 8.01(b), (c) or (d), the receipt of such payment shall serve as liquidated damages with respect to any breach of this Agreement by the party who has made such payment giving rise to such termination, and the receipt of any such payment shall be the sole and exclusive remedy (at law or in equity) with respect to any such breach. Further, notwithstanding any of the terms or provisions of this Agreement, the Company agrees that neither it nor any person acting on its behalf may assert any claim or cause of action against any of the Equity Investors or any of their respective affiliates (other than Parent or Sub), agents, officers or employees (excluding for this purpose any claim solely against the general partner of Parent for injunctive relief) in connection with or arising out of this Agreement or the transactions contemplated hereby.

   9.11 Certain Definitions. As used in this Agreement:

     (a) the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

     (b) a person will be deemed to "beneficially" own securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

     (c) the term "business day" means a day other than Saturday, Sunday or any day on which banks located in the State of Texas or the State of New York are authorized or obligated to close;

     (d) the term "Company Material Adverse Effect" means an event, change, cause or effect which is materially adverse to the business, properties, assets, liabilities, prospects, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole;

     (e) the term "knowledge" or any similar formulation of "knowledge" shall mean, with respect to the Company, the knowledge of any of the Company's executive officers or directors;

     (f) any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, properties, assets, liabilities, prospects, condition (financial or otherwise) or results of operations of such entity (or of such group of entities taken as a whole);

     (g) the term "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

     (h) the "Representatives" of any entity means such entity's directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives; and

     (i) the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

   9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

   IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

                                          SW Acquisition, L.P.

                                          By: SW I Acquisition GP, L.P.,
                                             as General Partner

                                          By: SW II Acquisition, LLC,
                                             as General Partner

                                                /s/ William J. Catacosinos
                                          By: _________________________________
                                          Name:William J. Catacosinos
                                          Title:Manager

                                          ST Acquisition Corp.

                                                /s/ William J. Catacosinos
                                          By: _________________________________
                                          Name:William J. Catacosinos
                                          Title:Chairman, President and
                                                Chief Executive Officer

                                          TNP Enterprises, Inc.

                                                     /s/ Kevern Joyce
                                          By: _________________________________
                                          Name:Kevern Joyce
                                          Title:Chairman, President and
                                                Chief Executive Officer

                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

   THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of August 9, 1999, is entered into by and among SW Acquisition, L.P., a Texas limited partnership ("Parent"), ST Acquisition Corp., a Texas corporation ("Sub"), and TNP Enterprises, Inc., a Texas corporation (the "Company"). Capitalized terms used in this Amendment without definition shall have the respective meanings given to them in the Agreement (as defined below).

                                    RECITALS

   WHEREAS, the parties entered into that certain Agreement and Plan of Merger, dated as of May 24, 1999 (the "Agreement"); and

   WHEREAS, Parent and the respective Boards of Directors of the Company and Sub desire to amend the Agreement in accordance with Section 8.03 thereof by entering into this Amendment in the manner set forth below.

   NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Agreement, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

   1. Amendments.

   (a) Section 2.01(e)(ii) of the Agreement is hereby amended by adding the following at the end of such section:

  Notwithstanding the preceding, the Texas-New Mexico Power Company Thrift Plan for Employees shall not be terminated but shall be amended effective as of the Effective Time to prohibit the issuance or grant by the Company or any of its Subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries.

   (b) Section 6.05(a) of the Agreement is hereby amended and restated in its entirety as follows:

     6.05 Employee Benefit Plans. (a) From and after the Effective Time, Parent shall cause the Company Employee Benefit Plans in effect at the date of this Agreement (other than the Company's Equity Incentive Plan and the Company's Non-Employee Director Stock Plan) to remain in effect until the first anniversary of the Effective Time or, to the extent such Company Employee Benefit Plans (other than the Company's Equity Incentive Plan and the Company's Non-Employee Director Stock Plan) are not continued, Parent will cause to be maintained until such date benefit plans which are no less favorable, in the aggregate, to the employees covered by such Company Employee Benefit Plans, provided, however, that nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue any specific plan or to grant to any person any right to acquire any equity securities of Parent, the Surviving Corporation or any of their respective Subsidiaries, or as preventing Parent or the Surviving Corporation from (a) establishing and, if necessary, seeking shareholder approval to establish, any other benefit plans in respect of all or any of the employees covered by such Company Employee Benefit Plans or any other employees, or (b) amending such Company Employee Benefit Plans (or any replacement benefit plans therefor) where required by applicable law or where such amendment is with the consent of the affected employees. From and after the Effective Time, Parent shall honor, and shall cause its Subsidiaries to honor, in accordance with its express terms, each then existing employment, change of control, severance and termination agreement between the Company or any of its Subsidiaries, and any officer, director or employee of such company, including without limitation all legal and contractual obligations pursuant to outstanding restoration plans, severance plans, bonus deferral plans, vested and accrued benefits and similar employment and benefit arrangements, policies and agreements that have been disclosed to Parent as of the date hereof and other obligations, if any, entered into in accordance with Sections 5.0l(b)(ii)(C) and (H). The officers and directors of the Company and its Subsidiaries are intended beneficiaries of this Section 6.05.

   2. Full Force and Effect. All other terms and provisions of the Agreement not expressly modified by this Amendment shall remain in full force and effect and are hereby expressly ratified and confirmed.

   3. Section Headings, Construction. The headings of Sections in this Amendment are provided for convenience only and will not affect its construction or interpretation. All words used in this Amendment will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

   4. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed collectively to be one agreement, but in making proof hereof it shall be necessary to exhibit only one such counterpart.

                                   * * * * *

   IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the date first written above.

                                          SW Acquisition, L.P.

                                          By: SW I Acquisition GP, L.P.,
                                             as General Partner

                                          By: SW II Acquisition, LLC,
                                             as General Partner

                                                /s/ William J. Catacosinos
                                          By: _________________________________
                                          Name:William J. Catacosinos
                                          Title:Manager

                                          ST Acquisition Corp.

                                                /s/ William J. Catacosinos
                                          By: _________________________________
                                          Name:William J. Catacosinos
                                          Title:Chairman, President and
                                                Chief Executive Officer

                                          TNP Enterprises, Inc.

                                                     /s/ Kevern Joyce
                                          By: _________________________________
                                          Name:Kevern Joyce
                                          Title:Chairman, President and
                                                Chief Executive Officer

                                                                      APPENDIX B



                   LETTER OPINION OF WARBURG DILLON READ LLC

Warburg Dillon Read                                      Warburg Dillon Read LLC
                                                           2001 Ross Avenue,
                                                           Suite 3950
                                                           Dallas, TX 75201
                                                           Telephone 214 969-
                                                           4000
                                                           www.wdr.com

                                                           May 24, 1999

The Board of Directors
TNP Enterprises, Inc.
4100 International Plaza
Fort Worth, Texas 76109

Dear Members of the Board:

   We understand that TNP Enterprises, Inc. ("TNP" or the "Company") is considering a transaction whereby ST Acquisition Corp. ("Sub"), a subsidiary of SW Acquisition, L.P. ("Parent"), will merge with the Company (the "Transaction"). Pursuant to the terms of the draft Agreement and Plan of Merger, dated May 24, 1999 (the "Purchase Agreement") by and among Parent, Sub and the Company, each issued and outstanding share of Company common stock, no par value, together with associated purchase rights (the "Common Stock"), will be converted into the right to receive $44.00 in cash for each share of Common Stock (the "Consideration"). The terms and conditions of the Transaction are more fully set forth in the draft Purchase Agreement.

   You have requested our opinion as to the fairness to the holders of the Common Stock from a financial point of view of the Consideration to be received by such holders in the Transaction.

   Warburg Dillon Read LLC ("WDR") has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee upon the consummation thereof. In the past, WDR and its predecessors have provided investment banking services to the Company and received customary compensation for the rendering of such services. In the ordinary course of business, WDR, its successors and affiliates may trade securities of the Company for their own accounts and, accordingly, may at any time hold a long or short position in such securities.

   Our opinion does not address the Company's underlying business decision to effect the Transaction or constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Purchase Agreement or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Purchase Agreement does not differ in any material respect from the draft that we have examined, and that Parent, Sub and the Company will comply with all the material terms of the Purchase Agreement.

   In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available,
(iii) conducted discussions with members of the senior management of the Company, (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company, (v) reviewed historical prices and trading volumes for the Common Stock, (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (vii) reviewed drafts of the Purchase Agreement, and (viii) conducted such other financial studies, analyses, and investigations, and considered such other information, as we deemed necessary or appropriate. In addition, at your direction, we held discussions with a limited number of parties to assess their possible interest in a transaction involving the Company.

   In connection with our review, at your direction, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, at your direction, relied on its being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the estimates and financial forecasts referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of the Common Stock in the Transaction is fair, from a financial point of view, to such holders.

                                          Very truly yours,

                                          WARBURG DILLON READ LLC

Warburg Dillon Read                                      Warburg Dillon Read LLC
                                                           2001 Ross Avenue,
                                                           Suite 3950
                                                           Dallas, TX 75201
                                                           Telephone 214 969-
                                                           4000
                                                           www.wdr.com

                                                           August 11, 1999

The Board of Directors
TNP Enterprises, Inc.
4100 International Plaza
Fort Worth, Texas 76109

Dear Members of the Board:

   You have requested a confirmation of our opinion dated May 24, 1999 (the "Opinion"), as investment bankers as to the fairness to the holders of Common Stock, no par value (the "Common Stock"), of TNP Enterprises, Inc. ("TNP" or the "Company") from a financial point of view of the Consideration (as defined in the Opinion) to be received by such holders in the Transaction (as defined in the Opinion).

   In conducting our review and analysis to provide you this confirmation, we undertook to update the factors we considered in rendering the Opinion (including reviewing and analyzing the executed Agreement).

   Subject to the foregoing, we hereby confirm as of the date hereof that the Consideration to be received by the holders of Common Stock is fair to such holders from a financial point of view. This confirmation is intended solely for the benefit and use of the Company (including the management and directors of the Company) and may not be used for any other purpose or reproduced, disseminated, quoted or referred to (other than in the Agreement) at any time, in any manner or for any purpose, without the prior written consent of Warburg Dillon Read LLC, except that this confirmation may be reproduced in full in, and references to this confirmation and to Warburg Dillon Read LLC and its relationship with the Company (in each case in such form as Warburg Dillon Read LLC shall approve) may be included in, the proxy statement the Company distributes to its shareholders in connection with the Transaction.

                                          Very truly yours,

                                          WARBURG DILLON READ LLC

                                                                      APPENDIX C



                PROVISIONS OF THE TEXAS BUSINESS CORPORATION ACT

                                  RELATING TO

                  APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

                          (Articles 5.11 through 5.13)

Article 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

   A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

     (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

     (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

     (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

   B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

     (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

       (a) listed on a national securities exchange;

       (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

       (c) held of record by not less than 2,000 holders;

     (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

     (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

       (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

         (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

         (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

         (iii) held of record by not less than 2,000 holders;

       (b) cash in lieu of fractional shares otherwise entitled to be received; or

       (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Article 5.12. Procedure for Dissent by Shareholders as to Said Corporate
Actions

   A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

     (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

     (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty
  (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

     (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

     (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

   B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

   C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

   D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

   E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

   F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

   G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Article 5.13. Provisions Affecting Remedies of Dissenting Shareholders

   A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

   B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

   C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 of 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to
Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholders shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

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
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(1) Adoption of Agreement and Plan of Merger and Approval of Merger.     (2) As such proxies may in their discretion determine upon such other matters as may properly come before the
                                                                             meeting.

    FOR [_]             AGAINST [_]             ABSTAIN [_]                  FOR [_]             AGAINST [_]             ABSTAIN [_]

                                                            PLEASE NOTE
This proxy is to be voted as directed. In absence of specific direction, it is intended to vote the shares represented by this proxy for each of the proposals.
You are urged to sign and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States or Canada.

                                     PLEASE SEND IN YOUR PROXY. THE FAILURE TO VOTE WILL HAVE
                              THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT AND THE MERGER.
In order that there may be proper representation at the Special Meeting, each shareholder, whether he or she owns one or more shares, is requested to sign this proxy and return it promptly in the enclosed envelope.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR EACH OF THE PROPOSALS.
                                                                                                       Change of Address and
                                                                                                       or Comments Mark Here     [_]

                                                                                             Please execute this Proxy as your name
                                                                                             appears hereon. When shares are held by
                                                                                             joint tenants, both should sign. When
                                                                                             signing as attorney, executor,
                                                                                             administrator, trustee or guardian,
                                                                                             please give full title as such. If a
                                                                                             corporation, please sign in full
                                                                                             corporate name by the president or
                                                                                             other authorized officer. If a
                                                                                             partnership, please sign in partnership
                                                                                             name by authorized person.

                                                                                             Dated:___________________________, 1999

                                                                                             _______________________________________
                                                                                                           Signature
                                                                                             _______________________________________
                                                                                                   Signature if Held Jointly

                                                                                             Votes must be indicated
PLEASE MARK, SIGN, DATE, AND RETURN THIS PROMPTLY USING THE ENCLOSED ENVELOPE.               (x) in Black or Blue ink.
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------------------------------------------------------------------------------------------------------------------------------------

                                                       TNP ENTERPRISES, INC.
                                        4100 International Plaza, Fort Worth, Texas 76109

                            PROXY FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 22, 1999
                                    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Kevem R. Joyce, Manjit S. Cheema and Paul W. Talbot and each of them, as Proxies, each with the power to appoint substitutes, and hereby authorizes each of them to represent and to vote, as designated below, all of the shares of the Common Stock, no par value per share, of TNP Enterprises, Inc. ("TNP") held of record by the undersigned at the close of business on August 3, 1999, that the undersigned is entitled to vote, at the Special Meeting of Shareholders of TNP to be held at
11:00 a.m., Central Daylight Time, on September 22, 1999, at the Will Rogers Memorial Center, South Texas Room, One Amon Carter
Square, Fort Worth, Texas, or any adjournments thereof and hereby revokes all prior proxies granted with respect to such shares.

        The Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). IF NO
DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH ON THE REVERSE SIDE, AND IN THE DISCRETION OF THE PROXIES
WITH RESPECT TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE MEETING.

(Continued and to be voted and signed on the reverse side.)

                                                                        TNP ENTERPRISES, INC.
                                                                        P.O. BOX 11317
                                                                        NEW YORK, N.Y. 10203-0317
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